                                                                    Exhibit 10.8




                          SECOND AMENDED AND RESTATED
                          LOAN AND SECURITY AGREEMENT

                                  BY AND AMONG

                        CONGRESS FINANCIAL CORPORATION,
                       HANOVER DIRECT PENNSYLVANIA, INC.,
                           BRAWN OF CALIFORNIA, INC.,
                              GUMP'S BY MAIL, INC.
                                  GUMP'S CORP.
                                   TCSA, INC.
                                   SDSA, INC.
                                      AND
                                  TWEEDS, INC.


                          DATED AS OF OCTOBER 27, 1993

                                     INDEX

                                                                                                              Page
                                                                                                              ----
RECITALS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1


SECTION 1.  DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2


SECTION 2.  AMOUNTS AND TERMS OF LOANS AND OTHER FINANCIAL
                   ACCOMMODATIONS

         2.1     Revolving Inventory Loans; Additional Advances . . . . . . . . . . . . . . . . . . . . . . .  33
         2.2     Lending Sublimits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         2.3     Letter of Credit Accommodations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         2.4     Maximum Credit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         2.5     Reserves . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         2.6     Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         2.7     Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         2.8     Conduct of Accounts; Cross-Collateralization . . . . . . . . . . . . . . . . . . . . . . . .  43
         2.9     Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45


SECTION 3.  CONDITIONS PRECEDENT TO LOANS
                   AND OTHER FINANCIAL ACCOMMODATIONS

         3.1     Conditions to Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         3.2     Additional and Continuing Conditions . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49


SECTION 4.  COLLATERAL

         4.1     Security Interests in Borrowers' Property  . . . . . . . . . . . . . . . . . . . . . . . . .  49
         4.2     Guarantees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         4.3     Security Interests in Property of
                          Guarantors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         4.4     Reduction and Release of IMR Collateral  . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         4.5     Reduction and Release of First Portion . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         4.6     Reduction and Release of Second Portion; Additional
                          Reduction and Release of First Portion  . . . . . . . . . . . . . . . . . . . . . .  53


SECTION 5.  REPRESENTATIONS AND WARRANTIES

         5.1     Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         5.2     Corporate Power and Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         5.3     Capitalization; Solvency . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         5.4     Compliance with Other Agreements and
                          Applicable Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         5.5     Governmental Approval  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61





                                      (i)

         5.6     Chief Executive Offices;
                          Collateral Locations  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
         5.7     Priority of Liens; Title to Properties . . . . . . . . . . . . . . . . . . . . . . . .  62
         5.8     Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
         5.9     Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
         5.10    Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
         5.11    Employee Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
         5.12    Investment Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
         5.13    Regulation G; Securities Exchange
                          Act of 1934 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
         5.14    No Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
         5.15    Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
         5.16    Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
         5.17    Labor Disputes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
         5.18    Corporate Name; Prior Transactions . . . . . . . . . . . . . . . . . . . . . . . . . .  67
         5.19    Accounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
         5.20    Schedule of Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
         5.21    Ownership  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
         5.22    Common Enterprise  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
         5.23    Subordination of Certain Obligations . . . . . . . . . . . . . . . . . . . . . . . . .  71


SECTION 6.  ADDITIONAL COVENANTS

         6.1     Tradenames . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
         6.2     Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
         6.3     Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
         6.4     Limitation on Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74
         6.5     Loans; Investments; Guarantees; Etc  . . . . . . . . . . . . . . . . . . . . . . . . .  76
         6.6     Transactions with Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  79
         6.7     Maintenance of Existence . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  81
         6.8     Sale and Leasebacks  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  81
         6.9     Sale of Assets; Consolidation;
                          Merger; Dissolution; Etc. . . . . . . . . . . . . . . . . . . . . . . . . . .  82
         6.10    Compliance with Laws;
                          Regulations; Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  82
         6.11    Payment of Taxes and Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  83
         6.12    Properties in Good Condition . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  83
         6.13    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  85
         6.14    Appraisals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  86
         6.15    Compliance with ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  86
         6.16    Notice of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  87
         6.17    Financial Statements and Other Information . . . . . . . . . . . . . . . . . . . . . .  87
         6.18    Consolidated Working Capital . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  92
         6.19    Consolidated Net Worth . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  92
         6.20    Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  93
         6.21    Sales of Outdated and Surplus Inventory  . . . . . . . . . . . . . . . . . . . . . . .  93
         6.22    Maintenance and Delivery of Customer Lists . . . . . . . . . . . . . . . . . . . . . .  94
         6.23    Rental or Licenses of Customer Lists . . . . . . . . . . . . . . . . . . . . . . . . .  94
         6.24    No Termination or Amendment of
                          Credit Card Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . .  95
         6.25    Obligations to be Senior Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . .  95





                                      (ii)

         6.26    Mail Order Joint Ventures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    95
         6.27    9.25% Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    97

SECTION 7.  EVENTS OF DEFAULT/REMEDIES

         7.1     Events of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    98
         7.2     Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   101


SECTION 8.  COLLECTION AND ADMINISTRATION

         8.1     Receipts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   104
         8.2     Depository Accounts; Blocked Accounts;
                          Customer Prepayment Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . .   105
         8.3     Right of Inspection; Access  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   106
         8.4     Specific Powers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   107


SECTION 9.  EFFECTIVE DATE; TERMINATION; COSTS;
                   MISCELLANEOUS

         9.1     Term . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   108
         9.2     Expenses and Additional Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   112
         9.3     Survival of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   113
         9.4     No Waiver; Remedies Cumulative   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   113
         9.5     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   114
         9.6     Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   115
         9.7     Amendments and Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   115
         9.8     Applicable Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   115
         9.9     Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   115
         9.10    Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   116
         9.11    Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   116
         9.12    Security Interests of Participants . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   116
         9.13    Waiver of Jury Trial . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   116
         9.14    Waiver of Counterclaims; Jurisdiction
                          Service of Process  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   117
         9.15    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   117





                                     (iii)

                               INDEX TO EXHIBITS


EXHIBIT A        JURISDICTIONS OF
                 QUALIFICATION                     Section 5.1

EXHIBIT B-1      EXISTING SUBSIDIARIES             Section 5.1

EXHIBIT B-2      EXISTING MAIL ORDER               Section 5.1
                 JOINT VENTURES

EXHIBIT B-3      EXISTING RESTAURANT               Section 5.1
                 BUSINESS SUBSIDIARIES

EXHIBIT B-4      ADDITIONAL EXISTING NON-          SECTION 5.1
                 GUARANTOR SUBSIDIARIES

EXHIBIT C        PRINCIPAL PLACES OF BUSINESS,     Sections 1.29, 5.6,
                 CHIEF EXECUTIVE OFFICES           6.3(h)
                 AND LOCATIONS OF COLLATERAL

EXHIBIT D        EXISTING LIENS                    Section 5.7

EXHIBIT E        LIST OF H&H AND THC DEBT          Section 3.1(d)
                 INSTRUMENTS

EXHIBIT F        PENDING LITIGATION                Section 5.9

EXHIBIT G        TRADENAMES                        Sections 5.18, 6.1

EXHIBIT H-1      EXISTING INDEBTEDNESS             Section 5.20(a)

EXHIBIT H-2      EXISTING LETTERS OF CREDIT        Section 5.20(b)
                 UNDER QCC CREDIT AGREEMENT

EXHIBIT H-3      [INTENTIONALLY OMITTED]

EXHIBIT H-4      EXISTING INTERCOMPANY             Sections 5.20(c),
                 INDEBTEDNESS                      6.5(b)

EXHIBIT I        FORM OF MORTGAGEE/LANDLORD        Section 6.8
                 WAIVER, ACCESS AND USE
                 AGREEMENT

EXHIBIT J        LIST OF LABOR DISPUTES            Section 5.17

EXHIBIT K        [INTENTIONALLY OMITTED]

EXHIBIT L        LIST OF ELIGIBLE LETTER OF        Section 2.3
                 CREDIT ACCOMMODATION BANKS





                                      (iv)

                          SECOND AMENDED AND RESTATED
                          LOAN AND SECURITY AGREEMENT


         AGREEMENT, dated as of October __, 1993, by and among CONGRESS FINANCIAL CORPORATION, a California corporation ("Lender", as hereinafter further defined), HANOVER DIRECT PENNSYLVANIA, INC., a Pennsylvania corporation ("HDPI", as hereinafter further defined), BRAWN OF CALIFORNIA, INC., a California corporation ("Brawn", as hereinafter further defined), GUMP'S BY MAIL, INC., a Delaware Corporation ("GBM", as hereinafter further defined) GUMP'S CORP., a California corporation ("Gump's", as hereinafter further defined), TCSA, INC., a Wisconsin corporation ("TCSA", as hereinafter further defined), SDSA, INC., a California corporation (as hereinafter further defined) and TWEEDS, INC., a Delaware corporation ("Tweeds", as hereinafter further defined; HDPI, Brawn, GBM, GUMP'S, TCSA, SDSA and Tweed's are each individually a "Borrower" and collectively, "Borrowers", as hereinafter further defined).


                             W I T N E S S E T H :


         WHEREAS, Borrowers, together with certain other members of the Affiliated Borrower Group (as hereinafter defined), operate a direct mail order and retail merchandise business; and

         WHEREAS, HDPI, Brawn, GBM, Gump's and Lender and certain of their Affiliates (as hereinafter defined) are parties to that certain Amended and Restated Loan and Security Agreement dated as of July 9, 1993, as amended by the First Amendment thereto, dated August 17, 1993 (the "Existing Loan Agreement", as hereinafter further defined) pursuant to which Lender has made loans and advances and provided other financial accommodations to HDPI, Brawn, GBM and Gump's; and

         WHEREAS, TCSA and SDSA are each wholly-owned subsidiaries of TCSA, Inc., a Delaware corporation ("TCSA-Delaware, as hereinafter further defined) which is a wholly-owned subsidiary of Hanover Direct, Inc., a Delaware corporation ("Hanover", as hereinafter further defined); and

         WHEREAS, TCSA and SDSA and the other Subsidiaries of TCSA-Delaware were formed for the purposes of acquiring, and have acquired, the direct mail order and retail merchandise assets of The Company Store, Inc., a Wisconsin corporation, and certain affiliates of The Company Store, Inc., debtors-in-possession, pursuant to the TCS Purchase Agreements (as hereinafter defined), and thereafter operated and continue to operate such assets; and

         WHEREAS, Tweeds is a party to secured financing arrangements with Lender, pursuant to the terms of the Financing Agreement [Security Agreement] dated May 27, 1992 between Lender and Tweeds

(the "Tweeds Loan Agreement", and together with all supplements and amendments thereto, the "Tweeds Financing Agreements"); and

         WHEREAS, TW Acquisitions, Inc., a Delaware corporation and a wholly-owned subsidiary of HDPI, was formed for the purpose of acquiring, and has acquired, all of the outstanding capital stock of Tweeds pursuant to the Tweeds Purchase Agreements (as hereinafter defined); and

         WHEREAS, Borrowers have requested that Lender continue to make loans and advances and provide other financial accommodations to HDPI, Brawn, GBM and Gump's and that Lender increase the Maximum Credit under the Existing Loan Agreement and make loans and advances and provide other financial accommodations thereunder to TCSA, SDSA and Tweeds; and

         WHEREAS, Lender is willing to increase the Maximum Credit and make such loans and advances and provide such financial accommodations, subject to the terms and conditions set forth herein and in the other Financing Agreements (as hereinafter defined); and

         WHEREAS, the parties wish to amend and restate the Existing Loan Agreement and the Tweeds Financing Agreements in their entirety and amend certain of the Financing Agreements in order to evidence the foregoing and other provisions mutually agreed upon;

         NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements herein contained and other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, Lender and Borrowers hereby mutually covenant, warrant and agree as follows (the covenants, warranties and agreements of Borrowers, except as otherwise expressly set forth herein, being joint and several):


SECTION 1.  DEFINITIONS

         For the purposes of this Agreement, the following terms shall have the respective meanings given to them below:

         1.1 "Account Debtor" shall mean account debtor, as such term is defined in the UCC, including, without limitation, each debtor or obligor in any way obligated on or in connection with any Account.

         1.2 "Accounts" shall mean, as to any Person, all present and future accounts, contract rights, chattel paper, documents and instruments of such Person, as such terms are defined in the UCC, including, without limitation, all obligations for the payment of money arising out of such Person's sale, lease or other disposition of goods or other property or rendition of services. Such term also includes, without limitation, credit card receivables and all credit card charge records and other evidences of credit card transactions.

         1.3 "Additional Advances" shall mean the outstanding Obligations owed to Lender by HDPI consisting of the secured loans and advances, heretofore, now or hereafter made by Lender to HDPI pursuant to the Additional Advances Lending Formula, as provided in Section 2.1(b) hereof, on a revolving basis (including advances, repayments and readvances), subject to the terms and conditions of this Agreement and the other Financing Agreements.

         1.4 "Additional Advances Lending Formula" shall have the meaning set forth in Section 2.1(b) hereof.

         1.5 "Adjusted Cumulative Cash Flow" shall have the meaning set forth in Section 4.4(d) hereof.

         1.6 "Aegis Mail Order Joint Venture" shall mean that certain joint venture established pursuant to that certain Agreement, dated as of September 7, 1993 by and between HDPI and Aegis Safety Holdings, Inc., and instruments and agreements to which HDPI or other members of the Affiliated Borrower Group are parties delivered thereunder or related thereto, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

         1.7 "Affiliate" shall mean with respect to a specified Person, a partnership, corporation or any other Person which, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes, with respect to a Person (a) any other Person which beneficially owns or holds twenty percent (20%) or more of any class of voting securities or other securities convertible into voting securities of such Person or beneficially owns or holds twenty percent (20%) or more of any other equity interests in such Person, (b) any other Person with respect to which such Person beneficially owns or holds twenty percent (20%) or more of any class of voting securities or other securities convertible into voting securities of such Person, or owns or holds twenty percent (20%) or more of the equity interests of the other Person, and (c) any director, officer or employee of such Person. Notwithstanding the foregoing, for so long as any one or more members of the NAR Group shall have the ability, through ownership of voting securities, by contract or otherwise, directly or indirectly, to elect a majority of the Board of Directors of any member of the Affiliated Borrower Group, each member of the NAR Group shall in any event be deemed an Affiliate of each Person which is a member of, or an Affiliate of any member of, the Affiliated Borrower Group pursuant to the preceding definition. For purposes of this definition, the term "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

         1.8 "Affiliated Borrower Group" shall mean each of Borrowers, Hanover and any other entity that is now or hereafter a direct or indirect Subsidiary of Hanover, other than a Non-Guarantor Subsidiary.

         1.9 "Appraiser" shall mean Daley-Hodkin Appraisal Corporation, or such other appraisal firm acceptable to Lender.

         1.10 "Assignment of Partnership Interest" shall mean that certain Collateral Assignment and Security Agreement re: General Partnership Interest, dated on or about May 5, 1993, made by HDMM to Lender, as the same now exists or may hereafter be amended, supplemented, modified, renewed, restated or replaced.

         1.11 "Avon Mail Order Joint Venture" shall mean that certain joint venture established pursuant to that certain Test Agreement, dated August 21, 1991, by and between HSC and Avon Products, Inc., as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

         1.12 "Banking Day" shall mean any day, other than Saturday or Sunday, when Lender and commercial banks are open in New York, New York and the place(s) where the bank account(s) designated by Borrowers and approved by Lender for the disbursement of loans hereunder are located.

         1.13 "Bankruptcy Code" shall mean the United States Bankruptcy Code, being Title 11 of the United States Code as enacted in 1978, as the same may have heretofore been or may hereafter be amended, recodified, modified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

         1.14 "Board" shall mean the Board of Governors of the Federal Reserve System.

         1.15 "Borrowers" shall mean each of HDPI, Brawn, GBM, Gump's, TCSA, SDSA and Tweeds, and each of their respective successors and assigns.

         1.16 "Brawn" shall mean Brawn of California, Inc., a California corporation, its successors and assigns.

         1.17    "Brawn Lending Sublimit" shall have the meaning set forth in
Section 2.2(a) hereof.

         1.18 "Collateral" shall have the meaning set forth in Section 4 hereof.

         1.19 "Congress" shall mean Congress Financial Corporation, a California corporation, and its successors and assigns.

         1.20 "Consolidated Net Worth" shall mean, as to any Person, at any time, in accordance with generally accepted accounting principles, as in effect from time to time consistently applied, on a consolidated basis for such Person and its Subsidiaries, the amount equal to the result obtained by taking total assets and subtracting therefrom total liabilities of such Person and its Subsidiaries.

         1.21 "Consolidated Working Capital" shall mean, as to any Person, at any time, in accordance with generally accepted accounting principles as in effect from time to time, consistently applied, on a consolidated basis for such Person and its Subsidiaries, the amount equal to the difference between
(a) the aggregate net book value of all assets of such Person and its Subsidiaries, on a consolidated basis, which would, in accordance with generally accepted accounting principles as in effect from time to time, consistently applied, be classified as current assets, calculating the book value of Inventory for this purpose on a first-in-first-out basis and (b) all Indebtedness (including, for this purpose, notwithstanding Section 1.74(c), trade accounts payable incurred in the ordinary course of business whether current or any number of days past due) of such Person and its Subsidiaries, on a consolidated basis, which would in accordance with generally accepted accounting principles as in effect from time to time, consistently applied, be classified as current liabilities; provided, however, that solely for purposes of calculating Consolidating Working Capital hereunder, the outstanding balance of the Revolving Inventory Loans and Additional Advances shall not be considered current liabilities.

         1.22 "Credit Card Agreements" shall mean, individually and collectively, the Private Credit Card Agreement, the Third Party Credit Card Agreements, together with all agreements now or hereafter entered into between or among Lender and the parties to the Private Credit Card Agreement or Third Party Credit Card Agreements.

         1.23 "Credit Facility" shall mean, individually and collectively, the Revolving Inventory Loans, the Letter of Credit Accommodations and the Additional Advances.

         1.24    "Cumulative Cash Flow" shall have the meaning set forth in
Section 4.4(c) hereof.

         1.25 "Customer Lists" shall mean the existing and future mailing and customer lists used in the direct mail marketing business of Borrowers, together with all software (including, without limitation, all manuals, upgrades, modifications, enhancements and additions thereto), computer tapes, disks, other electronic data storage media, documentation of file and record formats and source code and all other property useful or necessary to gain access to, transfer and fully utilize for all purposes, including, without limitation, analysis, cross-checking and compilation of, and the sale, rental or license of such mailing and customer lists, together with all updates and additions thereto, including, without limitation, all such mailing and customer lists which may be purchased, created or compiled in the future, but not including any customer lists owned by third parties who are not Affiliates of Borrower, which are leased to, or otherwise licensed for use by Borrowers, with permission of such third party owners.

         1.26 "Customer List Escrow Agreement" shall mean the Escrow Agreement, dated May 5, 1993, as amended on July 9, 1993 and further amended on or about the date hereof, by and among Borrowers, Lender and a storage and escrow agent acceptable to Lender, providing for, among other things, the deposit in escrow of the Customer Lists with, and the storage of such Customer Lists by, such agent, the obligation of Borrowers to update and deposit in escrow updated Customer Lists periodically and for the storage and escrow agent to hold and store the updated Customer Lists, and the right of Lender to obtain from such agent possession of the Customer Lists, as such Escrow Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

         1.27 "DM Advertising" shall mean D.M. Advertising, Inc., a New Jersey corporation, its successors and assigns.

         1.28    "Early Termination Fee" shall have the meaning set forth in
Section 9.1(f) hereof.

         1.29 "Eligible Inventory" shall be determined by Lender from time to time, and generally shall consist of General Merchandise Inventory, Gump's Eligible Inventory, Home Furnishings Inventory, Men's Fashion Inventory, TCS Eligible Inventory, Tweeds Eligible Inventory and Women's Fashion Inventory of Borrowers which are first quality, finished goods recorded and carried in a computerized perpetual inventory accounting system, are located at Eligible Inventory Locations and held for resale in the ordinary course of the business of Borrowers. Inventory acquired by Borrowers under documentary letters of credit issued as a Letter of Credit Accommodation pursuant to Section 2.3 hereof and the Trade Financing Supplements of Borrowers, which would otherwise be determined by Lender to be Eligible Inventory in all respects, except that such Inventory is in transit to Eligible Inventory Locations, shall be considered Eligible Inventory, if documents of title covering such goods in form and substance satisfactory to Lender are in the possession of Lender or its agent which shall, for these purposes, include the bank issuing such Letter of Credit Accommodation if such issuer has been reimbursed or paid by Lender with respect to drawings paid by the issuer under such Letter of Credit Accommodation and the loan account of Borrower(s) requesting such Letter of Credit Accommodation has been charged for the amounts so reimbursed or paid by Lender to such issuer. Standards of eligibility may be fixed and revised from time to time solely by Lender in its exclusive judgment. In determining eligibility, Lender may, but need not, rely on reports and schedules of Inventory furnished to Lender by Borrowers, but reliance thereon by Lender from time to time shall not be deemed to limit Lender's right to revise standards of eligibility and amounts of Inventory deemed Eligible Inventory at any time. In general, except in Lender's discretion, Eligible Inventory shall exclude (a) packaging and shipping materials, (b) Inventory located at retail stores of Borrowers, other than Eligible Inventory of Gump's located at the Gump's Main Store, or Inventory located at the premises of third parties, except for Inventory which is otherwise Eligible Inventory and is located on the premises of any third parties which are Eligible Inventory Locations hereunder, (c) Inventory subject to any Mail Order Joint Venture or other joint venture or licensing agreement with a third party, (d) Inventory subject to a security interest or lien in favor of any third party, including, without limitation, any Inventory at any time, contrary to the provisions hereof, subject to a lien or security interest in favor of the Private Credit Card Purchaser or any of the parties to the Third Party Credit Card Agreements (the exclusion of any such Inventory from Eligible Inventory shall not limit or impair any other rights of Lender provided in this Agreement or the other Financing Agreements if any such liens or security interests exist), (e) bill and hold goods, (f) Inventory of Borrowers which is not subject to the first priority perfected security interest of Lender (subject to the provisions of Section 6.4), (g) damaged or defective goods, (h) Inventory purchased on consignment, and (i) merchandise that may otherwise be General Merchandise Inventory, Gump's Eligible Inventory, Home Furnishings Inventory, Men's Fashion Inventory, TCS Eligible Inventory, Tweeds Eligible Inventory or Women's Fashion Inventory but which is not among the product categories included in the calculation of Orderly Liquidation Value as set forth in the most current appraisal report delivered by the Appraiser to Lender as required under this Agreement. Any Inventory of Borrowers which Lender determines to be ineligible or unacceptable for lending purposes at any time shall nevertheless be and remain at all times part of the Collateral.

         1.30 "Eligible Inventory Locations" shall mean (a) the fulfillment centers or warehouses owned or leased by Borrowers listed on Exhibit C attached hereto and the Gump's Main Store, and (b) additional fulfillment centers or warehouses first leased or owned by Borrowers after the date hereof, not located in the State of California, with respect to the acquisition of which Borrowers provide thirty (30) days prior written notice to Lender; provided, however, as to both (a) and (b), Eligible Inventory Locations shall not include the Gump's Main Store or any fulfillment center or warehouse owned or leased by Borrowers, unless Borrowers shall have delivered to Lender all instruments and documents required by Lender to perfect or maintain perfection of Lender's first priority security interest in and liens upon such Inventory, subject to no other liens or claims, except those, if any, expressly permitted hereunder, together with, and without limiting the foregoing, a written agreement in form and substance satisfactory to Lender, from each owner, operator and mortgagee of such location, as the case may be, pursuant to which such owner, operator or mortgagee, if required by Lender: (i) acknowledges the first priority security interest of Lender in such Inventory, (ii) agrees to waive any and all liens, claims and rights of distraint such owner, operator or mortgagee may, at any time, have against such Inventory, whether for unpaid rent, storage or otherwise, and (iii) agrees to permit Lender access to the Inventory, and the premises upon which such Inventory is located, for such time and upon such terms as Lender shall require to exercise its rights and remedies under this Agreement.

         1.31 "Equipment" shall mean, as to any Person, all of such Person's now owned and hereafter acquired equipment and fixtures, of every kind and description, wherever located, including, without limitation, any and all equipment, telephones, telex and facsimile machines, machinery, computers, computer hardware, vehicles, tools, dies, jigs, furniture, trade fixtures and fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and all substitutions and replacements thereof that are owned by such Person.

         1.32 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same now exists or may hereafter from time to time be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

         1.33 "Essence Mail Order Joint Venture" shall mean that certain joint venture established pursuant to that certain Partnership Agreement, dated as of July 1, 1984, by and between

HDMM and Essence Direct Mail Marketing, Inc. establishing Essence By Mail, a Pennsylvania general partnership, as amended by that letter agreement, dated July 10, 1992, by and between HDMM and Essence Direct Mail Marketing, Inc., as the same now exists or may hereafter be amended, supplemented, modified, renewed, restated or replaced.

         1.34    "Event of Default" shall have the meaning set forth in Section
7.1 hereof.

         1.35 "Excess Availability" shall mean, at any time, the amount, if any, as determined by Lender, by which:

                          (i)  the amount of the loans determined by Lender to
be available to Borrowers pursuant to the Inventory Lending Formula and the Value of Eligible Inventory, and pursuant to the Additional Advances Lending Formula and the Market Value of the IMR Collateral then pledged to Lender (but not to exceed (A) in the case of loans determined by Lender to be available to HDPI and Brawn, the HDPI/Brawn Lending Sublimit and the Brawn Lending Sublimit, and (B) in the case of loans determined by Lender to be available to GBM and Gump's, the Gump's Lending Sublimits, and (C) in the case of loans determined to be available to TCSA and SDSA, the TCS Lending Sublimit, and (D) in the case of loans determined to be available to Tweeds, the Tweeds Lending Sublimit, and
(E) in the case of loans determined by Lender to be available to Borrowers considered together, the Maximum Credit) exceeds

                          (ii)  the sum of:

                                      (A)  the amount of all outstanding and
                                           unpaid Obligations of Borrowers, plus

                                      (B)  the aggregate amount of all reserves
                                           established by Lender hereunder, plus

                                      (C)  the aggregate amount of accounts
                                           payable of Borrowers more than sixty
                                           (60) days past due, plus

                                      (D)  the aggregate amount of principal
                                           payments due on or prior to, or
                                           within thirty (30) days after, the
                                           date of calculation, (x) on
                                           Indebtedness for Borrowed Money of
                                           Borrowers, (y) on Indebtedness for
                                           Borrowed Money of any other member
                                           of the Affiliated Borrower Group,
                                           and (z) for dividends declared or
                                           otherwise mandatorily payable by any
                                           member of the Affiliated Borrower
                                           Group, whether or not Borrowers are
                                           obligated
                                           on such Indebtedness of, and
                                           dividends declared or payable by,
                                           such other member of the Affiliated
                                           Borrower Group (other than dividends
                                           declared and payable solely in
                                           capital stock of the Person
                                           declaring such dividend), but
                                           excluding (I) any such principal
                                           payments and dividends which are not
                                           and will not be permitted hereunder
                                           to be paid or funded directly or
                                           indirectly by or through Borrowers
                                           and (II) daily revolving loan
                                           repayments due to Lender and to be
                                           made through application of customer
                                           remittances and other sales proceeds
                                           in the ordinary course, plus

                                      (E)  the amount of reductions in
                                           outstanding and unpaid Obligations
                                           of Borrowers required to be
                                           disregarded in the calculation of
                                           Excess Availability pursuant to the
                                           second sentence of Section 4.6(h)
                                           hereof.

         1.36 "Existing Loan Agreement" shall mean the Amended and Restated Loan and Security Agreement dated as of July 9, 1993 among Lender, HDPI (then known as Hanover Direct Fulfillment, Inc.), Brawn, GBM and Gump's (then known as GSF Acquisition Corp.), acknowledged by the Guarantors which were, as of May 5, 1993, members of the Affiliated Borrower Group.

         1.37 "Financing Agreements" shall mean this Agreement, the Trade Financing Supplements, the Supplemental Security Agreements, the Guarantees, including the IMR Limited Guarantee, the IMR Pledge Agreement, the QCC-IMR Subordination Agreement, the Customer List Escrow Agreement, the Third Party Credit Card Acknowledgments, the GECC Lien Clarification Agreement, the Intercompany Subordination Agreement (referred to in Section 3.1(d), the General Security Agreements and the Assignment of Partnership Interest, together with all supplements, agreements, documents and instruments, heretofore, now or at any time hereafter executed and/or delivered to Lender in connection therewith or otherwise relating to this Agreement, the Obligations of Borrowers or Guarantors or the Collateral or Guarantor Collateral, as this Agreement and the foregoing and such supplements, agreements, documents and instruments now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

         1.38 "First Portion" with respect to the IMR Collateral shall have the meaning set forth in Section 4.4(a) hereof.

         1.39 "GBM" shall mean Gump's By Mail, Inc., a Delaware corporation, its successors and assigns.

         1.40 "GECC" shall mean General Electric Capital Corporation, a New York corporation, its successors and assigns.

         1.41 "GECC Collateral" shall mean the following, wherever located, unless excluded in the proviso below: (a) all GECC Accounts, including GECC Accounts purchased by Borrowers from GECC pursuant to the GECC Account Purchase Agreement, (b) the Written- off Accounts, (c) Account Documentation to the extent pertaining to the GECC Accounts and the Written-off Accounts, (d) guaranties, security interests, or other security held by or granted to Borrowers, any Lessee or GECC by the Retail Sale account debtor or a guarantor of the Retail Sale account debtor (other than Borrowers or any of their affiliates), as security for or guaranteeing payment or performance of, any of the GECC Accounts and the Written-off Accounts, (e) the GECC Reserve Balance,
(f) all Borrowers' right, title and interest in and to any and all contracts, whether now or hereafter existing or acquired, with Lessees, but only the provisions of such contracts, if any, which allow Borrowers to charge such Lessees for the unpaid amount of GECC Accounts and the Written-off Accounts,
(g) all Merchandise, the Retail Sale of which has given rise to a GECC Account or a Written-off Account, but only to the extent that such Merchandise is subject to a lien or security interest in favor of Borrowers and then only to the extent such Merchandise is not, and does not become, returned, repossessed or reclaimed goods in the possession or under the control of Borrowers or Lender or other Inventory of Borrowers, and (h) the proceeds of the foregoing in any form whatsoever not excluded in the proviso below; provided, however, that the following property of Borrowers, now owned or hereafter arising or acquired, shall not, in any event, be included in the term GECC Collateral and shall be part of the Collateral of Lender covered by this Agreement:

                 (i) all returned, repossessed or reclaimed goods in the possession or under the control of Borrowers or Lender or other Inventory of Borrowers;

                 (ii) all Customer Lists, mailing lists, catalogs, promotional materials, trademarks, trade names, copyrights or other intellectual property or the goodwill symbolized thereby;

                 (iii) all accounts, contract rights, instruments or chattel paper which do not arise from the Retail Sale of Merchandise pursuant to a Credit Agreement or a Lender Credit Card Agreement and all general intangibles which do not consist of an obligation for the payment of money arising from the Retail Sale of Merchandise pursuant to a Credit Agreement or Lender

Credit Card Agreement, except this clause (iii) shall not exclude the GECC Reserve Balance and the Written-off Accounts;

                 (iv) all accounts, contract rights, instruments, chattel paper or general intangibles arising from the Retail Sale of Merchandise pursuant to a Credit Agreement or a Lender Credit Card Agreement which neither
(A) are purchased by GECC from Borrowers for New Value, nor (B) are established or added by GECC for New Value under a Lender Credit Agreement, nor (C) constitute security upon which New Value has otherwise been given by GECC to Borrowers, in each case, pursuant to the GECC Account Purchase Agreement, except this clause (iv) shall not exclude the Written-off Accounts or accounts charged back to Borrowers by GECC or purchased by Borrowers pursuant to the GECC Account Purchase Agreement;

                 (v) all accounts, contract rights, instruments, chattel paper or general intangibles arising from the Retail Sale of Merchandise under a Credit Agreement or a Lender Credit Card Agreement after non-renewal or any termination of the GECC Account Purchase Agreement, whether at maturity or by reason of default by Borrowers or otherwise, except for accounts, contract rights, instruments and chattel paper arising from the Retail Sale of Merchandise pursuant to a Credit Agreement or a Lender Credit Card Agreement, or general intangibles which consist of an obligation for the payment of money arising from the Retail Sale of Merchandise pursuant to a Credit Agreement or a Lender Credit Card Agreement, which accounts, contract rights, instruments, chattel paper or general intangibles are purchased by GECC from Borrowers for New Value, or established or added by GECC for New Value under a Lender Credit Card Agreement, or upon the security of which GECC has otherwise given New Value to Borrowers, in any case during the ten (10) day period following the effective date of non-renewal or any termination of the GECC Account Purchase Agreement, provided that, in respect of the underlying Retail Sales, GECC has, prior to such effective date of non-renewal or termination, given Borrowers its credit authorization;

                 (vi) all accounts, contract rights, general intangibles, chattel paper or instruments generated pursuant to layaway plans;

                 (vii)    all Non-Tendered Accounts; and

                 (viii) all products and proceeds, in whatever form, of the foregoing types or items of property described in subparagraphs (i) through
(vii) above, other than the items or types of property expressly excepted therefrom.

         For purposes of the definition of GECC Collateral contained in this
Section 1.41, the following terms shall have the following meanings:

                 (a) "Account Documentation" shall mean any and all documentation of Borrowers relating to accounts, contract rights, instruments, chattel paper and, to the extent consisting of an obligation for the payment of money, general intangibles, in each case arising from the Retail Sale of Merchandise, including, without limitation, customer applications, Credit Agreements, Lender Credit Card Agreements, sales slips, delivery receipts, billing statements, checks and stubs, and all correspondence, memoranda, computer printouts, magnetic tapes, disks, or hardcopy formats, or any other computer-readable data transmissions or software related thereto, all other written material relating thereto, and any microfilm or microfiche copy of any of the foregoing.

                 (b) "Borrowers" as used in the definition of GECC Collateral and in the other definitions set forth in this Section 1.41 and in the definition of GECC Lien Clarification Agreement, shall mean HDPI, Brawn, GBM and Gump's (but such definition shall not limit the definition of Borrowers set forth in Section 1.15 hereof for purposes of all other provisions of this Agreement and the other Financing Agreements).

                 (c) "Credit Agreement" shall mean a credit agreement initially between Borrowers and an account debtor pursuant to which an account debtor may be permitted to purchase, from time to time, Merchandise from Borrowers or any Lessee on credit, whether or not there is a finance charge computed from time to time, and includes, without limitation, revolving charge plans, extended payment plans and interest free plans.

                 (d) "GECC Account Purchase Agreement" shall mean that certain Account Purchase Agreement, dated as of December 21, 1992, as amended on or about the date hereof, by and among Borrowers, THC, Gump's Holdings and GECC, as the same may be further amended and/or restated from time to time.

                 (e) "GECC Accounts" shall mean all Borrowers' accounts, contract rights, instruments and chattel paper arising from the Retail Sale of Merchandise pursuant to a Credit Agreement or a Lender Credit Card Agreement, and general intangibles which consist of an obligation for the payment of money arising from the Retail Sale of Merchandise pursuant to a Credit Agreement or a Lender Credit Card Agreement, whether now existing or hereafter coming into existence, which accounts, contract rights, instruments, chattel paper and general intangibles are purchased by GECC from Borrowers for New Value, or established or added by GECC for New Value under a Lender Credit Card Agreement, or upon the security of which GECC has otherwise given New Value to Borrowers, in any case so purchased, established, added or given pursuant to and during the term of the GECC Account Purchase Agreement or during the ten
(10) day period following the effective date of non-renewal or any termination of the GECC Account Purchase Agreement, provided that, in respect of the underlying Retail Sales, GECC has, prior to such effective date of non-renewal or any termination of the GECC Account Purchase Agreement, given Borrowers its credit authorization. Anything contained herein to the contrary notwithstanding, in no event shall the "GECC Accounts" include any accounts, contract rights, instruments, chattel paper or general intangibles for the payment of money, which are not, following their creation, actually submitted by Borrowers to GECC, and accepted by GECC, for purchase by GECC under the terms of the GECC Account Purchase Agreement, whether or not the failure by Borrowers to actually so submit the same shall be a breach or default under the GECC Account Purchase Agreement (the "Non-Tendered Accounts").

                 (f) "GECC Reserve Balance" shall mean all credit balances and reserve balances now or hereafter due Borrowers from GECC, and other monies now or hereafter due Borrowers from GECC or held by GECC, to the extent of the terms of the GECC Account Purchase Agreement.

                 (g) "Lender Credit Card Agreement" shall mean an agreement between GECC and an account debtor who is issued a card or device by GECC in connection with Borrowers' private label credit card programs giving such account debtor the privilege of purchasing Merchandise from Borrowers or any Lessee on credit to be paid in accordance with such agreement.

                 (h) "Lessee" shall mean any person or entity who, now or hereafter, leases or licenses space in any of Borrowers' Stores and who has an agreement with Borrowers authorizing such person to sell Merchandise.

                 (i) "Merchandise" shall mean those goods and services, including accessories and delivery services sold in conjunction therewith, sold at retail by Borrowers or any Lessee through its mail-order catalog business and in Stores to the general public for personal, family, or household use, and, without limitation, also includes returned, repossessed and reclaimed goods which are resold by Borrowers in a Retail Sale.

                 (j)      "New Value" shall have the meaning set forth in
Section 547(a)(2) of the Bankruptcy Code. For purposes hereof, Reserve Adjustments shall be considered New Value, but any other amounts credited to the GECC Reserve Balance shall not be considered New Value.

                 (k) "Reserve Adjustments" shall mean amounts credited to the GECC Reserve Balance under the terms of the GECC Account Purchase Agreement.

                 (l) "Retail Sale" shall mean any sale by Borrowers or a Lessee in the ordinary course of Borrowers' business through Borrowers' direct mail catalogs or Stores (including "closeout" or outlet stores), but shall not include a sale to a liquidator or other bulk purchaser.

                 (m) "Stores" shall mean Borrowers retail stores operated as of the date hereof or thereafter by Borrowers directly or through another Borrower or operating under the trade name "Hanover Direct" or "International Male" or "Gump's" or any other trade name hereafter used by Borrowers.

                 (n) "Written-off Accounts" shall mean those accounts, chattel paper, instruments, and general intangibles consisting of an obligation for the payment of money, written-off by (1) HDPI or Brawn prior to December 21, 1992, which are subject to recovery efforts by GECC pursuant to Section 3.6 of the GECC Account Purchase Agreement as in effect on December 21, 1992, or
(2) written-off by Gump's or GBM or their predecessors in interest prior to the date of the initial purchase by GECC of accounts from GBM and Gump's, which are subject to recovery efforts by GECC pursuant to Section 3.6 of the GECC Account Purchase Agreement as in effect on such date of the initial purchase by GECC of accounts from GBM and Gump's.

         1.42 "GECC Lien Clarification Agreement" shall mean that certain Agreement by and between GECC and Lender, dated as of May 5, 1993 and amended on July 9, 1993, setting forth, among other things, the respective rights of each party to certain collateral of Borrowers, as the same now exists or may hereafter be amended, supplemented, renewed, restated or replaced.

         1.43 "General Merchandise Inventory" shall mean all Inventory of Borrowers offered for sale in the Hanover House, Colonial Kitchen and Mature Wisdom Catalogs of HDPI, or such other catalogs created by any Borrower covering substantially similar merchandise which such Borrower has requested Lender to include in this Inventory category, which Inventory shall include, among other items, novelties and housewares, kitchen, cookware and storage items, and merchandise for senior citizens.

         1.44 "General Security Agreement" shall have the meaning set forth in Section 4.3 hereof.

         1.45 "Guarantee" or "Guarantees" shall have the meaning set forth in Section 4.2 hereof.

         1.46    "Guarantor Collateral" shall have the meaning set forth in
Section 4.3 hereof.

         1.47 "Guarantors" shall mean, jointly and severally, individually and collectively (i) Hanover and each existing and future direct or indirect Subsidiary of Hanover which owns any assets in excess of Ten Thousand Dollars ($10,000), other than Non-Guarantor Subsidiaries, (ii) IMR as limited guarantor under the IMR Limited Guarantee, and (iii) each of their respective successors and assigns.

         1.48 "Gump's" shall mean Gump's Corp., formerly known as GSF Acquisition Corp., a California corporation, its successors and assigns.

         1.49 "Gump's Acquisition" shall mean the acquisition by GBM and Gump's, respectively, of the direct mail catalog and retail business and assets of each of Gump's, Inc., a California corporation, and Gump's, Inc., a Texas corporation, respectively, as provided under the Gump's Purchase Agreements, as in effect on July 9, 1993.

         1.50 "Gump's Eligible Inventory" shall mean (a) in the case of GBM, all Inventory of GBM in the merchandise categories of gifts, tabletop, interior design, jewelry and fashion, offered for sale by GBM in its "Gump's" catalog, or such other catalogs created by GBM covering substantially similar merchandise which GBM has requested Lender to include in this Inventory category, and (b) in the case of Gump's, all Inventory of Gump's in the merchandise categories of gifts, tabletop, interior design and jewelry, offered for sale by Gump's at the Gump's Main Store.

         1.51 "Gump's Holdings" shall mean Gump's Holdings, Inc., a Delaware corporation, its successors and assigns.

         1.52    "Gump's Lending Sublimits" shall have the meaning set forth in
Section 2.2(d) hereof.

         1.53 "Gump's Main Store" shall mean the retail store operated by Gump's, known as Gump's San Francisco, located at 250 Post Street, San Francisco, California.

         1.54 "Gump's Purchase Agreements" shall mean, individually and collectively, that certain Asset Purchase Agreement dated as of May 21, 1993 by and among Gump's (then known as GSF Acquisition Corp.), H&H and Gump's, Inc., a Texas corporation, and that certain Asset Purchase Agreement dated as of May 21, 1993 by and among GBM, H&H and Gump's, Inc., a California corporation, together with all bills of sale, assignments and other instruments, certificates, documents and agreements delivered thereunder or in connection therewith, as the same no exist or may be hereafter amended, supplemented, restated, or replaced.

         1.55 "H&H" shall mean The Horn & Hardart Company, a Nevada corporation, its successors and assigns, including, without limitation, Hanover as its successor pursuant to the reorganization of the Affiliated Borrower Group described in Exhibit K attached to the Existing Loan Agreement. By reason of the consummation of such reorganization, references herein and in the other Financing Agreements to H&H shall, unless the context otherwise requires, mean and refer to Hanover Direct, Inc., a Delaware corporation, its successors and assigns.

         1.56 "Hanover" shall mean Hanover Direct, Inc., a Delaware corporation, as successor by merger to the Horn & Hardart Company, a Nevada corporation, and The Hanover Companies, a Nevada corporation, previously referred to in the Existing Loan Agreement as "New HDI", its successors and assigns.

         1.57 "Hanover Holdings" shall mean Hanover Holdings, Inc., a Delaware corporation, its successors and assigns.

         1.58 "Hanover List" shall mean Hanover List Management, Inc., a New Jersey corporation, its successors and assigns.

         1.59 "HDPI" shall mean Hanover Direct Pennsylvania, Inc., a Pennsylvania corporation, f/k/a Hanover Direct Fulfillment, Inc. and prior thereto known as Hanover Direct, Inc. and, prior thereto known as Hanover House Industries, Inc., having been referred to as HDI and a Borrower in the Loan and Security Agreement dated as of May 5, 1993, and the other Financing Agreements as in effect prior to July 9, 1993, and HDFI and a Borrower in the Amended and Restated Loan and Security Agreement, dated as of July 9, 1993, and the other financing Agreements as in effect prior to the date hereof, together with its successors and assigns.

         1.60 "HDPI/Brawn Lending Sublimit" shall have the meaning set forth in Section 2.2(b) hereof.

         1.61 "HDPI Pennsylvania IRB Financing" shall mean the Eight Million Dollar ($8,000,000) Industrial Revenue Bond financing arrangements of HDPI involving secured financing of the construction and development of a fulfillment center located in Conewago Township, Adams County, Pennsylvania, and the lease of such fulfillment center to HDPI, as such arrangements now exist or may hereafter be amended, supplemented, extended, renewed, restated or replaced.

         1.62 "HDPI Securitization Program" shall mean the previous arrangements of the sale and securitization of certain Private Credit Card Receivables effected by HDPI (then known as Hanover Direct, Inc.) through certain of its and certain Guarantors' wholly-owned special purpose Subsidiaries and the Hanover Credit Card Trust 1989 A and the Hanover Credit Card Trust 1991 A.

         1.63 "HDMM" shall mean Hanover Direct Mail Marketing, Inc., a Pennsylvania corporation, its successors and assigns.

         1.64 "HIM" shall mean H.I.M. Inc., a California corporation, its successors and assigns.

         1.65 "Home Furnishings Inventory" shall mean all Inventory of Borrowers offered for sale in the Domestications and Tapestry catalogs of HDPI, or such other catalogs created by any Borrower covering substantially similar merchandise which such Borrower has requested Lender to include in this Inventory category, which Inventory shall include, among other items, sheets, towels and other such items for the house and decorative home products.

         1.66 "HSC" shall mean Hanover Syndication Corp., a Pennsylvania corporation, its successors and assigns.

         1.67 "IBJ Schroder" shall mean IBJ Schroder Bank & Trust Company, a New York banking corporation, its successors and assigns.

         1.68 "IMR" shall mean Intercontinental Mining & Resources Incorporated, a British Virgin Islands corporation, its successors and assigns.

         1.69 "IMR Collateral" shall mean the "Pledged Property", as defined in and from time to time pledged to Lender by IMR pursuant to the IMR Pledge Agreement and the instruments referred to or contemplated thereunder by and between one or more of IMR, IBJ Schroder and Lender, as collateral security for the IMR Limited Guarantee having a Market Value, as of May 5, 1993, of Ten Million Dollars ($10,000,000) and all rollovers, renewals, reinvestments and replacements thereof, except for interest and other income earned thereon to the extent released from the Pledged Property pursuant to the IMR Pledge Agreement.

         1.70 "IMR Limited Guarantee" shall mean that certain Limited Guarantee and Waiver dated as of May 5, 1993 delivered by IMR with respect to the Obligations of HDPI and Brawn, by IMR in favor of Lender, as the same now exists or may hereafter be amended, supplemented, extended, renewed, restated or replaced.

         1.71 "IMR Pledge Agreement" shall mean that certain Pledge and Security Agreement dated as of May 5, 1993 made by IMR in favor of Lender, granting Lender a first priority perfected security interest in the IMR Collateral, together with the rights and interests of Lender in and to the "Custodial Account" (as defined in such Pledge and Security Agreement), and including all agreements and acknowledgments in favor of Lender by IBJ Schroder or other agent or bailee for Lender in respect of the IMR Collateral, as the same now exist or may hereafter be amended, supplemented, renewed, restated or replaced.

         1.72    "IMR Waiting Period" shall have the meaning set forth in
Section 4.6(g) hereof.

         1.73 "Incipient Default" shall mean the occurrence of an event or existence of a condition which, upon the lapse of time or giving of notice or both, would constitute an Event of Default.

         1.74 "Indebtedness" shall mean, as to any Person, any obligation or liability which is required by generally accepted accounting principles to be shown as part of liabilities on a balance sheet of such Person (other than trade accounts payable, incurred in the ordinary course of business that are sixty (60) days or less past due) and, in any event, shall also include: (a) obligations for borrowed money or capital leases; (b) obligations evidenced by bonds, debentures, notes or other similar instruments; (c) obligations to pay the deferred purchase price of property or for services (other than trade accounts payable incurred in the ordinary course of business that are sixty
(60) days or less past due); (d) obligations or liabilities secured by a lien on any asset of the obligor thereunder, whether or not such obligation or liability is assumed; (e) contingent obligations (other than those incurred in the ordinary course of business); (f) obligations under or in connection with letters of credit; (g) obligations under acceptance facilities; and (h) any guarantees of any of the foregoing obligations.

         1.75 "Indebtedness for Borrowed Money" shall mean, as to any Person, Indebtedness of the kind described in clauses (a), (b), (c), (f) or (g) described in the definition of Indebtedness, and guarantees thereof.

         1.76 "Interest Rate" shall mean a rate of two percent (2%) per annum in excess of the Prime Rate or, after the occurrence and during the continuance of any Event of Default, and after termination or non-renewal hereof, a rate of four percent (4%) per annum in excess of the Prime Rate. In the event that the aggregate Revolving Inventory Loans, Additional Advances and Letter of Credit Accommodations to one or more Borrowers exceeds the amounts determined by Lender to be available pursuant to the Inventory Lending Formula or the Additional Advances Lending Formula, net of reserves and subject to the Brawn Lending Sublimit, the HDPI/Brawn Lending Sublimit, the Gump's Lending Sublimits, the TCS Lending Sublimit, the Tweeds Lending Sublimit and the Maximum Credit, in each case as applicable, the Interest Rate hereunder shall be four percent (4%) per annum in excess of the Prime Rate as to the amount of any such excess(es) (whether or not such excess(es) arise or are made with or without Lender's knowledge or consent and whether made before or after an Event of Default); provided, however, that if such excess(es) arise solely by virtue of the exercise of Lender's discretion under this Agreement to reduce the Inventory Lending Formula in the absence of an Event of Default which is continuing, the Interest Rate hereunder shall be two percent (2%) per annum greater than the Prime Rate as to the amount of any such excess(es) for a period of five (5) days after Lender notifies the affected Borrowers of such discretionary reduction in the Inventory Lending Formula and, at and after the expiration of such period of five (5) days, the Interest Rate hereunder shall be four percent (4%) per annum in excess of the Prime Rate as to the amount of any such excess(es) then remaining. The Interest Rate shall increase or decrease by an amount equal to each increase or decrease, respectively, in the Prime Rate, effective on the first day of the month after any change in the Prime Rate, based on the Prime Rate in effect on the last day of the month in which any such change occurs.

         1.77 "Inventory" shall mean, as to any Person, all of such Person's raw materials, work-in-process, finished goods and all other inventory of any kind, nature or description, wherever located, whether now owned or hereafter existing or acquired by such Person, including, without limitation, any parts or accessories, all wrapping, packaging, advertising and shipping materials, and all other goods used or consumed in the business of such Person, all labels and other devices, names or marks affixed to or to be affixed thereto for purposes of identifying the same or the seller or manufacturer thereof and all of such Person's right, title and interest therein and thereto.

         1.78 "Inventory Lending Formula" shall have the meaning set forth in Section 2.1(a) hereof.

         1.79 "IRC" shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

         1.80    "June 30 Excess" shall have the meaning set forth in Section
4.5 hereof.

         1.81 "Leavitt" shall mean Leavitt Advertising Agency, Inc., a New York corporation, its successors and assigns.

         1.82 "Lender" shall mean Congress Financial Corporation, a California corporation, its successors and assigns.

         1.83 "Letter of Credit Accommodations" shall have the meaning set forth in Section 2.3(a) hereof.

         1.84 "Mail Order Joint Venture" shall mean one or more Persons, not Affiliate(s) of Borrowers, engaged in a joint undertaking with Borrowers or their Subsidiaries, including, without limitation, a joint venture, a partnership, business trust or other jointly owned and controlled entity for the purpose of jointly engaging in research, marketing and development of the mail order business of Borrowers, with respect to products or markets not previously sold or engaged in by Borrowers at the time of formation, including, without limitation, the Aegis Mail Order Joint Venture, Avon Mail Order Joint Venture and the Essence Mail Order Joint Venture.

         1.85 "Market Value" when used with reference to the IMR Collateral, or any portion thereof, shall mean the aggregate market price at which a buyer would buy the IMR Collateral, or such portion thereof, as such aggregate market price is quoted at a given time to Lender by IBJ Schroder, any other bank or broker-dealer.

         1.86 "Maximum Credit" shall mean the aggregate principal amount of Fifty-Two Million Five Hundred Thousand Dollars ($52,500,000).

         1.87 "Men's Fashion Inventory" shall mean all Inventory of Borrowers offered for sale in the International Male, Undergear, Outtakes, H.I.M. and American View catalogs of Brawn, or such other catalogs created by any Borrower covering substantially similar merchandise which such Borrower has requested Lender to include in this Inventory category, including, without limitation, men's activewear and fashion underwear, discount men's fashions, contemporary men's fashions and women's fashion wear offered in such catalogs.

         1.88 "NAR" shall mean North American Resources Limited, a British Virgin Islands corporation, its successors and assigns.

         1.89 "NAR Group" shall mean NAR and each Person who is now or hereafter controlled by NAR, including, but not limited to, Westmark, Quadrant Group, IMR, QCC and their successors and assigns.

         1.90 "9.25% Guarantors" shall mean those Subsidiaries of Hanover and any other entity which now or hereafter has guaranteed payment or performance of the obligations of THC or Hanover (as successor to THC) under the 9.25% Notes.

         1.91 "9.25% Note Purchaser" shall mean Sun Life Insurance Company of America, its successors and assigns.

         1.92 "9.25% Notes" shall mean the aggregate of $20,000,000 in principal amount of 9.25% Senior Subordinated Notes of THC due August 1, 1998, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, exchanged, restated or replaced.

          1.93 "9.25% Subordination Agreement" shall mean the Subordination Agreement dated on or about August 17, 1993 between Lender and the 9.25% Note Purchaser and acknowledged by the Indenture Trustee (as defined therein), THC and the 9.25%

Guarantors, as the same may now exist or may hereafter be amended, modified, supplemented, restated or replaced.

         1.94 "Non-Guarantor Subsidiary" shall mean (a) the Restaurant Business Subsidiaries and (b) any direct Subsidiary of THC or H&H existing as of May 5, 1993 that, as of that date, had assets less than Ten Thousand Dollars ($10,000). In addition, Non-Guarantor Subsidiaries shall mean any Subsidiary of Hanover that:

                     (i) is formed or acquired after the date hereof on not less than thirty (30) days prior written notice to Lender that is received by Lender prior to the occurrence of an Event of Default or Incipient Default which is continuing at the time of receipt of such notice;

                     (ii) is not a direct or indirect Subsidiary of or in the same business as any Borrower or any Guarantor, other than Hanover, and is not a Mail Order Joint Venture or a party thereto;

                     (iii) has been formed or acquired without any direct or indirect investment, whether in cash or in property, other than capital stock of any member of the Affiliated Borrower Group upon which no dividends are paid or payable (except dividends paid or payable in additional capital stock similarly restricted as to dividends), by Borrowers or any other member of the Affiliated Borrower Group and without the incurrence of any Indebtedness in connection with such acquisition, or the business to be engaged in by such Subsidiary, directly or indirectly, by any of Borrowers or any other member of the Affiliated Borrower Group;

                     (iv) engages in no transaction, direct or indirect, with Borrowers or any other member of the Affiliated Borrower Group, other than such Subsidiary's declaration and payment to members of the Affiliated Borrower Group of dividends in its own capital stock, or the payment by such Subsidiary to Borrowers or any other member of the Affiliated Borrower Group, of overhead and other administrative charges in the ordinary course of business; and

                     (v) obtains financing, if any, on a completely stand alone basis, i.e., not requiring any direct or indirect guarantee or other form of financial support or credit enhancement from Borrowers or any other member of the Affiliated Borrower Group, other than the non-recourse pledge of the capital stock of another Non-Guarantor Subsidiary and cross-corporate guaranties between or among Non-Guarantor Subsidiaries formed or acquired at the same time as part of a single transaction upon the consummation of which such cross-guaranties are executed in favor of the provider of such stand alone financing; and provides

Lender with a thirty (30) day right of first refusal to elect to provide financing to such Subsidiary on the same terms as set forth in any bona fide commitment proposal or offer solicited or received by such Subsidiary or an Affiliate thereof. If Lender elects to exercise its right of first refusal, by written notice, within such thirty (30) day period, of Lender's willingness to provide such financing on such terms, the Five Hundred Dollar ($500) per person per diem field examination charges of Lender plus all out-of- pocket expenses of Lender incurred in respect of its initial field work or other preliminary review and due diligence shall be payable by such Subsidiary or charged to Borrowers' loan accounts hereunder whether or not the transaction closes. If Lender does not exercise its right of first refusal, such charges and expenses of Lender shall not be charged to such Subsidiary or Borrowers' loan accounts hereunder.

Any Subsidiary of Hanover formed or acquired after the date hereof which at any time does not meet or no longer meets any of the foregoing requirements shall not be considered, for purposes hereof, or if initially so considered, shall lose its status as, a Non- Guarantor Subsidiary and shall be subject to all of the requirements set forth herein with respect to Subsidiaries which are members of the Affiliated Borrower Group.

         1.95 "Obligations" shall mean, as to any Person, any and all now existing and hereafter arising obligations, liabilities and Indebtedness of such Person to Lender of every kind and description, however evidenced, whether direct or indirect, absolute or contingent, joint or several, secured or unsecured, due or not due, primary or secondary, liquidated or unliquidated, whether arising before, during or after the initial or any renewal term hereof or any other Financing Agreement, or after the commencement of any bankruptcy, reorganization, insolvency, receivership or similar proceeding with respect to such Person under the Bankruptcy Code or any similar statute, whether arising directly or acquired by Lender from any other Person, conditionally or as collateral security, by assignment, merger with any other Person, assumption, subrogation or otherwise (excluding participations or interests of Lender in the obligations of such Person to others), whether arising under this Agreement, the other Financing Agreements, by operation of law or otherwise and whether incurred by such Person as principal, surety, endorser, guarantor or otherwise. Without limiting the generality of the foregoing, "Obligations" shall include: (a) such Person's liability to Lender for all balances owing to Lender in any account maintained on Lender's books under this Agreement, the other Financing Agreements or under any other agreement or arrangement now or hereafter entered into between such Person and Lender, (b) such Person's liability to Lender as maker or endorser of any promissory note or other instrument for the payment of money, (c) such Person's liability to Lender under any instrument of guaranty or indemnity, or arising under or with respect to any letter of credit, acceptance, instrument, guarantee, endorsement or undertaking which Lender may make, endorse or issue to others for the account of such Person, (d) Indebtedness owing by such Person to Lender or to present or future parents, subsidiaries, affiliates or Participants of or with Lender arising under or in connection with any of the foregoing types of agreements, instruments or transactions, and (e) all principal, interest, financing charges, facility fees, unused line fees, servicing fees, early termination and other fees, commissions and expenses payable or reimbursable to Lender, including, but not limited to, reasonable attorneys', paralegals' and accountants' fees and disbursements, chargeable to such Person and due from such Person under this Agreement, the other Financing Agreements, or under any other agreement or arrangement which was heretofore or may be now or hereafter entered into between such Person and Lender. Unless the context otherwise requires, the term "Obligations" refers to Obligations of Borrowers.

         1.96 "Orderly Liquidation Value" shall mean, as to Eligible Inventory, the amount of money that could be realized in cash if such Inventory were sold within a six (6) month period in an orderly liquidation sale, as set forth in an appraisal report addressed to Lender from the Appraiser or upon which Lender is entitled to rely pursuant to written authorization from the Appraiser.

         1.97 "Other Borrower Financing Agreements" shall mean all secured financing arrangements of Borrowers with existing lenders or other financing entities, other than Lender, including, without limitation, the QCC Credit Agreement and the HDPI Pennsylvania IRB Financing.

         1.98 "Participant" shall mean any Person which at any time participates with Lender in respect of the Revolving Inventory Loans, the Additional Advances, the Letter of Credit Accommodations or other Obligations of Borrowers or any portion thereof.

         1.99 "Person" or "person" shall mean an individual, a partnership, a corporation (including a business trust), a joint stock company, a trust, an unincorporated association, a joint venture, or other entity or a government or any agency, instrumentality or political subdivision thereof.

         1.100 "Pledged Intercompany Note" shall mean the intercompany note issued to Hanover by any wholly-owned Subsidiary of Hanover formed after the date hereof to evidence such new Subsidiary's Indebtedness for intercompany loans, not to exceed $6,000,000 in the aggregate, funded by Hanover to such Subsidiary with a portion of the proceeds of the issuance of the 9.25% Notes, to be used for the purposes referred to in the first sentence of Section 6.27(b) hereof. The Pledged Intercompany Note and the proceeds thereof shall not be part of the "Collateral" under the General Security Agreements previously executed and delivered by THC and H&H.

         1.101 "Prime Rate" shall mean the prime commercial interest rate from time to time publicly announced by Philadelphia National Bank, incorporated as CoreStates Bank, N.A., Philadelphia, Pennsylvania, whether or not such announced rate is the best rate available at such bank.

         1.102 "Private Credit Card Purchaser" shall mean GECC, its successors and assigns, or such other successor or replacement purchaser under the Private Credit Card Agreement.

         1.103 "Private Credit Card Agreement" shall mean (a) that certain Account Purchase Agreement, dated as of December 21, 1992, as amended on July 12, 1993, by and among HDPI, Brawn, GBM, Gump's, THC, Gump's Holdings and GECC, as in effect on the date hereof, and (b) any extended, renewal or replacement Private Credit Card Receivables purchase arrangement with GECC or a Private Credit Card Purchaser who replaces or succeeds GECC on terms acceptable to Lender as set forth in agreements in form and substance satisfactory to Lender.

         1.104 "Private Credit Card Programs" shall mean the Hanover Shop at Home Card of HDPI and the International Male Card of Brawn, or such other private credit card issued by Borrowers and approved for inclusion in this definition by Lender, in writing, in Lender's sole discretion.

         1.105 "Private Credit Card Receivables" shall mean all Accounts representing Borrowers' rights to payment for Inventory sold and delivered to customers who have purchased such goods under the Private Credit Card Programs, together with all finance charges and late fees payable therewith, and the proceeds thereof, but excluding returned, repossessed or reclaimed goods relating to such Accounts and excluding all other Inventory of Borrowers.

         1.106 "Purchase Money Lien" shall mean the liens meeting the requirements in Section 6.4(d) hereof.

         1.107 "QCC" shall mean Quadrant Capital Corporation, a Delaware corporation, f/k/a, Intercontinental Mining & Resources Limited, and its successors and assigns.

         1.108 "QCC Credit Agreement" shall mean that certain Credit Agreement in the original principal amount of Thirty Million Dollars ($30,000,000), dated July 8, 1991, by and among HDPI, Ring, Brawn, THC, Leavitt and QCC, and instruments issued and agreements made in connection therewith, as modified by the

Reimbursement Agreement and the Release and Reassignment Agreement, both dated as of May 5, 1993, as the same now exists or may hereafter be amended, supplemented, extended, renewed, restated or replaced.

         1.109 "QCC-IMR Subordination Agreement" shall mean that certain Subordination Agreement dated as of May 5, 1993 delivered by QCC and IMR in favor of Lender in respect of the QCC-IMR Subordinated Obligations and other matters, as the same now exists or may hereafter be amended, supplemented, extended, restated or replaced.

         1.110 "QCC-IMR Subordinated Obligations" shall mean (a) the unpaid balance of outstanding letter of credit obligations and reimbursement obligations with respect thereto, and all other obligations, liabilities or indebtedness of Borrowers or Guarantors to QCC (or its Affiliates) pursuant to or in connection with the QCC Credit Agreement and transactions thereunder, which remain outstanding on the date hereof, or which arise hereafter and (b) all obligations, liabilities or indebtedness of Borrowers or Guarantors to IMR in connection with the IMR Limited Guarantee and the IMR Pledge Agreement.

         1.111 "Quadrant Group" shall mean Quadrant Group Limited, a Bahamian corporation, its successors and assigns.

         1.112 "Restaurant Business Subsidiaries" shall mean, the Subsidiaries of Hanover listed on Exhibit B-3 attached hereto.

         1.113 "Renewal Date" shall have the meaning set forth in Section 9.1(a) hereof.

         1.114 "Responsible Officer" shall mean any one or more of the following: the President, Chief Financial Officer, Treasurer, Controller, Secretary or General Counsel of Hanover or any Borrower.

         1.115 "Revolving Inventory Loans" shall mean the outstanding Obligations owed to Lender by Borrowers consisting of the secured loans and advances, heretofore, now or hereafter made by Lender to Borrowers as provided for in Section 2.1(a) hereof, on a revolving basis (involving advances, repayments and readvances), subject to the terms and conditions of this Agreement and the other Financing Agreements.

         1.116 "Ring" shall mean Ring Response Ltd., an Illinois corporation, its successors and assigns.

         1.117 "SEC" shall mean the United States Securities and Exchange Commission.

         1.118 "Second Portion" with respect to the IMR Collateral shall have the meaning set forth in Section 4.4(b) hereof.

         1.119 "Skandia" shall mean Skandia Down, Inc., a Delaware corporation, its successors and assigns.

         1.120 "Skandia Downsales" shall mean Skandia Downsales, Inc., a Wisconsin corporation, its successors and assigns.

         1.121 "SDSA" shall mean SDSA, Inc., a California corporation, its successors and assigns.

         1.122 "Specified Action" shall mean the meaning set forth in Section 9.1(g) hereof.

         1.123 "Subsidiary" or "subsidiary" shall mean, as to any Person, any corporation, association or organization, active or inactive, as to which fifty percent (50%) or more of the outstanding voting stock or shares or interests shall now or hereafter be owned or controlled, directly or indirectly, by such Person or any direct or indirect Subsidiary of such Person, but excluding any such corporation, association, or organization which is itself a Mail Order Joint Venture, unless more than fifty percent (50%) of the outstanding voting stock or shares, or interests are now or hereafter owned or controlled, directly or indirectly, by such Person or any direct or indirect Subsidiary of such Person.

         1.124 "Supplemental Security Agreements" shall mean (a) those certain Trademark Collateral Assignment and Security Agreements, (i) dated May 5, 1993, made by Brawn and THC, (ii) dated July 9, 1993 made by Gump's, and
(iii) dated on or about the date hereof made by TCSA and Skandia, and (b) the Collateral Assignment of Trademarks (Security Agreement) dated as of May 27, 1992 between Tweeds and Lender, confirmed pursuant to a letter by Tweeds in favor of Lender dated on or about the date hereof, as the case may be, in favor of Lender, and instruments thereunder, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

         1.125 "Tax Sharing Agreement" shall mean that certain Tax Sharing Agreement, dated as of February 1, 1987, by and among H&H, THC and HDPI, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

         1.126 "TCSA" shall mean TCSA, Inc., a Wisconsin corporation, its successors and assigns.

         1.127 "TCSA-Delaware" shall mean TCSA, Inc., a Delaware corporation, formerly known as TWD Acquisition Corp., its successors and assigns.

         1.128 "TCS Acquisition" shall mean the acquisition by H&H and TCSA-Delaware and its Subsidiaries of the direct mail catalog and retail business and assets of the sellers under and pursuant to the TCS Purchase Agreements, as in effect on August 26, 1993.

         1.129 "TCS Factory" shall mean The Company Factory, Inc., a Wisconsin corporation, its successors and assigns.

         1.130 "TCS Eligible Inventory" shall mean: (a) in the case of TCSA, all Inventory of TCSA in the merchandise categories of comforters, blankets, sheets, towels and outer garments offered for sale by TCSA in its "The Company Store" catalog, or such other catalog created by TCSA covering substantially similar merchandise which TCSA has requested Lender to include in this Inventory category, and (b) in the case of SDSA, all finished goods Inventory of SDSA and Skandia in the merchandise category of down comforters, offered for sale by SDSA through retail stores operated by Skandia or by franchisees of Skandia or through catalogs created by SDSA and/or TCSA covering substantially similar merchandise which SDSA has requested Lender to include in this Inventory category, and (c) in the case of TCSA, raw materials for such finished goods of TCSA and SDSA which are and continue to be acceptable to Lender for lending purposes and, in any event, excluding work-in-process, components which are not part of finished goods, packaging, labelling, shipping materials and supplies.

         1.131   "TCS Lending Sublimit" shall have the meaning set forth in
Section 2.1(e) hereof.

         1.132 "TCS Office" shall mean The Company Office, Inc., a Wisconsin corporation, its successors and assigns.

         1.133 "TCS Manufacturing" shall mean The Company Manufacturing, Inc., a Wisconsin corporation, its successors and assigns.

         1.134 "TCS Purchase Agreements" shall mean that certain Order Confirming Sale entered on August 20, 1993 by the U.S. Bankruptcy Court for the Western District of Wisconsin in the jointly administered Chapter 11 cases involving The Company Store, Inc. and certain affiliates as debtors-in-possession (No. 92-21810-11), together with all documents, agreements and instruments delivered thereunder or in connection therewith relating to the acquisition of assets provided pursuant to said Order, including the intercompany transfers of such assets prior to the date hereof to the Subsidiaries of TCSA-Delaware, as the same now exist or may hereafter be amended, supplemented, restated or replaced.

         1.135 "Term" shall have the meaning set forth in Section 9.1(a) hereof.

         1.136 "THC" shall mean The Hanover Companies, a Nevada corporation, its successors and assigns, including without limitation, Hanover pursuant to the reorganization of the Affiliated Borrower Group described in Exhibit K to the Existing Loan Agreement. By reason of the consummation of such reorganization, references herein and in the other Financing Agreements to THC shall, unless the context otherwise requires, mean and refer to Hanover Direct, Inc., a Delaware corporation, its successors and assigns.

         1.137 "Third Party Credit Card Acknowledgments" shall mean those certain letter agreements addressed to the parties to the Third Party Credit Card Agreements setting forth such parties' acknowledgment of the security interest of Lender in the monies due and to become due, including, credits and reserves, under the Third Party Credit Card Agreements, and such parties' agreement to transfer to the blocked accounts established pursuant to Section
8.2 hereof, all monies due and other funds payable to or for the account of Borrowers under the Third Party Credit Card Agreements, as the same now exist or may hereafter be amended, supplemented, modified, renewed, restated or replaced.

         1.138 "Third Party Credit Card Agreements" shall mean all agreements now or hereafter entered into by Borrowers with any Third Party Credit Card Issuer or any servicing or processing agent or any factor or financial intermediary in order to facilitate, service and manage the credit authorization, billing transfer and/or payment procedures with respect to Borrowers' sales transactions involving credit card purchases by customers using credit cards issued by any Third Party Credit Card Issuer. Such term includes, but is not limited to the following, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced:

                 (a) the Member Agreement, dated April 13, 1993, presently by and among Litle & Company, Inc., First U.S.A. Merchant Services, Inc. (as assignee of National Processing Company, Inc. and First National Bank Louisville) and HDPI, as the same may be supplemented and amended with respect to the addition of GBM, Gump's, TCSA, SDSA and/or Tweeds;

                 (b) the Independent and Chain Direct Marketing Establishment Agreement, dated January 29, 1991, between American Express Travel Related Services Company, Inc. and HDPI, as amended by the Direct Marketing Addendum, dated January 29, 1991, as the same may be supplemented and amended with respect to the addition of GBM, Gump's, TCSA, SDSA and/or Tweeds;

                 (c) the Diners Club Establishment Application and Agreement, dated effective April 27, 1990, by and between HDPI and Citicorp Diners Club Inc., supplementing and replacing all prior agreements between HDPI (or its trade names) and Citicorp

Diners Club Inc. covering individual catalogs of HDPI, as the same may be supplemented and amended with respect to the addition of GBM, Gump's, TCSA, SDSA and/or Tweeds; and

                 (d) the Merchant Services Agreement, made as of October 14, 1986, by and between Discover Card Services, Inc. and HDPI, as the same may be supplemented and amended with respect to the addition of GBM, Gump's, TCSA, SDSA and/or Tweeds.

         1.139 "Third Party Credit Card Issuer" shall mean an entity or organization which issues or whose members issue credit cards, including, without limitation, MasterCard and VISA bank credit cards, and American Express, Discover, Diners Club and Carte Blanche non-bank credit cards.

         1.140 "Third Party Credit Card Receivables" shall mean all Accounts representing the Borrowers' rights to payment for Inventory sold and delivered to customers who have purchased such goods using a credit card issued by a Third Party Credit Card Issuer, together with the proceeds thereof, but excluding returned, repossessed or reclaimed goods relating to such Accounts and excluding other Inventory of Borrowers.

         1.141 "Trade Financing Supplements" shall mean the Trade Financing Agreement Supplements to this Agreement, (i) dated as of May 5, 1993 executed and delivered by HDPI and Brawn in favor of Lender, (ii) dated July 9, 1993 executed and delivered by GBM and Gump's in favor of Lender and (iii) dated on or about the date hereof executed and delivered by each of Tweeds, TCSA and SDSA in favor of Lender, and all applications and agreements in connection therewith, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

         1.142 "Tradename" shall have the meaning set forth in Section 6.1 hereof.

         1.143 "TW Acquisitions" shall mean TW Acquisitions, Inc., a Delaware corporation, its successors and assigns.

         1.144 "Tweeds Acquisition" shall mean the acquisition by TW Acquisitions of all of the issued and outstanding capital stock of Tweeds as provided under the Tweeds Purchase Agreements, as in effect on September 30, 1993.

         1.145 "Tweeds Eligible Inventory" shall mean all Inventory of Tweeds in the merchandise categories of men's and women's apparel offered for sale by Tweeds in its "Tweeds" catalog or such other catalogs created by Tweeds covering substantially similar merchandise which Tweeds has requested Lender to include in this Inventory category.

         1.146   "Tweeds Lending Sublimit" shall have the meaning set forth in
Section 2.2(f) hereof.

         1.147 "Tweeds Loan Agreement" shall have the meaning set forth in the Recitals hereto.

         1.148 "Tweeds Purchase Agreements" shall mean that certain Stock Purchase Agreement, dated as of September 7, 1993, as amended by Amendment No. 1 thereto dated as of September 30, 1993, among the existing stockholders of Tweeds, Tweeds, H&H and TW Acquisitions, together with the agreements and instruments to be delivered thereunder or in connection therewith, as the same now exist or may hereafter be amended, supplemented, restated or replaced.

         1.149 "UCC" shall mean the Uniform Commercial Code as from time to time in effect in the State of New York.

         1.150 "Union Trade Financing Arrangements" shall mean the prior financing arrangements pursuant to that certain Trade Financing Agreement in the original principal amount of Three Million Two Hundred Fifty Thousand Dollars ($3,250,000), dated as of June 11, 1990, by and between Brawn and Union Bank, and all instruments issued and agreements made in connection therewith.

         1.151 "Value" shall mean, as determined by Lender, with respect to Eligible Inventory, the lower of (a) cost computed on a first-in-first-out basis in accordance with generally accepted accounting principles consistently applied (excluding, in any event, indirect costs such as purchasing, warehousing, distribution, but including incoming freight costs) or (b) market value, as determined by Lender.

         1.152   "Voluntary Termination Notice" shall have the meaning given in
Section 9.1(g).

         1.153 "Westmark" shall mean Westmark Holdings Limited, a British Virgin Islands corporation, its successors and assigns.

         1.154 "Women's Fashion Inventory" shall mean all Inventory of Borrowers offered for sale in the Premiere Editions, The Chelsea Collection, Night'N Day Intimates, Fashion Galaxy, Essence, Silhouettes, Simply Tops and Concepts catalogs of HDPI, or such other catalogs created by any Borrower covering substantially similar merchandise which such Borrower has requested Lender to include in this Inventory category, including, without limitation, moderately priced women's fashions, discount women's fashions, contemporary women's fashions, contemporary apparel for larger sized women and unique women's apparel.

         1.155 "York Fulfillment" shall mean York Fulfillment Company, Inc., a Pennsylvania corporation, its successors and assigns.

         1.156   Accounting Terms

         All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles from time to time in effect, consistently applied, except as otherwise stated herein. To the extent generally accepted accounting principles require a change in accounting practices, references herein to "generally accepted accounting principles from time to time in effect, consistently applied", shall include such required changes.

         1.157   Other Defined Terms

         The words "hereof", "herein", "hereunder", "this Agreement" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced. References to "this Agreement" shall mean, unless the context otherwise requires, the Existing Loan Agreement as amended and restated hereby, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, whether or not expressly so stated. Whether or not expressly so provided herein on a separate amendment, all references to the "Loan Agreement" or the "Loan and Security Agreement" or words of similar import contained in the Supplemental Security Agreements or other Financing Agreements shall mean this Agreement and references therein to the respective parties to and borrowers under the "Loan Agreement" or the "Loan and Security Agreement" or words of similar import are each hereby amended to refer to the respective parties and Borrowers under this Agreement.

         1.158   Uniform Commercial Code Definitions

         All terms not specifically defined herein which are defined in the UCC shall have the meanings as defined in the UCC.

         1.159   Interpretation

         For purposes of this Agreement, unless the context otherwise requires, all other terms hereinbefore or hereinafter defined, including but not limited to those terms defined in the recitals hereto, shall have the meanings herein assigned to such terms. All references to Borrowers, Guarantors and other Persons pursuant to the definitions set forth in the recitals hereto shall include their respective successors and assigns. All references to Borrowers and Guarantors shall mean each of them, and all of them, jointly and severally, individually and collectively. All references to any term in the plural shall include the singular and all references to any term in the singular shall include the plural.


SECTION 2.  CREDIT FACILITY

         2.1     Revolving Inventory Loans; Additional Advances

                 (a) Revolving Inventory Loans. Subject to, and upon the terms and conditions contained herein and in the other Financing Agreements, Lender shall, from time to time, make Revolving Inventory Loans to each Borrower, at such Borrower's request, of up to fifty percent (50%) of the Value of such Borrower's Eligible Inventory, or such greater or lesser percentages thereof as Lender shall, in its sole discretion, determine from time to time (the "Inventory Lending Formula"). Without limiting the foregoing, the Inventory Lending Formula may be adjusted downward based upon any adverse change, individually or in the aggregate, in the Orderly Liquidation Values or mix of Eligible Inventory in the respective categories of Eligible Inventory, and any such downward adjustment made for such reason(s) shall not be considered solely discretionary for purposes of Sections 1.76 and 2.6(b).

                 (b) Additional Advances. Subject to, and upon the terms and conditions contained herein, Lender shall, from time to time, make Additional Advances to HDPI, at HDPI's request, of up to one hundred percent (100%) of the Market Value, not greater than Ten Million Dollars ($10,000,000), of the IMR Collateral then pledged to Lender pursuant to the IMR Pledge Agreement (the "Additional Advances Lending Formula"). Without limiting the foregoing, the Additional Advances outstanding at any time shall not exceed the balance of the IMR Collateral pledged to Lender less the aggregate amounts reduced or released pursuant to Section 4.4, 4.5 or 4.6 hereof or otherwise (other than interest or other income released pursuant to the IMR Pledge Agreement).

                 (c) Borrowing Procedures. For each Revolving Inventory Loan requested by Borrowers and each Additional Advance requested by HDPI hereunder, a Responsible Officer or other authorized Person of such respective Borrower(s) shall give Lender telephonic notice of its request not later than 11:00 a.m., New York, New York time, on the Banking Day on which the disbursement is requested to be made. Lender shall not be responsible for determining whether the Person making the telephonic request purportedly on behalf of a Borrower is a Responsible Officer or other authorized Person of such Borrower. Lender may, but shall have no duty to, require borrowing requests to be made or confirmed in writing. Lender shall acknowledge it has received a borrowing request by issuing a request verification number which Borrowers shall retain in order to verify and track Borrowers' requests for Revolving Inventory Loans and Additional Advances.

                 (d) Approval and Disbursement of Loans. Upon Lender's receipt of a borrowing request pursuant to Section 2.1(c) hereof, Lender shall determine whether the Borrower(s) making the request for a Revolving Inventory Loan or an Additional Advance is entitled to such loan, based upon and subject to all of the other terms and conditions hereof. If Lender determines that the Borrower(s) making the request is not so entitled hereunder to a requested loan, Lender shall so advise such Borrower(s) by telephonic or other notice by no later than 2:00 p.m. New York, New York time on the same Banking Day that Lender receives such borrowing request, if received by Lender on the same Banking Day prior to 11:00 a.m. New York, New York time. If such borrowing request shall have been received by Lender on a Banking Day prior to 11:00 a.m., New York, New York time, and if Lender approves a requested loan, or if Lender fails to notify such Borrower(s) by 2:00 p.m. New York, New York time that Lender declines to make the requested loan(s), as provided above, Lender shall take steps through Lender's disbursing banks to arrange, by not later than 4:00 p.m. New York, New York time, a wire or other transfer of funds (in the amount of such approved borrowing request or request for which Lender fails to timely notify Borrowers that it declines to make such loan) from Lender's disbursing bank or banks to the respective Borrower's bank account from time to time designated and approved by Lender and Borrowers for receipt of loan proceeds disbursed under this Agreement; provided, that no Event of Default or Incipient Default shall have occurred and be continuing. As to any borrowing requests received by Lender after 11:00 a.m. New York, New York time on a Banking Day, Lender shall use reasonable efforts to review, and if approved, effectuate, a disbursement by 4:00 p.m. New York, New York time on the Banking Day so received.

                 (e) Liability of Lender. Lender shall not have any liability to Borrowers for any delay or failure on the part of any bank or banks to transfer the funds to Borrowers in accordance with the instructions of Lender, or for any delay or failure by Lender or any such bank or banks in the approval of borrowing requests, or the initiation or transfer of such funds. Notwithstanding the foregoing, if Lender shall have advised Borrower(s) that it has approved, or is deemed under Section 2.1(d) hereof to have approved, a request to make a Revolving Inventory Loan or an Additional Advance which request was timely made by such Borrower(s) as provided in Section 2.1(c) hereof, then, unless an Event of Default or Incipient Default has occurred and is continuing, if, by reason of Lender's own negligence, such Borrower(s) shall fail to receive the wire or other transfer of funds to its bank account previously designated and approved by Lender for such purposes by no later than 4:00 p.m. local time of the recipient bank, on the same Banking Day requested and approved, Lender shall reimburse such Borrower(s) for any customary and reasonable administrative service charges and overdraft interest charges, if any, actually imposed on such Borrower(s) by its bank in connection with any permitted overdrafts or dishonored instruments which would not have arisen had such wire or other transfer been received by 4:00 p.m. such local time on such Banking Day; provided, however, in no event shall Lender incur any liability to such Borrower(s) or any other Person for direct or consequential losses or damages by reason of any such failure or delay, whether or not foreseeable and whether or not the possibility of incurring such damages or losses is communicated to or otherwise known by Lender.

         2.2     Lending Sublimits

                 (a) Subject to, and upon the terms and conditions contained herein, the aggregate principal amount of Revolving Inventory Loans and Letter of Credit Accommodations made available to Brawn shall not exceed Seven Million Dollars ($7,000,000) at any one time outstanding (the "Brawn Lending Sublimit").

                 (b) Subject to, and upon the terms and conditions contained herein, the aggregate principal amount of Revolving Inventory Loans, Additional Advances and Letter of Credit Accommodations made available to HDPI and/or Brawn shall not exceed, in the aggregate, Forty Million Dollars ($40,000,000) at any one time outstanding ("HDPI/Brawn Lending Sublimit").

                 (c) Subject to, and upon the terms and conditions contained herein, the aggregate principal amount of Revolving Inventory Loans and Letter of Credit Accommodations made available to GBM shall not exceed Two Million Five Hundred Thousand Dollars ($2,500,000) at any one time outstanding ("Gump's Mail Order Sublimit").

                 (d) Subject to, and upon the terms and conditions contained herein, the aggregate principal amount of Revolving Inventory Loans and Letter of Credit Accommodations made available to Gump's shall not exceed Two Million Five Hundred Thousand Dollars ($2,500,000) at any one time outstanding ("Gump's Retail Sublimit"; together with the Gump's Mail Order Sublimit, the "Gump's Lending Sublimits").

                 (e) Subject to, and upon the terms and conditions contained herein, the aggregate principal amount of Revolving Inventory Loans and Letter of Credit Accommodations made available to TCSA and/or SDSA shall not exceed Five Million Dollars ($5,000,000) at any one time outstanding ("TCS Lending Sublimit").

                 (f) Subject to, and upon the terms and conditions contained herein, the aggregate principal amount of Revolving Inventory Loans and Letter of Credit Accommodations made available to Tweeds shall not exceed Two Million Five Hundred Thousand Dollars ($2,500,000) at any one time outstanding ("Tweeds Lending Sublimit").

         2.3     Letter of Credit Accommodations

                 (a) Lender shall , from time to time, on terms and conditions acceptable to Lender, at the request of a Borrower, provide one or more of the following financial accommodations to such Borrower: (i) issue, open or cause the issuance or opening of letters of credit or purchase or other guarantees for the purchase of goods and services in the ordinary course of such Borrower's business or for any other purpose approved by Lender or provide for the amendment or extension of any of the foregoing or (ii) assist such Borrower in establishing or opening letters of credit for such purposes by indemnifying the issuer thereof or guaranteeing the payment or performance of such Borrower to such issuer in connection therewith (individually and collectively, the "Letter of Credit Accommodations"). Borrowers may select a commercial bank to issue such letters of credit from those commercial banks listed on Exhibit L attached hereto (which list is subject to change by Lender from time to time upon notice to Borrowers), with whom Lender, or an Affiliate of Lender, has from time to time made arrangements for the issuance of Letter of Credit Accommodations on terms acceptable to Lender, but Lender shall have no obligation to provide Letter of Credit Accommodations to Borrowers if any such commercial banks (or all of them) are not acceptable to Borrowers at any time.

                 (b)      Without limiting Lender's continuing discretion under
Section 2.3(a) hereof, the extension of such Letter of Credit Accommodations by Lender shall be subject to the satisfaction of each of the following additional conditions precedent: (i) additional Revolving Inventory Loans pursuant to the Inventory Lending Formula and/or Additional Advances pursuant to the Additional Advances Lending Formula, subject in any case to reserves against availability established by Lender hereunder and within the Maximum Credit and within the Brawn Lending Sublimit, HDPI/Brawn Lending Sublimit and Gump's Lending Sublimits, the TCS Lending Sublimit and the Tweeds Lending Sublimit, as applicable, shall be available to the respective Borrower immediately before giving effect to the proposed issuance of the Letter of Credit Accommodation as follows: (A) if the proposed Letter of Credit Accommodation is for the purpose of purchasing Eligible Inventory, such additional availability to such Borrower must be in an amount equal to or greater than the sum of (1) fifty percent (50%) of the landed cost of such Eligible Inventory, plus (2) the freight, duty and other amounts which Lender estimates must be paid for or in connection with such Inventory upon arrival or for delivery to or within the United States; and (B) if the proposed Letter of Credit Accommodation is for any other purpose, such additional availability to such Borrower must be in an amount not less than one hundred percent (100%) of the face amount thereof; (ii) if such Letter of Credit Accommodation is for the purpose of purchasing goods, Lender shall have, upon passage of title to Borrower purchasing same, a valid and perfected first security interest in and lien upon goods being acquired in connection therewith subject to the provisions of Section 6.4 hereof; (iii) the form and content of all such Letter of Credit Accommodations shall be satisfactory to Lender and all documents, instruments, notices and statements relating thereto, if any, which Lender or the issuer may request, shall be promptly delivered to Lender; and (iv) Borrowers shall have fully complied to Lender's satisfaction with all terms and provisions hereof and of the terms and provisions of any agreements relating to the Letter of Credit Accommodations heretofore, now or hereafter entered into between Borrowers and Lender, or between Lender and/or Borrowers and any issuer, including the payment of all fees, commissions and charges set forth herein and therein.

                 (c) Borrowers hereby agree to and do indemnify and hold harmless, Lender, and its officers, directors, employees, attorneys and agents, with respect to all loss, cost, liability or expense which Lender may suffer or incur in connection with the Letter of Credit Accommodations. Borrowers further agree that payments made or other obligations incurred by Lender in connection with Letter of Credit Accommodations are part of the Obligations of Borrowers, and shall be payable in accordance with the terms hereof and of the other Financing Agreements. Any such payments made by Lender, including, without limitation, any of the same made after termination or non-renewal of this Agreement or the other Financing Agreements with respect to Letter of Credit Accommodations provided to Borrowers prior to such termination or non-renewal, shall automatically be treated for purposes hereof as Revolving Inventory Loans and shall accrue interest at the Interest Rate then payable by Borrowers commencing on the date such payment is made by Lender.

                 (d) The aggregate amount of Revolving Inventory Loans which may otherwise be made available to the respective Borrowers by Lender pursuant to the Inventory Lending Formulas and within the Maximum Credit and subject to the Brawn Lending Sublimit, HDPI/Brawn Lending Sublimit, the Gump's Lending Sublimits, the TCS Lending Sublimit and the Tweeds Lending Sublimit, as applicable, and/or in the case of HDPI, subject to the HDPI/Brawn Lending Sublimit, the amount of Additional Advances which may otherwise be made available to HDPI pursuant to the Additional Advances Lending Formula, shall be reduced from time to time as follows: (i) as to Letter of Credit

Accommodations for the purpose of purchasing Eligible Inventory, by an amount equal to the sum of fifty percent (50%) of the value of Eligible Inventory purchased with such Letter of Credit Accommodations, plus the freight, duty and other amounts which Lender estimates must be paid for or in connection with such Inventory upon arrival or for delivery to or within the United States, and
(ii) as to Letter of Credit Accommodations for any other purpose, one hundred percent (100%) of the then outstanding aggregate amount thereof and all other commitments and obligations made or incurred by Lender with respect thereto.

                 (e) In the case of any Letter of Credit Accommodation for the purchase of Inventory, one hundred percent (100%) of the amount thereof, plus the freight, duty and other amounts which Lender estimates must be paid for or in connection with such Inventory upon arrival or for delivery to or within the United States, shall be considered as outstanding Obligations hereunder for purposes of applying the Brawn Lending Sublimit, the HDPI/Brawn Lending Sublimit, the Gump's Lending Sublimits, the TCS Lending Sublimit and the Tweeds Lending Sublimit, respectively.

                 (f) In addition to any charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations, Borrowers agree to pay to Lender the commissions, fees and charges set forth in the Trade Financing Supplements.

                 (g)(1) Section 1.8 of the respective Trade Financing Supplements of HDPI and Brawn are hereby deleted and replaced, in their entirety with the following:

                          "1.8 In addition to all other fees, charges and expenses payable under the Agreement, this Supplement and to any bank or other issuer or correspondent in connection with any Credit, we agree to pay you monthly, on the first day of each month, with respect to Credits outstanding for all or any part of the immediately preceding month, a charge at a rate equal to three (3%) percent per annum calculated upon the daily outstanding balances of the Credits outstanding during such immediately preceding month (or any part thereof). Such charge shall be calculated on the basis of a 360 day year and actual days elapsed.
                          This charge, together with the charges, fees and expenses charged by any bank or other issuer or correspondent in connection with the Credits, may, at your option, be charged to any of our account(s) maintained by you."

                          (2)  Section 1.5 of the respective Trade Financing
Supplements of HDPI and Brawn are each amended so as to replace the proviso contained therein with the following phrase:

                          ", subject to Section 2.3(h) of the Agreement."

                 (h) Notwithstanding anything to the contrary contained herein or in any of the other Financing Agreements, the aggregate amount of all Letter of Credit Accommodations pursuant hereto and all other commitments and obligations made or incurred by Lender pursuant hereto for the account or benefit of Borrowers in connection therewith shall not, at any one time outstanding, exceed Ten Million Dollars ($10,000,000).

                 (i) In connection with, in addition to, and without limiting that which is otherwise set forth in this Section 2.3, each of HDPI, Brawn, GBM and Gump's has executed and delivered to Lender a Trade Financing Supplement which shall continue in effect as amended hereby, and each of TCS, SDSA and Tweeds shall, concurrently herewith, execute and deliver to Lender a Trade Financing Supplement to this Agreement, and from time to time each Borrower shall execute and deliver such applications and other agreements relating to the Letter of Credit Accommodations, in form and substance satisfactory to Lender, and, as applicable, the issuer of any Letter of Credit Accommodation.

         2.4     Maximum Credit

                 (a) The aggregate principal amount of the Revolving Inventory Loans, Additional Advances and Letter of Credit Accommodations, at any one time outstanding, shall not exceed the Maximum Credit.

                 (b) Lender may, from time to time, in its discretion, permit the outstanding amount of any component of the Revolving Inventory Loans, Additional Advances or Letter of Credit Accommodations, or the aggregate amount of the outstanding Revolving Inventory Loans, the Additional Advances and/or Letter of Credit Accommodations to exceed the amounts available under the Inventory Lending Formulas, the Additional Advances Lending Formula or the Brawn Lending Sublimit or the HDPI/Brawn Lending Sublimit or the Gump's Lending Sublimits or the TCS Lending Sublimit or the Tweeds Lending Sublimit; provided, that, should Lender so permit any such excess(es) in any one instance such event shall not operate to limit, waive or otherwise affect any rights of Lender on any future occasions. In the event Lender so permits any such excess(es), and without limiting the right of Lender to demand payment of the Obligations of Borrowers, or any portion thereof, in accordance with any other term of this Agreement or the other Financing Agreements, Borrowers shall remain liable therefor and Borrowers shall, upon demand by

Lender, which may be made at any time and from time to time, immediately repay to Lender the entire amount of any such excess(es).

         2.5     Reserves

                 (a) Without limiting any other rights or remedies of Lender hereunder or under the other Financing Agreements, all Revolving Inventory Loans, Additional Advances and Letter of Credit Accommodations made or otherwise available to Borrowers hereunder shall be subject to Lender's continuing right, in its discretion, to establish a reserve against the availability of such Revolving Inventory Loans, Additional Advances and Letter of Credit Accommodations, and to increase and decrease such reserve from time to time, if and to the extent that, in Lender's good faith belief, such reserve is necessary to protect Lender against any material liability to third parties or impairment of the Collateral or its value, or an Event of Default or Incipient Default has occurred and is continuing.

                 (b) With respect to sales and/or use taxes, the right of Lender to establish reserves shall be limited to sales and use taxes owed or claimed plus interest and penalties, if any, thereon (i) for which a judgment, warrant or levy in favor of any taxing authority of the United States or territory or possession thereof, or of any State or political subdivision thereof, has been obtained and any enforcement proceeding, action or suit has been taken or commenced against any Borrower; or (ii) for which a lien exists by statute or at common law or which has arisen by any filing, assessment, recording or other action by any such taxing authority against any property of any Borrower and in respect of which lien any enforcement proceeding, action or suit has been taken or commenced; or (iii) for which, under generally accepted accounting principles, Borrowers should take a charge or record an accrual or reserve; or (iv) that are required to be collected (or have been collected and are required to be remitted) under the laws of any State in which any Borrower owns any Inventory or owns or leases any property, including, without limitation, the States of Pennsylvania, New Jersey, California, Texas, Virginia and Wisconsin. Nothing contained in this Section 2.5(b) shall be construed to limit the continuing right of Lender to establish reserves against availability in respect of any other matters or to limit any other rights and remedies of Lender hereunder or under the other Financing Agreements.

         2.6     Fees

                 (a) Facility Fees. HDPI and Brawn have paid to Lender a facility closing fee of Five Hundred Thousand Dollars ($500,000) in consideration of Lender's entering into the Loan and Security Agreement, dated May 5, 1993, which fee was fully earned as of May 5, 1993. HDPI, Brawn, GBM and Gump's have paid

Lender a facility increase fee of $62,500 in consideration of Lender's entering into the Existing Loan Agreement, which fee was fully earned on July 9, 1993. Borrowers shall pay to Lender a facility increase fee of $93,750 in consideration of Lender's entering into this Agreement, which fee is fully earned as of the date hereof. Borrowers shall pay to Lender additional facility fees, each in the amount of $131,250, payable on May 5 in each year during the Term. Each such additional facility fee shall be fully earned and payable in advance on each such date.

                 (b) Unused Line Fee. In addition to the unused line fees paid and payable under the Existing Loan Agreement with respect to May through September, 1993, with respect to each calendar month (or part thereof) during the Term, commencing with October, 1993, Borrowers shall pay to Lender monthly an unused line fee, fully earned and payable on the first day of each month, commencing November 1, 1993, at a rate equal to one half of one percent (.5%) per annum, calculated upon the excess, if any, of (i) Forty-Seven Million Five Hundred Thousand Dollars ($47,500,000) over (ii) the average of the daily aggregate principal balances of the outstanding Revolving Inventory Loans, Additional Advances and Letter of Credit Accommodations during the preceding month (or part thereof); provided, however, that if Lender, solely on the basis of the exercise of its discretion, reduces the Inventory Lending Formula for any calendar month (or part thereof) in the absence of an Event of Default or Incipient Default which is continuing, the amount of the unused line fee shall be calculated for such month by decreasing the base amount of Forty-Seven Million Five Hundred Thousand Dollars ($47,500,000) set forth in clause (b)(i) by a percentage thereof equal to the difference between fifty percent (50%) and the Inventory Advance Formula as so reduced solely by virtue of Lender's discretion; provided, further that the base amount set forth in clause (b)(i) above shall remain at $40,000,000 with respect to the period from October 1, 1993 through the day prior to the date hereof, and the unused line fee calculated for October 1993 and payable on November 1, 1993 shall be adjusted accordingly. If GBM and Gump's shall complete a Standalone Refinancing to the extent permitted and in compliance with all terms and conditions applicable thereto as provided under Section 9.1, each of the references to the base amount of Forty- Seven Million Five Hundred Thousand Dollars ($47,500,000) contained in this Section 2.6(b) shall, effective as of the date of consummation of the Standalone Refinancing, be deemed amended to refer to Forty-Two Million Five Hundred Thousand Dollars ($42,500,000), and the unused line fees shall be pro rated hereunder for the month in which such Standalone Refinancing is consummated based on the number of days during which the respective base amounts are in effect during the month.

                 (c) Servicing Fee. In addition to the servicing fees paid and payable with respect to the months of May through

September, 1993 under the Existing Loan Agreement, with respect to each calendar month (or part thereof) during the Term, commencing with October, 1993, Borrowers shall pay to Lender a servicing fee in the amount of Seventeen Thousand Dollars ($17,000) per calendar month, fully earned and payable in advance on November 1, 1993 and on the first day of each month (or part thereof) thereafter.

                 (d)      Fees as Obligations.  The fees provided for in this
Section 2.6 shall be in addition to all other amounts payable by Borrowers under this Agreement and the other Financing Agreements and shall constitute part of the Obligations of Borrowers. Such fees may, at Lender's option, be charged directly to the loan accounts of any of the Borrowers maintained by Lender.

         2.7     Interest

                 (a) Interest on all of the Revolving Inventory Loans, the Additional Advances and other non-contingent Obligations of Borrowers shall be payable by Borrowers to Lender at the Interest Rate, calculated on the basis of a year consisting of three hundred and sixty (360) days and actual days elapsed.

                 (b) In no event shall the Interest Rate and other charges hereunder exceed the highest rate or amount permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that a court determines that Lender has received interest or other charges hereunder in excess of the highest rate or amount applicable hereto, such excess shall be deemed received on account of, and shall automatically be applied to reduce, the Obligations of Borrowers other than interest in the inverse order of maturity, and the provisions hereof shall be deemed amended to provide for the highest permissible rate or amount. If there are no Obligations of Borrowers outstanding, Lender shall refund to Borrowers such excess.

                  (c) Subject to the foregoing, all interest charges hereunder or in connection herewith shall be (i) computed as provided herein and in the other Financing Agreements and (ii) paid monthly to Lender on the first day of each calendar month, or, at Lender's option, charged to Borrowers' loan accounts maintained by Lender as of the first day of each calendar month and deemed paid by the first amounts subsequently credited thereto.

                 (d) With respect to each day during a given calendar month during the Term that the closing daily balance in each of the revolving loan accounts maintained by Lender for Borrowers hereunder is a credit balance, Lender shall monthly, on the first day of the next succeeding calendar month, credit the respective revolving loan accounts with an amount equal to interest on the respective credit balances therein, at a per annum rate equal to the Prime Rate minus three percent (3%) per annum.

                 (e) Without limiting Lender's continuing right to demand payment of the Revolving Inventory Loans, the Additional Advances, the Letter of Credit Accommodations and other Obligations of Borrowers, or any portion thereof, in accordance with the terms of this Agreement, or any of the other Financing Agreements, all interest accruing hereunder during the continuance of any Event of Default, and on and after termination or non-renewal hereof, shall be payable on demand.

         2.8     Conduct of Accounts; Cross-Collateralization

                 (a) Lender may maintain one or more accounts reflecting the Revolving Inventory Loans, the Additional Advances, the Letter of Credit Accommodations, repayments of the Revolving Inventory Loans, the Additional Advances, Obligations relating to Letter of Credit Accommodations and the other Obligations of Borrowers and/or Guarantors and any of the Collateral or Guarantor Collateral contemplated under this Agreement or the other Financing Agreements as Lender shall, in its discretion, determine. All Revolving Inventory Loans and, in the case of HDPI, Additional Advances, shall be charged to a loan account in the name of the respective Borrower on Lender's books.
The outstanding amount of Obligations relating to Letter of Credit Accommodations may be reflected on Lender's books as a cash loan the proceeds of which are held as cash Collateral or in such other manner as Lender shall determine. All Collateral, Guarantor Collateral or other collateral security held by or granted to Lender by Borrowers, Guarantors or any third persons shall be security for the payment and performance of any and all Obligations of Borrowers, Guarantors or such third persons to Lender, as the case may be, notwithstanding the maintenance of separate accounts for Borrowers, Guarantors or third persons or -the existence of any notes.

                 (b) All Revolving Inventory Loans, Additional Advances, Obligations relating to Letter of Credit Accommodations, and other Obligations of Borrowers and Guarantors shall be payable to Lender at its address specified herein or at such other place in the United States as Lender may hereafter designate in writing from time to time. Lender may apply payments received or collected from Borrowers or Guarantors or for the account of Borrowers or Guarantors (including, without limitation, the proceeds of sale, collection or other realization upon any Collateral or Guarantor Collateral) to such of the Obligations of Borrowers and/or Guarantors then due, in whatever order and manner Lender, in its discretion, determines. Lender shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations of Borrowers and/or Guarantors then or thereafter due. Upon the request of Lender, Borrowers shall execute and deliver to Lender one or more promissory notes, in form and substance satisfactory to Lender, to further evidence the Revolving Inventory Loans, the Additional Advances, the Obligations of Borrowers with respect to the Letter of Credit Accommodations or any portion(s) thereof.

                 (c) Subject in the case of IMR to the proviso below, if Lender is for any reason required to surrender any payment of, or proceeds of Collateral or Guarantor Collateral applied to the payment of, all or any part of the Obligations of Borrowers and/or Guarantors to any Person (including any creditor or creditors' representative of any Borrower or any Guarantor), or if any interest of Lender in any Collateral or Guarantor Collateral is set aside or avoided, whether because such payment or proceeds is invalidated, declared fraudulent as to any Person (including any creditor or creditors' representative of any Borrower or any Guarantor), set aside, determined to be void or voidable as a preference, or a diversion of trust funds, or for any other reason, or are determined to be subject to a claim for restitution, or otherwise are required to be surrendered, set aside or avoided, then the Obligations of Borrowers and/or Guarantors or any part thereof intended to be reduced, paid or satisfied, including, without limitation, any reductions in or release of the liability of IMR under the IMR Limited Guarantee which may otherwise have occurred in whole or in part, directly or indirectly, as a result of such payment or application of proceeds or the apparent interests of Lender in such Collateral and Guarantor Collateral shall be revived and reinstated, and the Guarantees, including the IMR Limited Guarantee shall be revived and reinstated and this Agreement and the Guarantees shall continue in full force and effect as if such payment or proceeds had not been received by Lender, and such reductions in or release of liability under any Guarantees, including the IMR Limited Guarantee had not occurred, and Borrowers and Guarantors shall be jointly and severally liable to pay to Lender, and shall jointly and severally indemnify Lender and hold Lender harmless for, the amount of such payment or proceeds surrendered and the value of any such Collateral or Guarantor Collateral set aside or avoided, plus any interest and other amounts paid and all costs and expenses (including reasonable attorneys' fees and disbursements incurred by Lender in connection therewith); provided, however, that in no event will any reductions in or releases of the First Portion of the IMR Collateral or the corresponding reductions in or releases of the liability of IMR under the IMR Limited Guarantee once effectuated pursuant to the terms hereof and of the IMR Limited Guarantee and IMR Pledge Agreement, be subject to revival or reinstatement as provided in this Section 2.8(c). The provisions of this Section 2.8(c) shall be and remain effective notwithstanding any contrary action which may have been taken by Lender in reliance upon such payment or proceeds, and any such contrary action so taken shall be without prejudice to Lender's rights under this Agreement and shall be deemed to have been conditioned upon such payment or proceeds having become final and indefeasible. The provisions of this
Section 2.8(c) shall survive the termination of this Agreement and the other Financing Agreements.

                 (d) At Lender's option, all principal, interest, fees, commissions, costs, expenses or other charges hereunder, under the other Financing Agreements or in connection herewith or therewith, may be charged directly to any loan account or other account of Borrowers and/or Guarantors maintained by Lender.

                 (e) Lender shall deliver to Borrowers at the address of each Borrower set forth in Section 9.5 hereof, each calendar month, one or more statements with respect to any loan account maintained by Lender with respect to Borrowers pursuant to the provisions hereof, as of the end of each calendar month while this Agreement is in effect. Such statements of account shall be considered correct, and deemed accepted by and conclusively binding upon Borrowers and Guarantors, except to the extent Lender shall have received from Borrowers or any Guarantor written notice of all exceptions to such statement of account with specificity, within forty-five (45) days after the date of such statement.

         2.9     Use of Proceeds

         All Revolving Inventory Loans or Additional Advances made or Letter of Credit Accommodations provided on or after the date hereof to Borrowers pursuant to the provisions hereof shall be used to purchase Inventory and for general operating, working capital and capital expenditures of Borrowers, and other proper corporate purposes of Borrowers, not otherwise prohibited by the terms hereof.


SECTION 3.       CONDITIONS PRECEDENT TO LOANS
                 AND OTHER FINANCIAL ACCOMMODATIONS

         3.1     Conditions to Loans

         The making and providing of Revolving Inventory Loans, Additional Advances and Letter of Credit Accommodations heretofore, on the date hereof or hereafter were, are and shall be subject to the satisfaction of each of the following conditions precedent (any of which may be waived, in whole or in part, only by Lender in writing):

                 (a) IMR Collateral and Related Agreements. Lender shall have received the IMR Limited Guarantee, the IMR Pledge Agreement, the QCC-IMR Subordination Agreement and such other documentation in form and substance acceptable to Lender, as Lender may request, to effectuate the terms of the IMR Limited Guarantee and the pledge of the IMR Collateral to Lender, and IMR shall have pledged to Lender the IMR Collateral pursuant to the IMR Pledge Agreement, which shall be and remain in full force and effect in accordance with its terms.

                 (b) Termination of Other Borrower Financing Agreements. Borrowers shall have provided evidence to Lender of the termination of all Other Borrower Financing Agreements on terms and conditions satisfactory to Lender, except for the HDPI Pennsylvania IRB Financing, the QCC Credit Agreement, the Third Party Credit Card Agreements and the Private Credit Card Agreement. In the case of the QCC Credit Agreement, all security interests in and liens upon property of Borrowers and any Guarantor held by QCC (or any Affiliate of QCC) shall have been terminated, discharged and released and to the extent that any obligations held by QCC remain outstanding or arise hereafter, they shall continue to be subordinated in right of payment to the Obligations of Borrowers and Guarantors to Lender. In addition, QCC (and each such Affiliate) and IMR shall continue to be subject to restrictions or limitations on the exercise of rights and remedies against Borrowers and Guarantors, pursuant to the QCC-IMR Subordination Agreement.

                 (c) Satisfaction of Certain Obligations. Borrowers shall have delivered, or caused to have delivered, a certificate of the Chief Financial Officer of H&H in form and substance satisfactory to Lender certifying that (i) all obligations under the Senior Secured Increasing Rate Notes of H&H have been fully satisfied, (ii) not less than Twenty-Three Million Four Hundred Twenty-Five Thousand Dollars ($23,425,000) of the 14% Senior Subordinated Debentures of H&H have been exchanged for cash, common stock of H&H, and preferred stock of THC, and (iii) except for the aggregate net sum of not more than Four Million Eight Hundred Thousand Dollars ($4,800,000), after netting out the amounts of temporary advances and loans made by THC to Borrowers and repayments thereof, no portion of the cash payments made to satisfy, in whole or in part, the obligations referred to in clauses (i) and/or
(ii) was provided by Borrowers, directly or indirectly.

                 (d) Subordination of Certain Obligations. The Indebtedness owed by any member of the Affiliated Borrower Group to holders of the H&H or THC debt instruments described on Exhibit E attached hereto shall be subordinate in right of payment to the Obligations of such members of the Affiliated Borrower Group to Lender. In addition, H&H and THC shall have executed and delivered in favor of Lender an Intercompany

Subordination Agreement subordinating, to the extent provided therein, their rights to payment of all obligations of Borrowers and Guarantors to them, to the prior indefeasible payment and satisfaction of all Obligations of Borrowers and Guarantors to Lender.

                 (e) Delivery of Financing Agreements. Borrowers and Guarantors shall have delivered the Financing Agreements required by Lender and all instruments and documents hereunder and thereunder shall have been executed and delivered to Lender, in form and substance satisfactory to Lender, and all UCC financing statements relating and other necessary filings, if any, to the Collateral and Guarantor Collateral shall have been duly filed and recorded.

                 (f) Replacement of HDPI Securitization Program with Private Credit Card Agreement. Borrowers shall have delivered, in form and substance satisfactory to Lender, evidence that the HDPI Securitization Program shall have been terminated and replaced with the Private Credit Card Agreement and the Private Credit Card Purchaser shall have accepted and agreed to (i) an irrevocable payment instruction issued by Borrowers party to the Private Credit Card Agreement directing the Private Credit Card Purchaser to remit to (and only to) an account designated from time to time by Lender, all monies from time to time to be remitted to Borrowers under the Private Credit Card Agreement, and (ii) the GECC Lien Clarification Agreement excluding and releasing from any liens or security interests of the Private Credit Card Purchaser, the Collateral (or such parts thereof as to which Lender shall require clarification or express exclusion and release, each in form and substance satisfactory to Lender).

                 (g) Closing Excess Availability. HDPI and Brawn shall have an Excess Availability as of May 5, 1993 in the aggregate amount of not less than Five Million Dollars ($5,000,000).

                 (h) Consents; Waivers; Acknowledgements. Lender shall have received, in form and substance satisfactory to Lender, all consents, waivers, acknowledgements and other agreements from third Persons which Lender may deem necessary or desirable to permit, protect and perfect its security interest in liens upon the Collateral and the Guarantor Collateral and which Lender shall have requested from Borrowers, including, but not limited to: (i) waivers by lessors, operators and mortgagees of any security interests or other claims against personal property located at their premises and agreements to grant access to Lender and the right to remain thereon to exercise all remedies with respect to any Collateral and Guarantor Collateral located on each premise, including, without limitation, the Eligible Inventory Locations and
(ii) agreements from lessors and
licensors of distribution equipment and computer software, granting Lender the right to use such equipment and software.

                 (i) Opinion of Counsel. Lender shall have received, in form and substance satisfactory to Lender, one or more opinion letters of independent counsel to Borrowers, Guarantors, QCC and IMR in respect of the Financing Agreements, the Collateral and Guarantor Collateral, IMR Collateral and such other matters as Lender may reasonably request.

                 (j) Perfection. Lender's lien on and security interests in each item of Collateral and Guarantor Collateral shall have been granted and perfected by the filing, recording or registration of documents, instruments, or financing statements in the appropriate governmental offices or by possession or such other action as is necessary to perfect each such lien or security interest, and Lender shall have received evidence satisfactory to it that all such liens and security interests are of first priority, subject only to permitted liens set forth in Section 6.4 hereof.

                 (k) Insurance. Lender shall have received evidence of insurance required hereunder and under the other Financing Agreements, and lender's loss payable endorsements in favor of Lender with respect thereto, all in form and substance satisfactory to Lender.

                 (l) Delivery of Pro Forma Balance Sheet. Borrowers shall have delivered to Lender a pro forma consolidated balance sheet of H&H and its Subsidiaries as of December 26, 1992 and a consolidating balance sheet of THC and its Subsidiaries as of December 26, 1992 and giving effect to the initial transactions contemplated or required under the Existing Loan Agreement.

                 (m) Gump's Acquisition. Prior to or contemporaneously with any Revolving Inventory Loans or Letter of Credit Accommodations being requested by GBM or Gump's or by HDPI or Brawn for use in connection with the Gump's Acquisition or operations of GBM and Gump's, the Gump's Acquisition shall have been consummated in accordance with the Gump's Purchase Agreements as in effect on July 9, 1993, including without limitation, the fulfillment of (and not merely the waiver of) all of the conditions precedent to the purchases by GBM and Gump's set forth in the Gump's Purchase Agreements, and evidence thereof satisfactory to Lender shall have been delivered to Lender.

                 (n) TCS Acquisition. Prior to or contemporaneously with any Revolving Inventory Loans or Letter of Credit Accommodations being requested by TCSA or SDSA, the TCS Acquisition shall have been consummated in accordance with the TCS Purchase Agreements as in effect on August 26, 1993 and the letter agreement dated August 26, 1993 among Lender and certain members of the Affiliated Borrower Group related to the TCS Acquisition, and evidence thereof satisfactory to Lender, shall have been delivered to Lender.

                 (o) Tweeds Acquisition. Prior to or contemporaneously with any Revolving Inventory Loans or Letter of Credit Accommodations being requested by Tweeds, the Tweeds Acquisition shall have been consummated in accordance with the Tweeds Purchase Agreements as in effect on September 30, 1993 and the letter agreement dated September 30, 1993 among Lender and certain members of the Affiliated Borrower Group related to the Tweeds Acquisition, and evidence thereof satisfactory to Lender, shall have been delivered to Lender.

         3.2     Additional and Continuing Condition

         Each Revolving Inventory Loan, each Additional Advance, and each Letter of Credit Accommodation to be made on the date hereof and hereafter is subject to the prior or contemporaneous satisfaction of the additional condition precedent (which may be waived, in whole or in part, only by Lender in writing) that no Event of Default or Incipient Default shall have occurred and be continuing.


SECTION 4.  COLLATERAL

         4.1     Security Interests in Borrowers' Property

         As collateral security for the prompt performance, observance and payment in full of all of the Obligations of Borrowers, and, in the case of Borrowers other than TCSA and SDSA, confirming and supplementing their prior grants, Borrowers hereby grant to Lender, a continuing security interest in, and liens upon, and rights of setoff against, and Borrowers hereby pledge and assign to Lender, all now owned and hereafter acquired and arising assets and properties of Borrowers (which assets and properties, together with all other collateral security for the Obligations of Borrowers heretofore, now or hereafter granted to or otherwise held or acquired by Lender are referred to herein as the "Collateral"), including, but not limited to, the following:

                          (i)  all of the following, whether now owned or
hereafter acquired or arising: (A) all Accounts, including, without limitation, all Third Party Credit Card Receivables, and all monies, credit balances and other amounts due from or through or held by Third Party Credit Card Issuers, or other parties to the Third Party Credit Card Agreements, all monies paid by or through the Private Credit Card Purchaser, all rentals or license fees receivable in respect of sale, lease, or license of Customer Lists, all monies, securities and other property and the proceeds thereof, now or hereafter held or received by, or in transit to, Lender from or for Borrowers, whether for safekeeping, pledge, custody, transmission, collection or otherwise, and all of Borrowers' deposits (general or special), balances, sums and credits with Lender at any time existing; (B) all right, title and interest, and all rights, remedies, security and liens, in, to and in respect of the Accounts and other Collateral, including, without limitation, rights of stoppage in transit, replevin, repossession and reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, guarantees or other contracts of suretyship with respect to the Accounts, deposits or other security for the obligations of any Account Debtor, all credit and other insurance; (C) all right, title and interest in, to and in respect of all goods relating to, or which by sale have resulted in, Accounts, including, without limitation, all goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, any Account or other Collateral, including, without limitation, all returned, reclaimed or repossessed goods; (D) all deposit accounts; and (E) all other general intangibles of every kind and description, including, without limitation, (1) tradenames and trademarks, and the goodwill of the business symbolized thereby, (2) patents, (3) copyrights, (4) licenses, (5) Federal, State and local tax and duty refund claims of all kinds, (6) catalogs and promotional materials, (7) all Customer Lists, and (8) all right, title and interest of Borrowers in and to Mail Order Joint Ventures, and other joint ventures, partnerships and other Persons;

                          (ii)     Inventory;

                          (iii)    Equipment;

                          (iv)     all present and future books, records,
ledger cards, computer software (including all manuals, upgrades, modifications, enhancements and additions thereto), computer tapes, disks, other electronic data storage media, documentation of file and record formats and source code, documents, other property and general intangibles evidencing or relating to any of the above, any other Collateral or any Account Debtor, together with the file cabinets or containers in which the foregoing are stored;

                          (v)      all present and future real property owned
by Borrowers; and

                          (vi)     all present and future products and proceeds
of the foregoing, in any form whatsoever, including, without limitation, any insurance proceeds and any claims against third persons for loss or damage to or destruction of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include the GECC Collateral.

         4.2     Guarantees

         Concurrently herewith, in order to induce Lender to enter into this Agreement and the other Financing Agreements to be entered into on the date hereof, and, in addition to the IMR Limited Guarantee delivered by IMR, the Guarantees by the other Guarantors and the Guarantees by Borrowers delivered or amended pursuant to the Existing Loan Agreement, each Borrower shall execute and deliver to Lender, and Borrowers shall cause Guarantors, other than IMR, to execute and deliver to Lender, amendments to their Guarantees previously delivered and/or amended pursuant to the Existing Loan Agreement, so as to include among the guaranteed "Obligations" under such Guarantees all Obligations of all of the Borrowers, in form and substance satisfactory to Lender, as provided therein (as all of such Guarantees, including the IMR Limited Guarantee, now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, individually a "Guarantee" and collectively the "Guarantees").

         4.3     Security Interests in Property of Guarantors

                 (a) As collateral security for the prompt performance, observance and payment in full of all of the Obligations of Guarantors, other than IMR, under their respective Guarantees and otherwise, Borrowers shall cause to be delivered to Lender a general security agreement by each Guarantor, other than IMR, providing for a grant of a security interest in and pledge of all assets of such Guarantor, except (i) for any capital stock of any Non-Guarantor Subsidiary owned by Hanover, and (ii) for all now owned and hereafter acquired machinery, equipment, fixtures and real property owned by TCS Factory, TCS Office and TCSA- Delaware, in form and substance satisfactory to Lender (each, a "General Security Agreement"). As collateral security for the Obligations of IMR under the IMR Limited Guarantee, IMR shall have executed and delivered the IMR Pledge Agreement and pledged and delivered the IMR Collateral thereunder. (All of the collateral security now or hereafter granted to or held by Lender by the Guarantors pursuant to the General Security Agreements and the IMR Pledge Agreement, or otherwise, and the products and proceeds thereof, herein the "Guarantor Collateral".)

                 (b) The General Security Agreements of Hanover, as successor to H&H and THC, are each hereby amended to permit the pledge by Hanover, in favor of the holders of the 9.25% Notes, of the intercompany note (the "Pledged Intercompany Note") issued to Hanover by any wholly-owned Subsidiary of Hanover formed after August 17, 1993 to evidence such new Subsidiary's

Indebtedness for intercompany loans, not to exceed $6,000,000 in the aggregate, funded by Hanover to such Subsidiary with a portion of the proceeds of the issuance of the 9.25% Notes, to be used for the purposes referred to in the first sentence of Section 6.27(b) hereof. The Pledged Intercompany Note and the proceeds thereof shall not be part of the "Collateral" under the General Security Agreements of Hanover.

         4.4     Reduction and Release of IMR Collateral

         Lender agrees to reduce and release the IMR Collateral in accordance with the terms of the provisions of Sections 4.4, 4.5 and 4.6 hereof, provided that at each time all or any part of the IMR Collateral would otherwise be permitted or required to be released hereunder, no Event of Default or Incipient Default has occurred and is continuing.

                 (a) For purposes hereof, the term "First Portion" shall mean an amount of the IMR Collateral having a Market Value equal to Five Million Dollars ($5,000,000), pledged to Lender.

                 (b) For purposes hereof, the "Second Portion" shall mean an amount of the IMR Collateral having a Market Value equal to Five Million Dollars ($5,000,000), pledged to Lender.

                 (c) For purposes hereof, "Cumulative Cash Flow" of a Person and its Subsidiaries, shall mean, for and through the end of a given calculation period, the positive or negative amount calculated for such period as follows on a consolidated basis, as to such Person and its Subsidiaries, in accordance with generally accepted accounting principles, consistently applied, and without duplication:

                                  (i)       net income after taxes actually
                                            paid; plus

                                  (ii)      depreciation and amortization; minus

                                  (iii)     principal payments on Indebtedness
                                            for Borrowed Money, other than
                                            daily revolving loan repayments to
                                            Lender made through application of
                                            customer remittances or other sales
                                            proceeds in the ordinary course;
                                            minus

                                  (iv)      payments on capital leases; minus

                                  (v)       intercompany loans made,
                                            tax-sharing payments (not already
                                            included in subsection 4.4(c)(i)
                                            hereof), dividend payments and
                                            other distributions of cash or
                                            other property (other than
                                            dividends or other distributions
                                            consisting solely of capital stock
                                            of Borrowers or Hanover, provided,
                                            that, in the case of Hanover
                                            capital stock distributed by
                                            Borrowers, such capital stock has
                                            previously been contributed to the
                                            capital of Borrowers and not
                                            acquired by purchase or other
                                            means) and equity redemption
                                            payments; minus

                                  (vi)      capital expenditures actually paid.

                 (d) For purposes hereof, "Adjusted Cumulative Cash Flow" shall mean, as of and through the end of a specified fiscal quarter (including the fourth quarter of a fiscal year) of Borrowers, the positive or negative amount of Cumulative Cash Flow of THC or Hanover and its Subsidiaries, including Borrowers, but excluding GBM, Gump's, Gump's Holdings, TCSA-Delaware and its Subsidiaries, TW Acquisitions and its Subsidiaries and Non-Guarantor Subsidiaries, except to the extent provided below, calculated for the period April 1, 1993 through the end of such specified fiscal quarter, minus two hundred percent (200%) of the aggregate amounts, if any, released from the Second Portion of the IMR Collateral pursuant to Sections 4.6(a) and 4.6(b) hereof with respect to the entire period commencing April 1, 1993 and ending on the day prior to the commencement of such fiscal quarter.

         4.5     Reduction and Release of First Portion

         If, as of June 30, 1993, the Excess Availability, as determined by Lender as of such date, exceeds Five Million Dollars ($5,000,000) on such date (such excess above Five Million Dollars ($5,000,000), the "June 30 Excess"), Lender shall, within ten (10) days following receipt of written notice signed by Borrowers requesting a release or reduction of the IMR Collateral in accordance with this provision, which notice must be received by Lender on or before July 15, 1993, release and remit to IMR such amount of the First Portion of the IMR Collateral (up to the full amount thereof) or its proceeds as shall have a Market Value equal the amount of the June 30 Excess.

         4.6     Reduction and Release of Second Portion;
                 Additional Reduction and Release of First Portion

                 (a) With respect to each of the first three (3) fiscal quarters in each fiscal year of Borrowers commencing with the fiscal quarter ending on or about June 30, 1993, within ten (10) days following Lender's receipt of the Form 10-Q filed with the SEC by THC or Hanover including the unaudited consolidated financial statements for or Hanover and its Subsidiaries, including Borrowers, for such quarter and the year-to-date period then ended, together with (i) a written notice signed by Borrowers requesting a release or reduction of the IMR Collateral pursuant to this provision, (ii) a certificate signed by Borrowers' chief financial officer(s) setting forth the calculations of Cumulative Cash Flow of THC or Hanover and its Subsidiaries, including Borrowers, but excluding GBM, Gump's, Gump's Holdings, TCSA-Delaware and its Subsidiaries, TW Acquisitions and its Subsidiaries and any Non-Guarantor Subsidiaries of THC or Hanover, except to the extent, if any, of any net income after taxes of any such excluded Subsidiaries that has been actually distributed as a cash dividend to THC or Hanover, by any such Subsidiaries, for such quarter and the year-to-date period then ended, and the Adjusted Cumulative Cash Flow as of and through the end of such quarter, and certifying to Lender the accuracy thereof, (iii) a certificate signed by the chief executive officer(s) or chief financial officer(s) of Borrowers certifying that no Event of Default or Incipient Default has occurred and is continuing, (iv) a certificate of the chief financial officer(s) of Borrowers comporting with the requirements of Section 6.17(a)(v) hereof, and (v) such supporting information and detail with respect to such calculations as Lender shall from time to time require, Lender shall release and remit to IMR from the Second Portion of the IMR Collateral then pledged to Lender, an amount thereof (up to the entire Second Portion then remaining), or its proceeds, as shall have a Market Value equal to the lesser of:

                          (A) fifty percent (50%) of Adjusted Cumulative Cash Flow calculated as of and through the end of such quarter; or

                          (B)  the amount, if any, by which the Excess
                               Availability on the last day of such quarter exceeds Two Million Five Hundred Thousand ($2,500,000).

In order for a request for a release or reduction of the Second Portion of the IMR Collateral to be made hereunder, the Form 10-Q of THC or Hanover must be timely filed with the SEC (including any filing date extension, not more than five (5) days, properly availed of pursuant to Rule 12b-25 issued by the SEC, as amended from time to time), and the Form 10-Q of THC or Hanover, together with the other items referred to in clauses (i) through (iv) in this Section 4.6(a), must be received by Lender within ten (10) business days following the filing of such Form 10-Q with the SEC.

                 (b) With respect to each fourth or other final quarter of each fiscal year of Borrowers commencing with the fourth quarter ending January 1, 1994, within ten (10) days following Lender's receipt of the Form 10-K filed with the SEC by Hanover, including the audited consolidated financial statements for Hanover and its Subsidiaries, including Borrowers, for such quarter and the fiscal year then ended, together with (i) a written notice signed by Borrowers requesting a release or reduction of the IMR Collateral pursuant to this provision, (ii) a certificate signed by Borrowers' chief financial officer(s) setting forth the calculations of Cumulative Cash Flow of THC and Hanover and their Subsidiaries, including Borrowers, but excluding GBM, Gump's, Gump's Holdings, TCSA-Delaware and its Subsidiaries, TW Acquisitions and its Subsidiaries and any Non-Guarantor Subsidiaries of THC or Hanover, except to the extent, if any, of any net income after taxes of any such excluded Subsidiaries that has been actually distributed as a cash dividend to THC or Hanover by any such Subsidiaries, for such quarter and the fiscal year then ended, and the Adjusted Cumulative Cash Flow as of and through the end of such quarter and the fiscal year then ended, and certifying to Lender the accuracy thereof, (iii) a certificate signed by the chief executive officer(s) of Borrowers certifying that no Event of Default or Incipient Default has occurred and is continuing, (iv) certificates from the independent certified public accountants of Borrowers and from the chief financial officer(s) of Borrowers comporting with the requirements of Sections 6.17(a)(iv) and 6.17(a)(v) hereof, and (v) such supporting information and detail with respect to such calculations as Lender shall from time to time require, Lender shall release and remit to IMR from the Second Portion of the IMR Collateral then pledged to Lender, an amount thereof (up to the entire Second Portion then remaining), or its proceeds, as shall have a Market Value equal to the lesser of:

                          (A) fifty percent (50%) of Adjusted Cumulative Cash Flow calculated as of and through the end of such quarter and fiscal year; or

                          (B)  the amount, if any, by which the Excess
                               Availability on the last day of such quarter and fiscal year exceeds Two Million Five Hundred Thousand Dollars ($2,500,000).

In order for a request for a release or reduction of the Second Portion of the IMR Collateral to be made hereunder, the Form 10-K of Hanover must be timely filed with the SEC, (including any filing date extension, not more than fifteen
(15) days, properly availed of pursuant to Rule 12b-25 issued by the SEC, as amended from time to time), and the Form 10-K of Hanover, together with the other items referred to in clauses (i) through (iv) of this Section 4.6(b), must be received by Lender within ten (10) business days following the filing of such Form 10-K with the SEC.

                 (c) With respect to the end of each fiscal quarter of Borrowers ending on September 30, 1993 or thereafter, including the fourth quarter of a fiscal year, Lender shall, if requested in a written notice to Lender signed by Borrowers and received by Lender within ten (10) business days following the timely filing of THC's or Hanover's Form 10-Q or Form 10-K with the SEC (including any filing date extension, not more than five (5) and fifteen (15) days, respectively, properly availed of and granted by the SEC pursuant to Rule 12b-25 issued by the SEC, as amended from time to time), for such fiscal quarter or the fiscal year ended with the end of such quarter, release and remit to IMR from the remaining First Portion of the IMR Collateral then pledged to Lender, within ten (10) days after Lender's receipt of such written notice and any notice and other items delivered under Sections 4.6(a) or 4.6(b) hereof, an amount thereof (up to the entire First Portion then remaining), or its proceeds, having a Market Value equal to the amount, if any, by which (i) the Excess Availability determined as of the end of such fiscal quarter, minus (ii) the amount of the Second Portion to be released with respect to such quarter under Sections 4.6(a) or 4.6(b) hereof, exceeds (iii) Five Million Dollars ($5,000,000).

                 (d) At Lender's option, and without limiting the requirements set forth above, if no audited consolidated and consolidating financial statements for Hanover and its Subsidiaries, including Borrowers, are available for a particular fiscal year of Borrowers, or if the independent certified public accountant's opinion and report on Hanover's audited consolidated financial statements delivered to Lender for any fiscal year are qualified in any respect, then no requests for reductions or releases of any portion of the IMR Collateral with respect to the quarter ending with the end of such fiscal year or with respect to subsequent quarters may be made by Borrowers, unless and until an unqualified opinion and report of independent certified public accountants acceptable to Lender with respect to the audited consolidated financial statements of Hanover and its Subsidiaries, including Borrowers, for each fiscal year of Borrowers has been received, together with the Form 10-K of Hanover, including all financial statements as filed with the SEC.

                 (e) In addition, at Lender's option and without limiting the requirements set forth above, Lender may require, as a condition of any request for reductions or releases of any portion of the IMR Collateral, that the certificates and information required under Sections 4.6(a) and 4.6(b) hereof, as applicable, be delivered to Lender covering all periods ending on or prior to the end of the period with respect to which a reduction or release is otherwise requested and for which Lender has not previously or concurrently with the request received such certificates and information.

                 (f) Notwithstanding anything to the contrary set forth in Sections 4.5 and 4.6 hereof, with respect to each amount of the IMR Collateral otherwise to be released by Lender under Sections 4.5 or 4.6 hereof, such amount may, at Lender's option, be reduced to that amount, if any, which would have been released had the Excess Availability component(s) of the calculations made in order to determine the amount to be released, been determined as of the time immediately preceding the remittance to IMR of the amount to be released.

                 (g) Notwithstanding anything to the contrary contained herein or in the IMR Limited Guarantee, if an Event of Default has occurred and is continuing, Lender shall not enforce its remedies against the IMR Collateral for a period of sixty (60) calendar days (the "IMR Waiting Period") commencing from the date of the first occurrence or existence of such Event of Default; provided, however, that such IMR Waiting Period shall not be applicable or, if already commenced, shall immediately terminate upon the commencement by or against any Borrower or IMR of a case under the Bankruptcy Code or any other bankruptcy law or similar statute or statute providing for reorganization, adjustment of debts, liquidation or dissolution or the occurrence of any other Event of Default described in Section 7.1(g) hereof, in which case Lender may enforce any of its rights or exercise any of its remedies in respect of the IMR Collateral; provided, further, that nothing contained in this Section 4.6(g) shall limit, condition or impair any of Lender's other rights and remedies hereunder after the occurrence and during the continuance of an Event of Default.

                 (h) In calculating Excess Availability for purposes of this Section 4.6, such calculations shall be made on a basis excluding Gump's, GBM, TCSA, SDSA and Tweeds. In addition, all reductions in the amount of outstanding and unpaid Obligations of Borrowers, directly or indirectly attributable to the application of the proceeds of issuance of the 9.25% Notes on an interim basis pending their disbursement or use for the purposes contemplated by the Purchase Agreement, dated on or about August 17, 1993, among THC, H&H, the other 9.25% Guarantors and the Note Purchaser (together with the instruments and agreements thereunder or related thereto, the "Note Purchase Agreement"), shall be disregarded and Excess Availability shall be computed for all purposes under this Section 4.6 and under all other provisions of this Agreement as though such reductions had not occurred, unless Lender has received (i) a written certificate signed by the Chief Financial Officers of Hanover and HDPI and/or Brawn that such proceeds shall permanently be applied and utilized for working capital of HDPI and/or Brawn (as applicable), notwithstanding any contrary provisions of the Note Purchase Agreement, and
(ii) if there are any contrary provisions in the Note Purchase Agreement, the written consent of the holders of the 9.25% Notes with respect to the use of proceeds set forth in the certificate(s) referred to in clause (i) of this Section 4.6(h).

                 (i) Until the Principal Amount of IMR's liability under and as defined in the IMR Limited Guaranty has been reduced to zero in accordance with the provisions of the IMR Limited Guaranty and this Agreement, the amount of any intercompany loans or advances of money or property directly or indirectly provided to HDPI and/or Brawn or for their benefit by GBM, Gump's, TCSA, SDSA, Tweeds or any member of the Affiliated Borrower Group, other than HDPI and Brawn, shall be deducted from Excess Availability for purposes of this Section 4.6.


SECTION 5.  REPRESENTATIONS AND WARRANTIES

         Borrowers, jointly and severally, represent and warrant to Lender, as follows, other than with respect to IMR notwithstanding that IMR is a Guarantor, (a) which representations and warranties shall survive the execution and delivery hereof, and, except those, if any, expressly limited to the date hereof, or other specified dates, are continuing representations and warranties deemed repeated on each day this Agreement is in effect, and (b) the truth and accuracy of each of which, together with the representations and warranties in the other Financing Agreements shall be a continuing condition precedent of loans and other financial accommodations hereunder and under the other Financing Agreements:

         5.1     Organization

                 (a) Each Borrower and Guarantor is a duly organized and validly existing corporation in good standing under the laws of its State or jurisdiction of incorporation, with perpetual corporate existence, and has the corporate power and authority to own its properties and to transact the business in which it is engaged or presently proposes to engage. Each Borrower and Guarantor has qualified to do business as a foreign corporation in the States and other jurisdictions listed on Exhibit A attached hereto, which constitute all States or other jurisdictions where the nature of its business or the ownership or use of property requires such qualification and failure to so qualify would have a material adverse affect on either Borrower or on the rights and interests of Lender in the Collateral or Guarantor Collateral.

                 (b) All of the direct and indirect Subsidiaries of Westmark and Borrowers that are Guarantors are set forth on Exhibit B-1.

                 (c) None of the Borrowers, or any of their Subsidiaries or Hanover has any direct or indirect interest in or is a party to any Mail Order Joint Venture as of the date hereof, except as set forth on Exhibit B-2 attached hereto.

                 (d) All of the direct or indirect Restaurant Business Subsidiaries are set forth on Exhibit B-3 attached hereto.

                 (e) As of the date hereof, there are no Non-Guarantor Subsidiaries, except for the Restaurant Business Subsidiaries and those Subsidiaries, if any, set forth on Exhibit B-4 attached hereof.

                 (f) None of the Borrowers or Hanover has any direct or indirect Subsidiaries as of the date hereof, except as set forth on Exhibits B-1 through B-4 attached hereto. Each of HDPI, Brawn, Gump's Holdings, Hanover Holdings and TCSA-Delaware is a wholly-owned direct Subsidiary of Hanover.
Each of GBM and Gump's is a wholly-owned direct Subsidiary of Gump's Holdings. TW Acquisitions is a wholly-owned direct Subsidiary of HDPI. Tweeds is a wholly-owned direct Subsidiary of TW Acquisitions. Each of TCSA, TCS Office, TCS Manufacturing, TCS Factory, SDSA, Skandia and Skandia Downsales are wholly-owned direct Subsidiaries of TCSA-Delaware.

                 (g) As of the date hereof, Ring has less than $50,000 of assets, excluding intercompany Indebtedness owed by HDPI to Ring; and Leavitt has less than $10,000 of assets, excluding Leavitt's investment in Ring and intercompany Indebtedness owed by HDPI to Leavitt.

         5.2     Corporate Power and Authority

         Each Borrower and Guarantor has the corporate power and authority to execute, deliver and carry out the terms of the Financing Agreements to which it is a party and all other agreements, instruments and documents delivered by Borrowers and Guarantors pursuant hereto and thereto applicable to each, and each Borrower and Guarantor has taken or caused to be taken all necessary corporate action to authorize the execution, delivery and performance of the Financing Agreements and the other agreements relating hereto to which it is a party, the present and future borrowings and other financial accommodations which may be obtained by Borrowers hereunder and thereunder, and the execution, delivery and performance of the instruments and documents delivered and to be delivered by it pursuant hereto and thereto. This Agreement and the other Financing Agreements constitute the legal, valid and binding obligations of each Borrower and Guarantor signatory thereto, enforceable in accordance with their respective terms, except (i) to the extent the availability of equitable remedies may be subject to judicial discretion and (ii) to the extent that enforcement of certain rights and remedies of Lender may be limited by provisions of the

Bankruptcy Code or other laws affecting the rights of creditors generally.

         5.3     Capitalization; Solvency

                 (a) All of the outstanding shares of common stock of each Borrower have been duly authorized, validly issued and are fully paid and non-assessable, free and clear of all claims, liens, pledges and encumbrances of any kind.

                 (b) Hanover and its Subsidiaries, including Borrowers, on a consolidated basis, have sufficient capital to carry on all businesses and transactions in which they now engage or propose to engage, are solvent and will continue to be solvent after the creation or incurrence of the Obligations and the security interests in favor of Lender, and are able to pay their debts as they mature.

         5.4     Compliance with Other
                 Agreements and Applicable Law

                 (a) Each Borrower and Guarantor is not in default in any respect under any indenture, mortgage, deed of trust, deed to secure debt, material lease, material license agreement or other material agreement or instrument to which it is a party or by which it or any of its assets or properties may be or are bound.

                 (b) Neither the execution nor delivery of this Agreement, the other Financing Agreements, or any of the instruments and documents to be delivered pursuant hereto or thereto, nor the consummation of the transactions herein or therein contemplated, nor compliance with the provisions hereof or thereof, violates any law or regulation or any order or decree of any court or governmental instrumentality in any respect or does or will conflict with or result in the breach of, or constitute a default in any respect under, any indenture, mortgage, deed of trust, deed to secure debt, lease or agreement or instrument to which any Borrower or any Guarantor is a party or may be bound, which violation, breach or default could have or result in a material adverse effect on or change in the assets or business of Hanover and its Subsidiaries taken as a whole, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property of any Borrower or any Guarantor (except as specifically contemplated hereunder or under the other Financing Agreements) or violate any provision of the Certificates of Incorporation or By-Laws of any Borrower or any Guarantor.

                 (c) Subject to Section 5.8 hereof as to the matters described therein, each Borrower and Guarantor has obtained all material permits, licenses, approvals, consents, orders or authorizations of any governmental regulatory authority or other governmental body or authority required for the lawful conduct of its business and is in compliance in all material respects with the requirements of all applicable laws, rules, regulations and orders of any governmental authority relating to its business (including, without limitation, those set forth in or promulgated pursuant to ERISA, the IRC, the Occupational Safety and Health Act of 1970, as amended, all Federal, State and local statutes, regulations, rules and orders relating to consumer credit (including, without limitation, as each has been amended, the Truth-in-Lending Act, the Fair Credit Billing Act, the Equal Credit Opportunity Act and the Fair Credit Reporting Act and regulations, rules and orders promulgated thereunder), the Fair Labor Standards Act of 1938, as amended, all Federal, State and local statues, regulations, rules and orders pertaining to sales of consumer goods and mail order sales (including, without limitation, the Consumer Products Safety Act of 1972, as amended, and the Federal Trade Commission Act of 1914, as amended, and all regulations, rules and orders promulgated thereunder), the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the Resource Conservation and Recovery Act of 1976, as amended, and any similar State or local statutes and all regulations, rules and orders promulgated thereunder.

         5.5     Governmental Approval

         No action of, or filing with, any governmental or public body or authority is required in connection with the execution, delivery and performance by Borrowers and Guarantors of this Agreement, the other Financing Agreements or any of the instruments or documents to be delivered pursuant hereto or thereto, except for filing of UCC financing statements and the recording of other instruments required to perfect security interests or liens in certain property constituting Collateral or Guarantor Collateral.

         5.6     Chief Executive Offices; Collateral Locations

                 (a) The addresses of the principal places of business and chief executive offices of each Borrower and each member of the Affiliated Borrower Group are set forth on Exhibit C attached hereto, which addresses are the mailing addresses for said principal places of business and chief executive offices. The books and records of each Borrower and each member of the Affiliated Borrower Group are located at said addresses. Subject to Section 5.6(b) hereof, as of the date hereof, the Collateral and Guarantor Collateral is located only at the addresses set forth on Exhibit C attached hereto.

                 (b) A Borrower or Guarantor may open any new location within the continental United States, provided it (i) gives Lender thirty (30) days prior written notice of the intended opening of any such new location and (ii) executes and delivers, or causes to be executed and delivered, to Lender such mortgages, security agreements, and other agreements, documents and instruments as Lender may deem necessary or desirable to protect its interests in the Collateral or Guarantor Collateral to be located in or with respect to such location, including, without limitation, leasehold mortgages, UCC financing statements and agreements from appropriate Persons acknowledging the liens of Lender on the Collateral or Guarantor Collateral to be located in such location, waiving any lien or claim by such Person to the Collateral or Guarantor Collateral and permitting Lender access to the premises to exercise its rights and remedies and otherwise deal with the Collateral or Guarantor Collateral, as the case may be.

         5.7     Priority of Liens; Title to Properties

                 (a) The security interests and liens granted to Lender under this Agreement and the other Financing Agreements constitute valid and perfected first priority liens and security interests in and upon the Collateral and Guarantor Collateral, subject only to the liens indicated on Exhibit D attached hereto and the liens permitted under Section 6.4 hereof or permitted under the other Financing Agreements.

                 (b) Each Borrower and Guarantor has good and marketable title to all of its properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those in favor of Lender and those specifically permitted under the provisions of this Agreement or the other Financing Agreements. Each Borrower and Guarantor has peaceful and undisturbed possession of all of its Inventory, Equipment and such other assets as may be necessary for its business as presently conducted or proposed to be conducted and has all leases, licenses and easements necessary for the operation of its properties and business. All such leases, licenses and easements are valid and subsisting and in full force and effect.

         5.8     Taxes

                 (a) Each Borrower and Guarantor has filed, or has caused to be filed all Federal, State, county, local, foreign and other tax returns, reports and declarations which are required to be filed by it and as to which an extension has not been granted, and has paid or caused to be paid all such taxes due and payable, and has collected, deposited and remitted all taxes applicable to the conduct of its business, except, in each case, taxes the validity or applicability of which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside on its books, in the determination of Lender, or if requested by Lender, to protect Lender's security interests or liens in any Collateral or Guarantor Collateral, adequate amounts have been escrowed with or reserved against availability by Lender or other arrangements satisfactory to Lender have been made to cover all amounts which are claimed due plus interest and possible penalties thereon (subject in the case of sales and/or use taxes, to the provisions of Section 2.5(b) hereof).

                 (b) Each Borrower, and to the extent applicable each member of the Affiliated Borrower Group, has collected, deposited and remitted all sales and/or use taxes applicable to its business required to be collected under the valid laws of the United States and each possession or territory thereof, and each State or political subdivision thereof, including any State in which any Borrower owns any Inventory or owns or leases property, including, without limitation, the States of Pennsylvania, New Jersey, California, Texas, Virginia and Wisconsin; provided, however, the representations and warranties as to sales and use taxes contained in this Section 5.8(b) shall be considered materially untrue if, but only if, the aggregate amount of such applicable sales and use taxes not collected, deposited or remitted shall in the aggregate be equal to or greater than Two Hundred Fifty Thousand Dollars ($250,000).

         5.9     Litigation

         Except as set forth in Exhibit F attached hereto, there is no investigation by any governmental agency pending or threatened against or affecting any Borrower or any other member of the Affiliated Borrower Group or their properties or business, and there is no action, suit, proceeding or claim by any Person pending or threatened against any Borrower or any other member of the Affiliated Borrower Group or their properties or business (other than future pending or threatened litigation involving the enforcement of lease obligations by or against Hanover as successor to H&H as to leased properties not used in or related to the business of Borrowers), or against or affecting any transactions contemplated by this Agreement, the other Financing Agreements, or other instruments, agreements or documents delivered in connection herewith or therewith, which could reasonably be expected to result in a determination adverse to any Borrower or any other member of the Affiliated Borrower Group, and which, if so adversely determined with respect to any of them, would result in either (i) a fine, judgment, penalty, loss or liability, including costs and attorneys' fees, not covered by insurance, which, individually, exceeds Two Hundred Thousand Dollars ($200,000) or (ii) any material adverse change in the business, assets, liabilities or financial condition of any Borrower or of the Affiliated Borrower Group taken as a whole.

         5.10    Intellectual Property

         Each Borrower individually and the other members of the Affiliated Borrower Group taken as a whole, own or license all patents, trademarks and copyrights and holds all licenses, which are necessary for the operation of their business as presently conducted or proposed to be conducted. No product, process, method, substance, part or other material presently contemplated to be sold by or employed by Borrowers or the other members of the Affiliated Borrower Group, infringes any patent, trademark, service-mark, trade name, copyright, license or other right owned by any other Person, except as set forth on Exhibit F attached hereto and no claim or litigation is pending or threatened against or affecting any Borrower or the other members of the Affiliated Borrower Group, contesting its right to sell or use any such product, process, method, substance, part or other material. No patent, invention, device or application is pending, or, to the best of Borrowers' knowledge, proposed which would substantially reduce the projected revenues of, or otherwise materially adversely affect the business, assets, liabilities, or financial condition of any Borrower individually, or the other members of the Affiliated Borrower Group taken as a whole.

         5.11    Employee Benefits

                 (a) None of the Borrowers or any other member of the Affiliated Borrower Group, has engaged in any transaction in connection with which any Borrower or any other member of the Affiliated Borrower Group could be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the IRC, which, individually or in the aggregate, is greater than Two Hundred Fifty Thousand Dollars ($250,000).

                 (b) No liability to the Pension Benefit Guaranty Corporation has been or is expected by Borrowers or any other member of the Affiliated Borrower Group to be incurred with respect to any employee pension benefit plan of any Borrower or any other member of the Affiliated Borrower Group, except for insurance premiums that are required to be paid to the Pension Benefit Guaranty Corporation that are not past due. There has been no reportable event (within the meaning of Section 4043(b) of ERISA) or any other event or condition with respect to any employee pension benefit plan which presents a risk of (i) termination of any such plan by the Pension Benefit Guaranty Corporation and (ii) potential liability of any Borrower or any other member of the Affiliated Borrower Group to the Pension Benefit Guaranty Corporation in connection with such termination which in the aggregate potential liability may be greater than Two Hundred Fifty Thousand ($250,000).

                 (c) Full payment has been made of all amounts which any Borrower or any other member of the Affiliated Borrower Group is required to have paid under the terms of each employee pension benefit plan as contributions to such plan as of the last day of the most recent fiscal year of such plan, and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the IRC), whether or not waived, exists with respect to any employee pension benefit plan.

                 (d) The current value of all vested accrued benefits under all employee pension benefit plans of Borrowers or any other member of the Affiliated Borrower Group does not exceed the current value of the assets of such plans allocable to such vested accrued benefits. The terms "current value" and "accrued benefit" have the meanings specified in Section 3(26) and
Section 3(23) of ERISA, respectively.

                 (e) None of the Borrowers or any other member of the Affiliated Borrower Group is or has ever been obligated to contribute to any "multiemployer plan" (as such term is defined in Section 3(37) or 4001(a)(3) of ERISA or Section 414 of the IRC) that is subject to Title IV of ERISA.

         5.12    Investment Company

         None of the Borrowers or any Guarantor is an "investment company", or an "affiliated person" or "promoter" or "principal underwriter", as such terms are defined in the Investment Company Act of 1940, as amended (15 U.S.C.
Section 80a-1, et seq.). The making of the loans and provisions of the other financial accommodations hereunder by Lender, the application of the proceeds and the repayment thereof by Borrowers and/or Guarantors and the performance of the transactions contemplated herein and in the other Financing Agreements will not violate any provision of said Act, or any rule, regulation or order issued pursuant thereto.

         5.13    Regulation G; Securities
                 Exchange Act of 1934

         None of the Borrowers or any Guarantor owns any "margin stock" as such term is defined in Regulation G, as amended (12 C.F.R. Part 207) of the Board. The proceeds of the borrowings and other financial accommodations made pursuant to the Existing Loan Agreement, this Agreement and the other Financing Agreements have been and will be used by Borrowers only for the purposes contemplated thereunder and hereunder. None of the proceeds have been or will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry any margin stock or for any other purpose which might cause any portion of the loans and other financial accommodations under the Existing Loan Agreement or hereunder to be considered a "purpose credit" within the meaning of Regulation G of the Board, as amended. None of the Borrowers or any Guarantor will take, nor will they permit any agent acting in any of their behalves to take, any action which might cause this Agreement or the other Financing Agreements, or instruments delivered pursuant hereto or thereto, to violate any regulation of the Board or to violate the Securities Exchange Act of 1934 or any state or other securities laws, in each case as in effect on May 5, 1993 or as amended thereafter.

         5.14    No Material Adverse Change

         There has been no material adverse change in the business, assets, liabilities or financial condition of the Affiliated Borrower Group taken as a whole from December 26, 1992; provided, that the corporate actions taken to effect the corporate reorganization consisting of changes in ownership of certain members of the Affiliated Borrower Group, other than Borrowers, as set forth on Exhibit K to the Existing Loan Agreement, shall not in and of themselves be considered a material adverse change.

         5.15    Financial Statements

                 (a) None of the financial statements, reports and other information furnished or to be furnished by Borrowers to Lender with respect to Borrowers, Guarantors or other members of the Affiliated Borrower Group contains, as of their respective dates, any untrue statement of material fact or omits to state any material fact necessary to make the information therein not misleading. Such financial statements and reports were and shall be prepared in accordance with generally accepted accounting principles, in effect on the date thereof, consistently applied, and shall fairly, completely and accurately present the financial condition and results of operations of the applicable Persons, as of the dates and for the periods indicated thereon.

                 (b) The cash flow projections for Borrowers (together with any summaries of assumptions and projected assumptions, based on historical performance with respect thereto) furnished by Borrowers to Lender have been prepared in a manner consistent with the generally accepted accounting principles used to prepare their financial statements, and represent the reasonable, good faith opinion of Borrowers and their management as to the subject matter thereof and based on assumptions as set forth therein which Borrowers have determined to be fair and reasonable in view of current and reasonably foreseeable business conditions.

         5.16    Disclosure

                 (a) The information contained in, and the representations and warranties set forth in this Agreement, the other Financing Agreements, or in any other instrument, document, list, certificate, written statement, oral statement by a Responsible Officer, schedule or exhibit delivered or to be delivered to Lender, as contemplated in this Agreement or in the other Financing Agreements, does not contain any untrue statement of a material fact and does not omit and will not omit to state a material fact necessary in order to make the information contained herein or therein not misleading.

                 (b) After giving effect to the transactions contemplated by this Agreement, the other Financing Agreements, and the other instruments or documents delivered in connection herewith and therewith, there does not exist and there has not occurred any condition or event which constitutes an Event of Default or Incipient Default.

         5.17    Labor Disputes

         As of the date hereof, there is no collective bargaining agreement or other labor contract covering employees of Borrowers or any other member of the Affiliated Borrower Group. Except as set forth on Exhibit J attached hereto, as of the date hereof, no Borrower has any knowledge that any union or other labor organization is seeking to organize, or to be recognized as, a collective bargaining unit of employees of Borrowers or any other member of the Affiliated Borrower Group. As of the date hereof, there is no pending or, to the best knowledge of each Borrower, threatened strike, work stoppage, material unfair labor practice claims, or other material labor dispute against or affecting any Borrower or any other member of the Affiliated Borrower Group or any of their respective employees.

         5.18    Corporate Name; Prior Transactions

         Borrowers and Guarantors have not, during the one (1) year period ending on the date hereof, been known by or used any other corporate or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any material amount of their property or assets out of the ordinary course of business, except as set forth on Exhibit G attached hereto.

         5.19    Accounts

                 (a) Each Account represents a valid and legally enforceable indebtedness based upon an actual bona fide sale and delivery of goods or lease or license of customer or mailing lists or rendition of services, in each case in the ordinary course of the business of Borrowers which has been finally accepted by the Account Debtor and for which the Account Debtor is unconditionally liable to make payment of the amount stated in each invoice, customer or mailing list rental or license agreement, credit card transaction record, instrument or other document evidencing the Account in accordance with the terms thereof, without any offset, defense or counterclaim known to Borrowers, except those offsets, defenses or counterclaims, related to Accounts not in excess of the amount set forth in Section 5.19(c) hereof, disclosed in writing to Lender upon Borrowers' acquiring knowledge thereof (which disclosure need only be made by disclosing the gross amount of non-conforming Accounts).

                 (b) To the best of Borrowers' knowledge, all statements made and all unpaid balances appearing in the invoices, customer or mailing list rental or license agreements, credit card transaction records, instruments or other documentation evidencing each Account are true and correct and are in all respects what they purport to be and all signatures and endorsements that appear thereon are genuine and all signatories and endorsers have full capacity to contract and each Account Debtor is solvent and financially able to pay in full the Account when it matures, except as disclosed in writing to Lender upon Borrowers' acquiring information to the contrary involving Accounts not in excess of the amount set forth in Section 5.19(c) hereof (which disclosure need only be made by disclosing the gross amount of non-conforming Accounts).

                 (c) The representations and warranties as to the Accounts contained in Sections 5.19(a) and (b) hereof shall be considered materially untrue if, but only if, there are non-conforming Accounts of Borrowers, whether or not known to Borrower or disclosed to Lender, which, on an aggregate basis at any one time outstanding, shall be equal to or greater than Two Hundred Fifty Thousand Dollars ($250,000).

                 (d) None of the transactions underlying or giving rise to any Account violates on the part of any Borrower any State, Federal or foreign laws or regulations, and all documents relating to the Accounts are legally sufficient under such laws or regulations and shall be legally enforceable in accordance with their terms, subject to the bankruptcy of the Account Debtor and judicial discretion affecting equitable remedies, and all recording, filing and other requirements of giving public notice under any applicable law have been duly satisfied, including, without limitation, the filing of any report in the States of New Jersey, Minnesota and Indiana with the New Jersey Division of Taxation, the Minnesota Department of Revenue and the Indiana Department of State Revenue, respectively.

         5.20    Schedule of Indebtedness

                 (a) Exhibit H-1 attached hereto is a complete and correct list of (i) all credit agreements, notes, indentures, debt purchase agreements, purchase agreements, agreements involving aggregate deferred payment obligations for the purchase of assets in excess of Two Hundred Fifty Thousand Dollars ($250,000), capitalized leases and other investments, arrangements and agreements in effect as of the date hereof providing for or relating to extensions of credit in which Hanover or any Subsidiaries of Hanover (including Borrowers and any of their Subsidiaries) are in any manner directly or contingently liable; (ii) the maximum principal amounts of the credit and the current amount outstanding under all such agreements; and (iii) an accurate description of any security interest, lien, mortgage or other charge or encumbrance whatsoever given as security therefor.

                 (b) Exhibit H-2 attached hereto is a complete and correct list of all (i) letters of credit made available under the QCC Credit Agreement in effect as of the date hereof pursuant to which Hanover or any Subsidiary of Hanover (including HDPI, Brawn and any of their Subsidiaries) are directly or contingently liable; (ii) the expiration date of each such letter of credit; and (iii) an accurate description of any security interest, lien, mortgage or other charge or encumbrance whatsoever given as security therefor and not released on or prior to the date hereof.

                 (c) Exhibit H-4 attached hereto is a complete and correct list of all intercompany balances each of HDPI and Brawn owed to THC or H&H and to each other Subsidiary of THC or H&H as of May 22, 1993, all of which constitute the unpaid balances as of such date of legal, valid and binding Indebtedness incurred for fair consideration consisting of money or property or rendition of services, in each case in the amounts and owed by the Persons as indicated on such Exhibit H-4 attached hereto.

         5.21    Ownership

                 As of the date hereof:

                 (a) Based upon a certificate of the Secretary of NAR, NAR is the direct and beneficial owner of all of the issued and outstanding voting shares of (i) Quadrant Group, which is the direct and beneficial owner of all of the issued and outstanding voting shares of QCC and (ii) IMR;

                 (b) Based upon a certificate of the Secretary of NAR, NAR is the direct beneficial owner of all of the issued and outstanding voting shares of Westmark, which is the direct and beneficial owner of approximately fifty-four and four-tenths percent (54 4/10%) of all of the issued and outstanding voting shares of Hanover and NAR is entitled, through Westmark, to elect a majority of the members of the Board of Directors of Hanover;

                 (c) Hanover is the direct and beneficial owner of all of the issued and outstanding shares of HDPI, Brawn, Gump's Holdings, Hanover Holdings, TCSA-Delaware, HSC, DM Advertising and Leavitt and is entitled to elect all the members of the Board of Directors of each of HDPI, Brawn, Gump's Holdings, TCSA-Delaware, HSC Leavitt and DM Advertising; and

                 (d) HDPI is the direct and beneficial owner of all of the issued and outstanding shares of each of HDMM, Hanover List, York Fulfillment and TW Acquisitions. Brawn is the direct and beneficial owner of all of the issued and outstanding shares of HIM. TW Acquisitions is the direct and beneficial owner of all of the issued and outstanding shares of Tweeds. TCSA-Delaware is the direct and beneficial owner of all al of the issued and outstanding shares of each of TCSA, SDSA, Skandia, Skandia Downsales, TCS Factory, TCS Office and TCS Manufacturing. Leavitt is the direct and beneficial owner of all of the issued and outstanding shares of Ring.

         5.22    Common Enterprise

         Borrowers and the other members of the Affiliated Borrower Group collectively operate as interdependent businesses and constitute a unitary business enterprise for the retail sale through direct mail marketing and stores of, among other things, men's fashions, women's fashions, home furnishings, general merchandise and giftware, down comforters, blankets, sheets, towels and outer garments, in which, among other things: (i) Borrowers effect the processing of orders and the collection and disbursement of funds by virtue of the same Private Credit Card Agreement and certain Borrowers are joint parties to Third Party Credit Card Agreements in order to facilitate administrative efficiency and cost savings; (ii) the collections of customer payments of HDPI and Brawn are remitted to and otherwise deposited into a common account, the collections of customer payments of GBM and Gump's are remitted to and otherwise deposited into a common account and, the collections of customer payments of operating subsidiaries or TCSA-Delaware are remitted to and otherwise deposited into a common account; (iii) the Borrowers and other members of the Affiliated Borrower Group share office and warehouse space, computer and accounting systems, distribution and other equipment; (iv) Borrowers operate a common telephonic answering, order taking and transmission service for the mail order business of Borrowers; (v) DM Advertising assists in the development and production of the mail order catalogs of each of Borrowers and of other promotional and advertising materials; (vi) Hanover furnishes managerial and other services on behalf of Borrowers and the other Subsidiaries of Hanover; (vii) Hanover and the Subsidiaries of Hanover file consolidated tax returns; (viii) certain Borrowers have made, and Borrowers may in the future make, intercompany loans to and borrow money from each other, and HDPI has made, and may in the future make loans to and borrows money from Hanover and the other Subsidiaries of Hanover; and (ix) Hanover and its Subsidiaries have many common officers and directors.

         5.23    Subordination of Certain Obligations

         The payment terms and subordination provisions contained in the H&H and THC debt instruments described in Exhibit E attached hereto have not been amended, modified or revised and shall not be amended, modified or revised without the prior written consent of Lender, except for extensions of the maturity date beyond the then current Term which do not involve any increase in the principal amount outstanding greater than the amount outstanding as of May 5, 1993 as set forth on Exhibit H-1 attached hereto.


SECTION 6.  ADDITIONAL COVENANTS

         In addition to the covenants set forth in the other Financing Agreements, Borrowers hereby, jointly and severally, covenant to and agree with Lender that Borrowers shall comply with the following covenants, or cause the same to be complied with, other than with respect to IMR notwithstanding that IMR is a Guarantor, unless Lender shall otherwise consent in writing:

         6.1     Tradenames

         Borrowers may from time to time use the tradenames listed on Exhibit G attached hereto (which, together with any new tradenames used after the date hereof are referred to collectively as the "Tradenames" and individually, as a "Tradename"). As to the respective Tradenames used by each of them, each Borrower hereby agrees that:

                 (a) Each Tradename is a tradestyle (and not an independent corporation or other legal entity) by which such Borrower may identify and sell or lease certain of its goods or services and conduct a portion of its respective business.

                 (b) All proceeds (including any returned merchandise) which arise from the sale or lease of goods sold under a Tradename, except to the extent indicated on Exhibit G attached hereto in respect of the Tradenames owned by the Avon Mail Order Joint Venture and the Essence Mail Order Joint Venture, shall be owned solely by the respective Borrower and shall be subject to the security interests of Lender and the other terms of this Agreement and the other Financing Agreements.

                 (c)      New Tradenames may be used by Borrowers, but only if
(i) Lender is given at least thirty (30) days prior written notice of the intended use of any new Tradename and (ii) such supplemental financing statements or similar instruments Lender may request shall be executed and delivered to Lender by the respective Borrower intending to use same for filing or recording by Lender prior to the use of such new Tradename.

         6.2     Subsidiaries

         Borrowers shall not form or acquire, and Hanover shall not form or acquire, any direct or indirect Subsidiaries without the prior written consent of Lender, other than Non-Guarantor Subsidiaries acquired or formed by Hanover and other than Mail Order Joint Ventures which are Subsidiaries of Borrowers. In the sole discretion of Lender, in the event Lender's consent is required and Lender so consents, and in the case of Mail Order Joint Ventures which are Subsidiaries of Borrowers, upon such formation or acquisition, each Borrower or Hanover, as the case may be, shall cause each such Subsidiary, so formed or acquired by it, that owns, or is contemplated to own, assets having a fair market value greater than Ten Thousand Dollars ($10,000) to execute and deliver to Lender, in form and substance satisfactory to Lender: (a) an absolute and unconditional guarantee of payment of any and all present and future Obligations of Borrowers to Lender, (b) an agreement to be bound by the terms of this Agreement as though it were an original party hereto or a General Security Agreement, as Lender may require, (c) related UCC financing statements, and (d) such other mortgages, security and other agreements, documents and instruments as Lender may require, including, but not limited to, supplements and amendments hereto and other loan agreements or instruments evidencing Indebtedness of such new Subsidiary to Lender. With respect to each direct or indirect Subsidiary of Hanover listed on Exhibit B-1 attached hereto that owns assets with a fair market value greater than Ten Thousand Dollars ($10,000), Borrowers shall cause each such Subsidiary to execute and deliver to Lender each of the items referred to in subsections (a) through (d) of this
Section 6.2, unless such Subsidiary is dissolved by December 31, 1993.

         6.3     Indebtedness

         Borrowers shall not, and shall not permit any of their respective Subsidiaries, and Hanover shall not permit any of its Subsidiaries, other than Non-Guarantor Subsidiaries, to incur, create, assume or permit to exist any Indebtedness for Borrowed Money, except:

                 (a) the Obligations of Borrowers and any Subsidiary to Lender;

                 (b) Indebtedness of Borrowers or such Subsidiary where payment is secured solely by liens permitted under Section 6.4 hereof;

                 (c) Indebtedness of Borrowers to the Private Credit Card Purchaser under the Private Credit Card Agreement and Indebtedness of Borrowers to the parties to the Third Party Credit Card Agreements pursuant to the terms thereof;

                 (d) Indebtedness of Borrowers to IMR and QCC all of which is subordinated in right of payment and as to enforcement of remedies, as provided in the QCC-IMR Subordination Agreement;

                 (e) Indebtedness described on Exhibits H-1 through H-4 attached hereto and any successor or replacement financing with terms and evidenced by documents, instruments or agreements in form and substance acceptable to Lender in its discretion;

                 (f)      Intercompany loans or advances permitted under
Section 6.5 hereof;

                 (g) Indebtedness consisting of capital lease obligations in the aggregate amount outstanding at any one time of not greater than Five Million Dollars ($5,000,000) incurred in carrying out the Borrowers' computer systems replacement and upgrade plan;

                 (h) Indebtedness of Borrowers or other Subsidiaries of Hanover, and guaranties thereof by Hanover, incurred for the establishment or acquisition of, and improvements to, new Eligible Inventory Locations, first leased or acquired by Borrowers after May 5, 1993, provided (i) the aggregate amount of all such Indebtedness at any one time outstanding does not exceed Fifteen Million Dollars ($15,000,000) and (ii) the principal amounts or components of debt service and/or lease payments in respect of such Indebtedness and related expenditures for improvements do not exceed One Million Dollars ($1,000,000) in the aggregate in any one fiscal year of Borrowers; and

                 (i) Indebtedness of the 9.25% Guarantors to the holders of the 9.25% Notes as guarantors thereof, provided the 9.25% Notes and all Indebtedness evidenced thereby or related thereto, including the guarantees thereof by the 9.25% Guarantors, shall be unsecured (except for the Pledged Intercompany Note) and subordinated in right of payment to the Obligations of Hanover (as successor to THC) and of the 9.25% Guarantors upon the terms set forth in the Subordination Agreement dated on or about August 17, 1993 between Lender and the Note Purchaser and acknowledged by the Indenture Trustee (as defined therein), THC and the 9.25% Guarantors (as the same now exists or may hereafter be amended, modified, supplemented, restated or replaced, the "9.25% Subordination Agreement"); provided, that, (A) the aggregate principal amount of such Indebtedness at any time outstanding shall not exceed $20,000,000, (B) HDPI, Brawn and Hanover shall promptly furnish to the Lender such information and documents with respect thereto and as Lender may, from time to time, reasonably request, (C) the 9.25% Guarantors and Hanover shall not, directly or indirectly, (1) make any payments or prepayments in respect of principal or interest in respect of such Indebtedness, or any expenses related thereto, except as expressly permitted under the 9.25% Subordination Agreement, or (2) amend, modify, alter or change the terms of the arrangements or any agreements with respect to such Indebtedness, or (3) redeem, retire, defease, purchase or otherwise acquire any such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, except that the 9.25% Notes may be refinanced on the same subordinated basis with Hanover as the borrower and no additional obligors within the Affiliated Borrower Group, in an amount not to exceed $20,000,000 in the aggregate for such refinancing(s) provided (x) the proceeds are used to repay the 9.25% Notes and (y) there is no increase in the rate of interest above twelve (12%) percent per annum or in the frequency of interest payments or any change in the scope or terms of subordination (which terms of subordination shall be set forth in a subordination agreement having the same terms as the 9.25% Subordination Agreement, modified as appropriate, to refer to the debt and the holders and other parties thereto, the proceeds of which are used for such refinancing) other than any changes which are not adverse to Lender, and (D) Hanover and the 9.25% Guarantors shall furnish to Lender all notices, demands or other materials in connection with such Indebtedness promptly after the receipt thereof by them or concurrently with the sending thereof by them or on their behalf, as the case may be.

         6.4     Limitation on Liens

         Each Borrower shall not, and shall not permit any of its respective Subsidiaries, and Hanover shall not permit any of its Subsidiaries, other than Non-Guarantor Subsidiaries, to, create, incur, assume, or permit to exist any mortgage, pledge, security interest, lien, encumbrance, defect in title or restriction upon the use of its respective real or personal properties, whether now owned or hereafter acquired, except:

                 (a) the liens, encumbrances, or security interests in favor of Lender;

                 (b) tax, mechanics and other non-consensual statutory liens arising in the ordinary course of Borrowers' or such Subsidiary's business to the extent: (i) such liens secure

Indebtedness which is not overdue or (ii) until foreclosure or similar proceedings shall have been commenced, such liens secure Indebtedness relating to claims or liabilities which are (A) fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or (B) being contested in good faith by appropriate proceedings available to each Borrower and are adequately escrowed for or reserved against loan availability by Lender (subject in the case of reserves established for sales and/or use taxes to the provisions of Section 2.5(b) hereof), or as otherwise provided for under arrangements satisfactory to Lender;

                 (c) liens arising in connection with worker's compensation, unemployment insurance, surety, insurance or financial responsibility, appeal and release bonds, in each case limited to securities pledged as collateral for any of the foregoing;

                 (d) liens or security interests constituting purchase money liens or security interests upon specific fixed assets acquired, or liens or security interests existing on any such fixed assets at the time of acquisition thereof and including capital leases; provided, that:

                          (i)   no such purchase money lien or security
interest (or capital lease, as the case may be) with respect to specific fixed assets shall extend to or cover any other property other than the specific fixed assets so acquired, or acquired subject to such lien or security interest (or lease), or accessions thereto and the proceeds thereof;

                          (ii)  such lien or security interest only secures the
obligation to pay the purchase price of such specific fixed assets (or the obligations under the capital lease);

                          (iii)    the principal amount secured thereby shall
not exceed one hundred (100%) percent of the cost of the fixed assets so acquired; and

                          (iv)  no Event of Default or Incipient Default shall
have occurred and be continuing;

                 (e) liens of the Private Credit Card Purchaser on the GECC Collateral;

                 (f) liens or rights of set off against credit balances, but not liens on or rights of set off against other property of Borrowers, arising under the Third Party Credit Card Agreements;

                 (g) liens on equipment or leasehold improvements securing the Indebtedness under the capital lease obligations and incurred for leasehold establishment and improvements as permitted by Section 6.3(g) and (h) hereof; and

                 (h) the liens or security interests granted by Tweeds in favor of R.R. Donnelley & Sons Company ("Donnelley & Sons") and R.R. Donnelley Receivables, Inc. ("DRI") in all of the personal property of Tweeds to secure the Indebtedness of Tweeds to Donnelley & Sons and DRI evidenced by the Installment Note dated as of March 29, 1993, by Tweeds in favor of DRI in the original principal amount of $2,850,801.85 (as in effect on the date thereof) and subject to the Subordination and Intercreditor Agreement, dated as of March 29, 1993, among Lender, Donnelley & Sons and DRI; provided, that, by no later than December 31, 1993, all such liens and security interests granted by Tweeds in favor of Donnelley & Sons and DRI shall be, and all such Indebtedness satisfied, in each case by the issuance of HDI common stock to Donnelley & Sons and/or DRI in accordance with the agreement among HDI, Donnelley & Sons and/or DRI entered into in connection with the Tweeds Acquisition.

         6.5     Loans; Investments; Guarantees; Etc.

Borrowers shall not, and shall not permit any of their respective Subsidiaries, and Hanover shall not permit any of its Subsidiaries, other than Non-Guarantor Subsidiaries, to, directly or indirectly, make any loans or advance money or property to any Person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the stock or Indebtedness or all or a substantial part of the assets or properties of any Person, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly) or pay the Indebtedness, performance, obligations, stock or dividends of any person or agree to do any of the foregoing, except:

                 (a) the Guarantees of the Obligations of Borrowers in favor of Lender;

                 (b) Provided no Event of Default or Incipient Default has occurred and is continuing:

                          (i)   short-term loans or advances of money by one
Borrower to another Borrower in the ordinary course of business, or by a Borrower to any other Subsidiary of Hanover, other than to a Non-Guarantor Subsidiary, in the ordinary course of business;

                          (ii)  repayment by Borrowers to Hanover of valid
intercompany Indebtedness described on Exhibit H-4 attached hereto:

                               (A)       in the aggregate amount during
                         Borrowers' fiscal year ending on or about

                          December 31, 1993 not to exceed Five Million Two Hundred Thousand Dollars ($5,200,000) solely to be used by THC or Hanover to pay (x) dividends, sinking fund payments or redemption payments required under the terms and conditions existing as of May 5, 1993 of the THC 7.5% Cumulative Convertible Preferred Stock, and the THC Class B 8% Cumulative Preferred Stock or the preferred stock of Hanover issued in conversion thereof having the same terms issued pursuant to the reorganization described on Exhibit K to the Existing Loan Agreement; and (y) interest on the H&H 7 1/2% Convertible Subordinated Debentures according to their terms existing as of May 5, 1993;

                               (B)       [Intentionally Deleted]

                               (C)       in the aggregate amount during
                          Borrowers' fiscal year ending on or about December 31, 1994 not to exceed Six Million Fifty Thousand Dollars ($6,050,000), solely to be used by Hanover to pay (x) dividends, sinking fund payments or redemption payments required under the terms and conditions existing as of May 5, 1993 of the THC 7.5% Cumulative Convertible Preferred Stock and the THC Class B 8% Cumulative Preferred Stock or the preferred stock of Hanover issued in conversion thereof having the same terms issued pursuant to the reorganization described on Exhibit K to the Existing Loan Agreement, and (y) interest on the H&H 7 1/2% Convertible Subordinated Debentures according to their terms existing as of May 5, 1993;

                               (D)       in the aggregate amount during
                          Borrowers' fiscal year ending on or about December 31, 1995 not to exceed Four Million Three Hundred Thousand Dollars ($4,300,000), solely to be used by Hanover to pay (x) dividends, sinking fund payments or redemption payments required under the terms and conditions existing as of May 5, 1993 of the THC 7.5% Cumulative Convertible Preferred Stock and the THC Class B 8% Cumulative Preferred Stock or the preferred stock of Hanover issued in conversion thereof having the same terms issued pursuant to the reorganization described on Exhibit K to the Existing Loan Agreement, and (y) interest on the H&H 7 1/2% Convertible Subordinated Debentures according to their terms existing as of May 5, 1993; and

                               (E) in the aggregate amount necessary to pay, and so used by Hanover to pay, a portion of the regularly scheduled payments of interest under the 9.25% Notes, but not to exceed such interest upon $14,000,000 in principal amount of the 9.25% Notes, or up to $14,000,000 in principal at scheduled maturity when due under the 9.25% Notes, or in the amount necessary to pay the out-of-pocket expenses of the Note Purchaser and the Indenture Trustee in respect of the 9.25% Notes, in each case according to the terms of the 9.25% Notes as in effect as of August 17, 1993 and provided that such payments are permitted to be made and received under the terms of the 9.25% Subordination Agreement.

                   (iii) repayment by Borrowers to Hanover of intercompany loans, not to exceed $6,000,000 in principal amount, plus interest thereon, made by THC to Borrowers with such amount of the proceeds of issuance of the 9.25% Notes remaining after the prepayment, discharge or defeasance of all Indebtedness under the then outstanding Amended 8% Senior Subordinated Notes of THC and the 14% Senior Subordinated Debentures of H&H, which intercompany loans were initially used by Borrowers for working capital; provided that such repayments are used by Hanover as provided in Section 6.27 hereof, or, if so required by paragraph 6 of the 9.25% Notes, to effect any required prepayment, not to exceed $6,000,000 in principal amount, plus interest thereon, of the 9.25% Notes.

                 (c) the endorsement of instruments for collection or deposit in the ordinary course of business;

                 (d) investments in any new Mail Order Joint Venture that is formed in accordance with Section 6.2 hereof or, if not a Subsidiary of a Borrower, is permitted under Section 6.26 hereof;

                 (e) the guarantee by any of the Borrowers in favor of American Express Travel Related Services Company,. Inc., a Third Party Credit Card Issuer, of any Indebtedness of any of the other Borrowers arising under the Independent and Chain Establishment Agreement dated January 29, 1991, among Borrowers and American Express Travel Related Services Company, Inc. with respect to rights of chargeback or setoff or otherwise, subject nevertheless to the rights of Lender under the Third Party Credit

Card Acknowledgments to which such Third Party Credit Card Issuer (or its Affiliates) is a party; and

                 (f) investments in the following instruments, which shall be pledged and delivered to Lender upon Lender's request, (i) marketable obligations issued or guaranteed by the United States of America or an instrumentality or agency thereof, maturing not more than one (1) year after the date of acquisition thereof, (ii) certificates of deposit or other obligations maturing not more than one (1) year after the date of acquisition thereof issued by any bank or trust company organized under the laws of and located in the United States of America or any State thereof and having capital, surplus and undivided profits of at least One Hundred Million Dollars ($100,000,000), and (iii) open market commercial paper with a maturity not in excess of two hundred seventy (270) days from the date of acquisition thereof which have the highest credit rating by either Standard & Poor's Corporation or Moody's Investors Service, Inc.

         6.6     Transactions with Affiliates

         Borrowers shall not, and shall not permit any of their respective Subsidiaries, and Hanover shall not permit any of its Subsidiaries, other than Non-Guarantor Subsidiaries, to, directly or indirectly:

                 (a) purchase, acquire or lease any property from, or sell, transfer or lease any property to, any shareholder, officer, director, agent, employee or Affiliate, except on prices or terms no less favorable than would have been obtained in an arm's length transaction with a non-Affiliated Person, unless such transaction is permitted by another provision of this
Section 6.6 or Section 6.5 hereof, but in no event shall any such transaction be engaged in by Borrowers or other members of the Affiliated Borrower Group with a Non-Guarantor Subsidiary without Lender's prior written consent in each instance; or

                 (b) make any payment of management fees, tax sharing payments, dividends, distributions (other than its own capital stock), or the principal amount of or interest on any Indebtedness owing to any Affiliate, except

                          (i)  with respect to any entire fiscal year of
Borrowers for which a consolidated Federal income tax return is filed by H&H or Hanover that includes Borrowers and a positive consolidated tax liability is due, as calculated and shown in the consolidated federal income tax return as filed by H&H or Hanover, as the case may be, each Borrower may pay to H&H or Hanover, as the case may be, an amount, not to exceed the lesser of (x) such Borrower's allocable share of the consolidated Federal income tax liability for each such year and (y) the accrued and unpaid liability of such Borrower to H&H or Hanover arising under the Tax Sharing Agreement in respect of the prior use by such Borrower of H&H's or Hanover's net operating losses to reduce the amount of Federal income tax liability otherwise payable for any prior fiscal year of such Borrower had its Federal income tax liability for such year been computed on a separate Federal income tax return instead of a consolidated Federal income tax return with H&H or Hanover, as the case may be; provided, that, such Borrower is required to make each such payment to H&H or Hanover pursuant to the Tax Sharing Agreement;

                          (ii) repayment of intercompany loans and advances
permitted under Section 6.5 hereof and repayment by GBM, Gump's and/or Gump's Holdings to H&H or Hanover of up to $400,000 advanced by H&H to GBM, Gump's and/or Gump's Holdings for expenses incurred in connection with the Gump's Acquisition.

                          (iii)    management fees to NAR or an Affiliate of
NAR in the aggregate amount of not greater than Seven Hundred Fifty Thousand Dollars ($750,000) in each of calendar years 1993, 1994 and 1995;

                          (iv) customary and reasonable directors' fees to
directors of Borrowers or Hanover, in the same amounts as are paid to its non-Affiliate directors;

                          (v)  payments of legal expenses incurred by H&H, THC
or Hanover on behalf of Borrowers, not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in any one fiscal year of Borrowers, plus additional amounts for, respectively, the settlement of the litigation described as Shapiro v. H&H on Exhibit F hereto of not more than Sixty-Five Thousand Dollars ($65,000) and of the litigation described as Clay v. BOA on Exhibit F hereto of not more than One Hundred Seventy-Five Thousand Dollars ($175,000); and

                          (vi) payments made by one Borrower to another
Borrower to reconcile the payments posted in due course to the respective Accounts of such Borrower and other receipts with the application of daily collections and receipts to the respective loan accounts of Borrowers hereunder;

provided, however, in each case under clauses (i) through (v) of Section 6.6(b) hereof that no Event of Default or Incipient Default has occurred and is continuing; or

                 (c) declare or pay any dividend on account of any share of any class of capital stock of Borrowers or any Subsidiary of Hanover, or any other Person, now or hereafter outstanding, or set aside or otherwise deposit or invest any sum for such purpose, or redeem, retire, defease, purchase, repurchase or otherwise acquire for value any share of any class of capital stock of Borrowers or any Subsidiary of Hanover (or set aside, pay into a sinking fund or otherwise deposit or invest any sum for such purpose) for any consideration other than its own capital stock or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing, except that dividends may be declared and paid by Hanover on any preferred stock of THC issued or outstanding on May 5, 1993 in accordance with its terms as of May 5, 1993 or under the preferred stock of Hanover having the same terms issued in conversion thereof pursuant to the reorganization described in Exhibit K to the Existing Loan Agreement, in each case out of legally available funds therefor, and provided no Event of Default or Incipient Default has occurred and is continuing.

         6.7     Maintenance of Existence

         Each Borrower and each Guarantor shall at all times preserve, renew and keep in full force and effect its corporate existence and rights and franchises with respect thereto and each Borrower and each Guarantor shall maintain in full force and effect all permits, licenses, trademarks, tradenames, approvals, authorizations, leases and contracts necessary to carry on the business as presently or proposed to be conducted, provided that (i) any Guarantor, other than Hanover, may be dissolved at such time as it ceases to conduct business and owns less than Ten Thousand Dollars ($10,000) of assets,
(ii) the assets of Leavitt and Ring shall be liquidated into THC within one hundred twenty (120) days after May 5, 1993, and (iii) in connection with the reorganization of certain members of the Affiliated Borrower Group effected as described on Exhibit K attached to the Existing Loan Agreement, Borrowers shall deliver and cause to be delivered to Lender such additional documents and instruments pursuant to Section 6.20 hereof as Lender shall request in connection with such reorganization. None of the Borrowers or any Guarantor shall engage, directly or indirectly, in any line of business other than the business in which it is engaged on the date hereof.

         6.8     Sale and Leasebacks

         None of the Borrowers shall enter into, and Hanover shall not permit any of its Subsidiaries to enter into, any arrangement, directly or indirectly, with any Person whereby such Borrower or Subsidiary shall sell or transfer any property, real or personal, whether now owned or hereafter acquired, and thereafter rent or lease such property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred, unless such sale and leaseback relates to real property first acquired and occupied after May 5, 1993 and such Borrower delivers to Lender all applicable mortgagee and landlord waivers, access and use agreements, in the form of Exhibit I attached hereof.

         6.9     Sale of Assets, Consolidation,
                 Merger, Dissolution, Etc.

         None of the Borrowers, or any of their respective Subsidiaries or Mail Order Joint Ventures or any Subsidiary of Hanover shall, directly or indirectly, merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with Borrowers, any of their respective Subsidiaries or Mail Order Joint Ventures or any Subsidiary of Hanover, or sell, assign, lease, transfer, abandon or otherwise dispose of any stock or Indebtedness of Borrowers, any of their respective Subsidiaries or Mail Order Joint Ventures or of any Subsidiary of Hanover to any other Person, or any of their property or assets to any other Person (other than sales of Inventory in the ordinary course of business and sales of Equipment as permitted under Section 6.12 hereof and except as permitted under Sections 6.21 and 6.23 hereof) or wind up, liquidate or dissolve or agree to do any of the foregoing; provided, however, that (i) the foregoing shall not restrict transactions otherwise permitted by the terms of Section 6.5(b) or 6.6(b) hereof, as applicable, and (ii) any Subsidiary of Borrowers which is a Guarantor, shall be dissolved at such time as it ceases to actively conduct business and owns less than Ten Thousand Dollars ($10,000) of assets.

         6.10    Compliance with Laws, Regulations, Etc.

         Each Borrower and each member of the Affiliated Borrower Group shall at all times comply in all material respects with all applicable provisions of laws, rules, regulations, licenses, permits, approvals and orders and duly observe all requirements, of any foreign, Federal, State or local governmental authority, including, without limitation, ERISA, the IRC, the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, all Federal, State and local statutes, regulations, rules and orders relating to consumer credit (including, without limitation, as each has been or may be amended the Truth-in-Lending Act, the Fair Credit Billing Act, the Equal Credit Opportunity Act and the Fair Credit Reporting Act and the regulations, rules and orders promulgated thereunder), all Federal, State and local statutes, rules and orders relating to sale of consumer goods and mail order sales (including, without limitation, the Consumer Product Safety Act of 1972, as amended, and the Federal Trade Commission Act of 1914, as amended, and the rules, regulations and orders promulgated thereunder) and all other statutes, rules, regulations, orders, permits and stipulations relating to environmental pollution and employee health and safety, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the Resource Conservation and Recovery Act of 1976, as amended, and any similar State or local statutes with respect thereto, and the regulations, rules and orders promulgated thereunder, subject, in the case of any such law relating to the payment or collection and remittance of sales and/or use taxes, to the provisions of Sections 5.8(b) and 2.5(b) hereof, which shall control with respect to such matters in lieu of this Section 6.10.

         6.11    Payment of Taxes and Claims

         Borrowers shall duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against them or their properties or assets, except for taxes which are being contested in good faith by appropriate proceedings and with respect to which reserves have been set aside in accordance with generally accepted accounting principles consistently applied, in the determination of Lender, or if requested by Lender to protect Lender's security interests or liens in any Collateral or Guarantor Collateral, adequate amounts have been escrowed with or reserved against by Lender or other arrangements satisfactory to Lender are made to cover all amounts which are claimed due plus interest and possible penalties thereon; provided, however, that with respect to sales and/or use taxes the provisions of Sections 5.8(b) and 2.5(b) hereof shall control with respect to such matters in lieu of this
Section 6.11 hereof. Borrowers shall be liable for any tax or penalty imposed upon any transaction under this Agreement or any of the other Financing Agreements or giving rise to any Collateral or Guarantor Collateral or which Lender may be required to withhold or pay for any reason and Borrowers shall indemnify and hold Lender harmless with respect thereto, and shall repay to Lender on demand the amount thereof, and, until paid by Borrowers, such amount shall be added and deemed part of the Obligations, provided, that, nothing contained herein shall be construed to require Borrowers to pay any income tax attributable to the income of Lender in respect of any compensation charged or paid hereunder to Lender.

         6.12    Properties in Good Condition

                 (a) Each Borrower and Guarantor shall keep its properties in good repair, working order and condition (reasonable wear and tear excepted) and, from time to time, make all needful and proper repairs, renewals, replacements, additions and improvements thereto, so that the business carried on may be properly and advantageously conducted at all times in accordance with prudent business management. The Inventory and the Equipment of each Borrower and Guarantor shall be used in its business and not for personal, family, household or farming use.

                 (b) All of the Inventory of each Borrower is and shall be held for sale in the ordinary course of such Borrower's mail order and retail business and is and shall be fit for such purposes. Borrowers shall not sell or otherwise dispose of any

Inventory except for mail order and retail sales in the ordinary course of business and except for sales of outdated and surplus Inventory in the absence of an Event of Default or Incipient Default which is continuing that comply with the provisions of Section 6.21 hereof. Borrowers shall maintain all Inventory according to a computerized perpetual inventory accounting system. Borrowers shall keep the Inventory in good and marketable condition, at their own expense. Borrowers shall not, without the prior written notice to Lender, acquire or accept any Inventory on consignment or approval. Borrowers shall conduct a physical count of the Inventory of Borrowers, at their expense, at least annually prior to an Event of Default and at least twice a year during the continuance of an Event of Default, and shall promptly supply Lender with a copy of each such count. Borrowers shall not, without the prior written consent of Lender, sell any Inventory on a bill-and-hold, guaranteed sale, sale and return, sale on approval, or other repurchase or return basis, except for Borrowers' existing return policies for their mail order sales and retail store sales, in each case in the ordinary course of business and prior to an Event of Default.

                 (c) The Equipment of each Borrower, other than any Equipment constituting fixtures as of the date hereof, is now and shall remain personal property and Borrowers shall not permit any material part of such Equipment to be or become a part of or affixed to real property without (i) prior written notice to Lender and the written consent of Lender and (ii) first making all arrangements, and delivering or causing to be delivered to Lender, such agreements and other documentation requested by Lender for the protection and preservation of its security interests and liens, in form and substance satisfactory to Lender.

                 (d) Borrowers shall not, without Lender's prior written consent, sell, lease as a lessor, or otherwise dispose of any part of their Equipment that has a fair market value greater than Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate for all such transactions in any fiscal year of Borrowers. In the event any such Equipment is sold, transferred or otherwise disposed of with Lender's prior written consent or as permitted hereunder without such consent and: (i) such sale, transfer or disposition is effected without replacement of such Equipment, or such Equipment is replaced by Equipment leased by Borrowers, or by Equipment purchased by Borrowers subject to a Purchase Money Lien, then Borrowers shall deliver all of the cash proceeds of any such sale, transfer or disposition to Lender, which proceeds shall be (A) applied to the repayment of the Obligations of Borrowers as applicable, in such order and manner as Lender shall determine or (B) retained by Lender as cash Collateral; or (ii) such sale, transfer or disposition is made in connection with the purchase by Borrowers of replacement Equipment, then Borrowers shall use the proceeds of such sale, transfer or disposition to finance the purchase by Borrowers of replacement Equipment and shall deliver to Lender written evidence of the use of the proceeds for such purchase. All replacement Equipment purchased by Borrowers shall be free and clear of all liens, claims and encumbrances, except as otherwise permitted hereunder.

                 (e) Borrowers assume and shall indemnify Lender from and against all responsibility and liability arising from or relating to the use, sale or other disposition of their respective Inventory and Equipment.

         6.13    Insurance

         Borrowers and Guarantors shall at all times maintain, with financially sound and reputable insurers, insurance with respect to the Collateral and Guarantor Collateral, insuring the same and their business against loss or damage of the kind and in the amounts customarily insured against by corporations of established reputation engaged in the same or similar business and similarly situated, and Borrowers and Guarantors shall maintain public liability insurance against claims for personal injury, death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by them and occurring in connection with the use (or otherwise) of any products manufactured or sold by them, worker's compensation insurance, and business interruption insurance. Said policies of insurance shall be satisfactory to Lender as to form, amount and insurer. Borrowers and Guarantors shall furnish certificates, policies or endorsements to Lender as proof of such insurance, and, if they fail to do so, Lender is authorized, but not required, to obtain such insurance at the expense of Borrowers and Guarantors. All policies shall provide for at least thirty
(30) days prior written notice to Lender of any cancellation or reduction of coverage. Lender, and its designees, are hereby irrevocably appointed to act as attorney-in-fact for Borrowers and Guarantors in obtaining, and at any time during the continuance of an Event of Default, adjusting, settling, amending and canceling such insurance. Borrowers and each Guarantor shall obtain non-contributory lender's loss payable endorsements to all insurance policies in form and substance satisfactory to Lender specifying that the proceeds of such insurance shall be payable to Lender and further specifying that Lender shall be paid regardless of any act or omission by Borrowers and/or any Guarantor. At its option, Lender may apply any insurance proceeds received by Lender at any time to the cost of repairs or replacement of Collateral and/or to payment of the Obligations of Borrowers and/or any Guarantor, whether or not then due, in any order and in such manner as Lender, in its discretion, may determine. Lender may retain such proceeds as cash Collateral for the Obligations.

         6.14    Appraisals

         Borrowers shall, at Borrowers' expense and after Lender's request, deliver to Lender at least one (1) time during each calendar year during the Term, and upon the request of Lender, one (1) more time during each such calendar year, or permit Lender, with the same frequency, to obtain, written reports or appraisals by the Appraiser of any or all of the Collateral, in form, scope and methodology acceptable to Lender, and including, but not limited to, a report as to the Orderly Liquidation Value of the Inventory of Borrowers; provided, however, that if an Event of Default or Incipient Default shall have occurred and be continuing, Borrowers shall, at Borrowers' expense, deliver to Lender, at Lender's request, additional and more frequent written reports or appraisals by the Appraiser of any or all of the Collateral, including, but not limited to, reports as to the Orderly Liquidation Value of the Inventory of Borrowers or such other reports in such form, scope and methodology acceptable to Lender.

         6.15    Compliance with ERISA

         None of the Borrowers or any other member of the Affiliated Borrower Group shall, with respect to all "employee pension benefit plans" maintained by Borrowers or any other member of the Affiliated Borrower Group:

                 (a) (i) terminate any of such employee pension benefit plans so as to incur any liability to the Pension Benefit Guaranty Corporation established pursuant to ERISA, (ii) allow or suffer to exist any prohibited transaction involving any of such employee pension benefit plans or any trust created thereunder which would subject Borrowers or any member of the Affiliated Borrower Group to a tax or penalty or other liability on prohibited transactions imposed under Section 4975 of the IRC or under ERISA, (iii) fail to pay to any such employee pension benefit plan any contribution which it is obligated to pay under the terms of such plan, (iv) allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such employee pension benefit plan, (v) allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any such employee pension benefit plan that is a single employer plan, which termination could result in any liability to the Pension Benefit Guaranty Corporation, or
(vi) incur any withdrawal liability with respect to any multiemployer plan which is not fully bonded; except only, in the case of any of the foregoing, if the resulting liability or potential liability of Borrowers or other member(s) of the Affiliated Borrower Group, would not, individually or in the aggregate, exceed Two Hundred Fifty Thousand Dollars ($250,000).

                 (b) As used in this Section 6.15, the terms "employee pension benefit plan," "employee benefit plan", "single employer plan", "multiemployer plan", "accumulated funding deficiency" and "reportable event" shall have the respective meanings assigned to them in ERISA, and the term "prohibited transaction" shall have the meaning assigned to it in Section 4975 of the IRC or under ERISA.

         6.16    Notice of Default

         Promptly upon any Responsible Officer becoming aware of the existence of any condition or event which constitutes an Event of Default or Incipient Default, Borrowers shall give Lender written notice thereof specifying the nature of such condition or event.

         6.17    Financial Statements and Other Information

                 (a) Borrowers shall promptly furnish to Lender all such financial information regarding each Borrower and each member of the Affiliated Borrower Group as Lender shall reasonably request, and notify the auditors and accountants of Borrowers and each member of the Affiliated Borrower Group that Lender is authorized to obtain such information directly from them. Without limiting the foregoing, Borrowers shall furnish to Lender, in such detail as Lender shall request, the following:

                          (i)     As soon as available, but in any event not
later than ninety (90) days after the close of each fiscal year, consolidated audited balance sheets, and statements of income and expense, cash flows and stockholders' equity for Hanover and its Subsidiaries for such fiscal year, and the accompanying notes thereto, setting forth in each case, in comparative form, figures for the previous fiscal year, all in reasonable detail, fairly presenting the financial position and the results of operations of Hanover and its Subsidiaries, as at the date thereof and for the fiscal year then ended, and prepared in accordance with generally accepted accounting principles, consistently applied. Such statements shall be examined in accordance with generally accepted auditing standards by and accompanied by an unqualified report and opinion thereon by one of the following independent certified public accountants selected by Hanover: Arthur Andersen & Co.; Coopers and Lybrand; Ernst & Young; Deloitte & Touche; KPMG Peat Marwick; or Price Waterhouse & Co.

                          (ii)    As soon as available, but in any event not
later than forty-five (45) days after the close of each fiscal quarter, the consolidated unaudited balance sheet of H&H and its Subsidiaries and the consolidated and consolidating unaudited balance sheets of THC and its Subsidiaries as at the end of such quarter, consolidated unaudited statements of income and expense and changes in financial position of H&H and its

Subsidiaries and consolidated and consolidating unaudited statements of income and expense and changes in financial position for THC and its Subsidiaries for such quarter and for the period from the beginning of the fiscal year to the end of such quarter, together with the accompanying notes thereto, if any, all in reasonable detail, fairly presenting the financial position and results of operation of H&H and its Subsidiaries and THC and its Subsidiaries as at the date thereof and for such periods, prepared in accordance with generally accepted accounting principles, consistently applied. Commencing with the fiscal quarter ending on or about September 25, 1993, the foregoing financial statements shall be prepared for Hanover and its Subsidiaries in lieu of H&H and THC and their Subsidiaries. The foregoing financial statements shall be certified to comply with this Section by the chief financial officer(s) of H&H, THC and Borrowers, or of Hanover and Borrowers, as the case may be, subject to normal year-end adjustments.

                          (iii)   (A)    As soon as available, but in any event
not later than (x) thirty (30) days after the end of each fiscal month (other than the January fiscal month, in which case not later than forty-five (45) days after the end of such fiscal month), the consolidated unaudited balance sheet of H&H and its Subsidiaries as at the end of such month, (y) forty-five
(45) days after the end of each fiscal month, the consolidated unaudited balance sheet of THC and its Subsidiaries as at the end of such month, and (z) sixty (60) days after the end of each fiscal month, the consolidating unaudited balance sheets of THC and its Subsidiaries as at the end of such month. Commencing with the fiscal month ending on or about September 25, 1993, the foregoing financial statements shall be prepared for Hanover and its Subsidiaries in lieu of H&H and THC and their Subsidiaries.

                                  (B)    As soon as available, but in any event
not later than thirty (30) days after the end of each fiscal month (other than the January fiscal month, in which case not later than ninety (90) days after the end of such fiscal month, and other than the March, June and September fiscal months, in which case not later than forty-five (45) days after the end of such fiscal months), the consolidated unaudited statements of income and expense of H&H and its Subsidiaries and the consolidated unaudited statements of income and expense for THC and its Subsidiaries for such month and for the period from the beginning of the fiscal year to the end of such month. Commencing with the fiscal month ending on or about September 25, 1993, the foregoing financial statements shall be prepared for Hanover and its Subsidiaries in lieu of H&H and THC and their Subsidiaries.

All such statements in Sections 6.17(a)(iii)(A) and (B) hereof shall be in reasonable detail, fairly presenting the financial position and results of operation of H&H and its Subsidiaries or

THC and its Subsidiaries or Hanover and its Subsidiaries, as the case may be, as at the dates thereof and for such periods, and prepared in accordance with generally accepted accounting principles consistently applied. All such statements in Sections 6.17(a)(iii)(A) and (B) shall be certified to comply with this Section by the chief financial officer(s) of H&H, THC and Borrowers, or of Hanover and Borrowers, as the case may be, subject to normal year-end adjustments.

                          (iv)    With each of the audited financial statements
delivered pursuant to Section 6.17(a)(i) above, a certificate of the independent certified public accountants who examined such statements to the effect that they have reviewed and are familiar with the Financing Agreements and that, in examining such financial statements, they did not become aware of any fact or condition which then constituted an Event of Default or Incipient Default, except for those, if any, described in reasonable detail in such certificate.

                          (v)     Simultaneously with the delivery of each of
the annual audited and quarterly and monthly unaudited financial statements as set forth herein, Lender shall receive a certificate of the chief financial officer of Borrowers:

                                  (A)    setting forth in reasonable detail the
calculations required to establish that Borrowers were in compliance with the covenants set forth in Sections 6.18 and 6.19 hereof during the period covered in such financial statements; and

                                  (B) stating that, except as explained in
reasonable detail in such certificate, (1) all of the representations, warranties and covenants of Borrowers contained in this Agreement and the other Financing Agreements are correct and complete as at the date of such certificate and (2) no Event of Default then exists or existed during the period covered by such financial statements.

If such certificate discloses that a representation or warranty is not correct or complete, or that a covenant has not been complied with, or that an Event of Default existed or exists, such certificate shall set forth what action Borrowers have taken or propose to take with respect thereto (but without prejudice to Lender's rights to declare an Event of Default immediately with respect thereto and/or exercise any of its rights and remedies hereunder or otherwise with respect thereto). At such time, Borrowers shall also provide a narrative describing and analyzing in reasonable detail all material trends, changes and developments in each and all financial statements.

                          (vi)    Promptly after delivery thereof, any
management letters and reports by such independent certified public accountants to H&H, THC, Hanover and their Subsidiaries and Mail Order Joint Ventures.

                          (vii)   Reports on sales, including:

                                  (A)    Weekly reports of sales, indicating
for each Borrower gross sales, returns, allowances and net sales;

                                  (B)    Monthly reports of sales for each
category of Inventory of each Borrower, i.e., General Merchandise Inventory, Home Furnishings Inventory, Men's Fashion Inventory and Women's Fashion Inventory, Gump's Eligible Inventory, TSC Eligible Inventory and Tweeds Eligible Inventory, indicating for such Inventory category, the sales for each catalog of each Borrower and of each retail store of Borrowers; and

                                  (C)    Quarterly reports of sales and
operating profits for that quarter with a comparison to the immediately preceding quarter for each category of Inventory of each Borrower, i.e., General Merchandise Inventory, Home Furnishings Inventory, Men's Fashion, Inventory, Women's Fashion Inventory, Gump's Eligible Inventory, TSC Eligible Inventory and Tweeds Eligible Inventory, indicating for such Inventory category, the sales for each catalog of each Borrower and each retail store of Borrowers.

                          (viii) Reports on Inventory, including:

                                  (A)    Weekly reports as to Inventory,
indicating the aggregate Value of each category of Inventory of each Borrower, i.e., General Merchandise Inventory, Home Furnishing Inventory, Men's Fashion Inventory, Women's Fashion Inventory and Gump's Eligible Inventory (showing catalog and retail store Inventory of GBM and Gump's separately), TSC Eligible Inventory (showing catalog and retail store Inventory of TCSA and SDSA separately) and Tweeds Eligible Inventory;

                                  (B)    Monthly reports as to Inventory,
including each category of Inventory of each Borrower, i.e., General Merchandise Inventory, Home Furnishing Inventory, Men's Fashion Inventory, Women's Fashion Inventory, Gump's Eligible Inventory, TCS Eligible Inventory, Tweeds Eligible Inventory and each catalog of each Borrower and each retail store of Borrowers on a perpetual basis by Value;

                                  (C)    Monthly reports in respect of each
catalog of each Borrower in respect of unfilled orders in the aggregate, indicating the number of days that orders have not been filled for each catalog of each Borrower; and

                                  (D)    Weekly reports as to Inventory by
Borrowers indicating items of Inventory in transit to Borrowers grouped according to the documentary letter of credit and/or bill of lading number.

                          (ix)    Monthly reports on sales and use tax
collections, deposits and payments, including a written analysis prepared by Borrowers in respect of monthly sales and use tax accruals and, if requested by Lender, copies of sales and use tax return, filed by Borrowers.

                          (x)     Monthly reports on Accounts, including
aggregate outstanding amounts, prepayments, accruals and returns and other credits.

                          (xi)    Any other financial and other information
regarding the Collateral or Guarantor Collateral as Lender may reasonably request from time to time.

                          (xii) As soon as available, but in any event not
later than five (5) days after receipt by Borrowers, any statements, reports, notices or documents furnished to Borrowers by the Private Credit Card Purchaser or the parties to any of the Third Party Credit Card Agreements, including any Third Party Credit Card Issuer or servicing agent or purchaser or financial intermediary, together with such additional information as shall be sufficient to enable Lender to monitor the transactions pursuant to the Private Credit Card Agreement and the Third Party Credit Card Agreements.

                 (b) Borrowers shall promptly notify Lender in writing when any Responsible Officer becomes aware that any investigation, action, suit, proceeding or claim involving a potential loss or liability to any Borrower or any other member of the Affiliated Borrower Group in excess of Two Hundred Fifty Thousand Dollars ($250,000), which exposure is not covered by insurance.

                 (c) Borrowers and each Guarantor shall promptly provide Lender with any material information, notices, requests or reports filed with, or furnished to, or received from any governmental or regulatory authority, including all Forms 10- K, 10-Q and 8-K, and proxy materials and other disclosure materials filed with the SEC, or furnished to the shareholders of Borrowers and/or Guarantors.

                 (d) In addition to and not by way of limiting the other provisions of this Section 6.17, Borrowers and each Guarantor will promptly provide Lender with such budgets, forecasts, projections, business plans, cash flows and other information respecting the business operations and financial or other condition of Borrowers and Guarantors, including information about Borrowers' arrangements with trade creditors and such trade creditors' support for the coming seasons, as Lender may, from time to time, request.

                 (e) Lender is authorized to deliver a copy of any financial statement or any other information relating to the business, operations or financial condition of Borrowers and any member of the Affiliated Borrower Group, which may be furnished to it hereunder or otherwise, to any court, regulatory body or agency having jurisdiction over Lender or to any other person which shall, or shall have any right or obligation to, succeed to all or any part of Lender's interests in any of the Obligations, this Agreement, the other Financing Agreements, or the Collateral or Guarantor Collateral, including, without limitation, any Participant.

                 (f) Each Borrower and each Guarantor hereby irrevocably authorizes and directs all accountants, auditors and other third parties (but excluding Borrower's and Guarantor's attorneys) to deliver to Lender at Borrowers' expense, copies of the financial statements, papers related thereto or other accounting records of any nature in their possession and to disclose to Lender any information they may have regarding the business affairs and financial condition of Borrowers and each other member of the Affiliated Borrower Group. Lender shall obtain the applicable Borrower's or Guarantor's prior written consent before making any request pursuant to this Section 6.17(f), which consent such Borrower or Guarantor shall not unreasonably withhold or delay.

         6.18    Consolidated Working Capital

                 (a) Hanover and HDPI, respectively, shall, as at the end of each fiscal month, maintain Consolidated Working Capital (i) calculated on a consolidated basis for Hanover and its Subsidiaries, including Borrowers (but excluding Non-Guarantor Subsidiaries), of not less than Thirty-One Million Five Hundred Thousand Dollars ($31,500,000) and (ii) calculated on a consolidated basis for HDPI and its Subsidiaries of not less than Thirty One Million Eight Hundred Dollars ($31,800,000).

                 (b) Notwithstanding Section 6.18(a), with respect to each fiscal month of Hanover ending before April 1, 1994, the current assets and current liabilities of Gump's Holdings, GBM and Gump's shall be excluded from the calculation of any Consolidated Working Capital under such Section.

         6.19    Consolidated Net Worth

                 (a) Hanover and HDPI, respectively, shall, as at the end of each fiscal month, maintain Consolidated Net Worth (i) calculated on a consolidated basis for Hanover and its Subsidiaries, including Borrowers (but excluding Non-Guarantor

Subsidiaries), of at least Thirteen Million Dollars ($13,000,000) and (ii) calculated on a consolidated basis for HDPI and its Subsidiaries of not less than negative Forty-Three Million Nine Hundred Thousand Dollars (-$43,900,000).

                 (b) Notwithstanding Section 6.19(a), with respect to each fiscal month of Hanover ending before April 1, 1994, the assets and liabilities of Gump's Holdings, GBM and Gump's shall be excluded from the calculation of Consolidated Net Worth under such Section.

         6.20    Further Assurances

         Each Borrower and Guarantor has executed or shall execute and deliver to Lender such of the other Financing Agreements to which it is a party and financing statements pursuant to the UCC, in form and substance satisfactory to Lender. Borrowers and each Guarantor shall, at their expense, at any time or times duly execute and deliver, or shall cause to be duly executed and delivered, such further agreements, instruments and documents, including, without limitation, additional security agreements, mortgages, deeds of trust, deeds to secure debt, collateral assignments, pledge agreements, Uniform Commercial Code financing statements or amendments or continuations thereof, landlord's or mortgagee's waivers of liens and consents to the exercise by Lender of all the rights and remedies hereunder, under any of the other Financing Agreements or applicable law with respect to the Collateral and/or Guarantor Collateral, and do or cause to be done such further acts as may be necessary or proper in Lender's opinion to evidence, perfect, maintain and enforce the security interest and the priority thereof in the Collateral and Guarantor Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements. Where permitted by law, Borrowers and each Guarantor hereby authorize Lender to execute and file one or more Uniform Commercial Code financing statements signed only by Lender. Upon the request of Lender, at any time and from time to time, Borrowers and each Guarantor shall, at their cost and expense, do, make, execute, deliver and record, register or file financing statements, mortgages, deeds of trust, deeds to secure debt, and other instruments, acts, pledges, assignments and transfers (or cause the same to be done) and will deliver to Lender such instruments evidencing items of Collateral or Guarantor Collateral as may be requested by any of them.

         6.21    Sales of Outdated and Surplus Inventory

                 (a) Borrowers may sell, transfer or dispose of outdated and surplus Inventory to jobbers or other third parties only to the extent that any one transaction or series of related transactions does not involve Inventory having an aggregate original cost to Borrowers of greater than Four Million Dollars

($4,000,000); provided, that (i) Borrowers remit, or cause to be remitted, to Lender all the proceeds of such sales; (ii) Borrowers account for all such sales separately in the weekly Inventory reports provided to Lender; (iii) Borrowers provide to Lender written notice within five (5) calendar days after each such sale; and (iv) no Event of Default or Incipient Default has occurred and is continuing.

                 (b) In the event that any sale by Borrowers referred to in Section 6.21(a) hereof could result in the Excess Availability falling below One Dollar ($1.00), Borrowers shall notify Lender in writing at least five (5) business days prior to the consummation of such sale.

         6.22    Maintenance and Delivery of Customer Lists

         Borrowers shall create and maintain all Customer Lists in industry standard formats stored on industry standard electronic data storage media and accessible using industry standard hardware and software. Customer Lists shall be updated and delivered to the storage and escrow agent under the Customer List Escrow Agreement, not less frequently than monthly, on or before the tenth
(10th) day of each month. Receipt of the delivery of such updated Customer Lists shall be acknowledged in writing by the storage and escrow agent and a copy of each receipt delivered to Lender on or before such tenth (10th) day of each month. Lender shall have the access to and the right to inspect the Customer Lists in Borrowers' possession or in the possession of the storage and escrow agent, at any time during normal business hours. Upon and at any time after the occurrence and during the continuance of an Event of Default or Incipient Default, Lender shall have the right to direct the storage and escrow agent to deliver the Customer Lists in its possession to Lender and Lender shall have the right to require Borrowers to deliver all Customer Lists and periodic updates thereof directly to Lender, without, in any case, limiting Lender's other rights and remedies hereunder or under the other Financing Agreements.

         6.23    Rental or License of Customer Lists

         Borrowers are and shall be the sole owners of all Customer Lists used in Borrowers' business. No portion of the Customer Lists shall be sold, leased, licensed or otherwise disposed of by Borrowers, except, that so long as no Event of Default or Incipient Default has occurred and is continuing, Borrowers may, in the ordinary course of business in accordance with past practices, enter into non-exclusive rental agreements or license agreements permitting the use of Borrowers' mailing and customer lists; provided, that (a) such agreements do not impair the value, salability or disposability of the Customer Lists as a whole; and (b) all proceeds of such rentals or licensing by Borrowers are remitted to Lender hereunder. In addition, prior to an Event of Default or Incipient Default that has occurred and is continuing, Borrowers may sell outright to non-Affiliates such portions of the Customer Lists having a fair market value aggregating not more than Two Hundred Fifty Thousand Dollars ($250,000) in any one fiscal year for all such sales to non-Affiliates; provided, that all proceeds of such sale are remitted to Lender hereunder.


         6.24    No Termination or Amendment of Credit Card Agreements

         Borrowers shall not, without Lender's prior written consent, terminate or not renew any of the Credit Card Agreements, unless replacement agreements satisfactory to Lender are entered into by Borrowers. Borrowers shall not, without Lender's prior written consent, enter into any amendment or supplement to the Credit Card Agreements which could in any manner adversely affect the Collateral, the Obligations or the rights and interests of Lender hereunder or under the other Financing Agreements.

         6.25    Obligations to be Senior Indebtedness

         Notwithstanding anything to the contrary in this Agreement, the Indebtedness, if any, of Borrowers, Guarantors or any other direct or indirect Subsidiary of Hanover in respect of any debt instruments of H&H or THC described on Exhibit E attached hereto shall be subordinated in right of payment to the Obligations of Borrowers and Guarantors to Lender, and the Obligations of Borrowers and Guarantors to Lender shall at all times be deemed senior in right of payment to all such Indebtedness.

         6.26    Mail Order Joint Ventures

         Borrowers may directly or through a Subsidiary of Borrowers establish or continue to own an interest in a Mail Order Joint Venture that is not a Subsidiary of Borrowers, only to the extent that:

                 (a) the aggregate amount of capital, investments, equity, loans, payments or assets of any kind contributed, directly or indirectly, by Borrowers and its Subsidiaries to all Mail Order Joint Ventures shall not exceed Five Million Dollars ($5,000,000) for the period from May 5, 1993 through the end of calendar year 1993, and shall not exceed Ten Million Dollars ($10,000,000) for the period from May 5, 1993 through the end of the Term, except that the foregoing limitations shall not apply to sales of Inventory in the ordinary course of business by Borrowers directly or through a Subsidiary of Borrowers to any Mail Order Joint Venture under arrangements satisfactory to Lender such that timely payment to Borrowers is made on normal trade terms, in cash, of the cost of such Inventory; provided, that in the case of Eligible Inventory so sold (but not in the case of such sales of Inventory which are not Eligible

Inventory), Borrowers shall receive and deposit each such payment to the blocked accounts provided for in Section 8.2 hereof.

                 (b) Borrowers shall and shall cause each Subsidiary of Borrowers owning an interest in such Mail Order Joint Venture to (i) grant a security interest in and to, and pledge and assign to Lender, its interest in or to such Mail Order Joint Venture; (ii) obtain and deliver to Lender any necessary consents by the Mail Order Joint Venture or other Persons to the security interest, pledge and assignment under clause (i); (iii) obtain an acknowledgment from the Mail Order Joint Venture and each Person having an interest therein waiving and releasing Lender from any liability for any proceeds of Inventory or other assets owned by the Mail Order Joint Venture commingled with or deposited to any of the blocked accounts maintained by Lender hereunder or otherwise received by Lender; (iv) provide Lender written notice thirty (30) days prior to the formation of each Mail Order Joint Venture; and (v) agree in favor of Lender not to cause or permit such Mail Order Joint Venture or any Person having an interest therein to encumber any assets of the Mail Order Joint Venture, (all of the foregoing in clauses (i) through (v) shall be evidenced by documents, instruments and/or agreements in form and substance satisfactory to Lender). Borrowers shall at all times maintain all Inventory or other assets of each Mail Order Joint Venture segregated and not commingled with any of Borrowers' Inventory or other assets. Notwithstanding the foregoing, the requirements of clauses (iii), (iv) and (v) shall not apply to the Avon Joint Venture and the requirements of clauses (iii) and (iv) shall not apply to the Essence Joint Venture.

                 (c) In the event a Mail Order Joint Venture is able to obtain financing for its operations from a non- Affiliated lender on a completely stand alone basis, i.e., not involving any investment (other than as permitted herein), guarantee or other direct or indirect financial or credit support or enhancement by Borrowers or any other member of the Affiliated Borrower Group or any Non-Guarantor Subsidiary, then, provided Lender has been given and has not exercised a thirty (30) day right of first refusal to elect to provide such financing itself to such Mail Order Joint Venture on the same economic terms as set forth in any bona fide financing commitment, proposal or offer solicited or received by such Mail Order Joint Venture and upon such other terms satisfactory to Lender, and provided no Event of Default or Incipient Default has occurred and is continuing, Lender shall release the Mail Order Joint Venture from the restriction on liens set forth in subsection 6.26(b)(v) hereof to the extent required by the non-Affiliated lender providing such stand alone financing.

         6.27    9.25% Notes

                 (a) The proceeds of issuance of the 9.25% Notes shall be used first to prepay, discharge or defease all Indebtedness under the outstanding Amended 8% Senior Subordinated Notes due 1994 of THC and the 14% Senior Subordinated Debentures due 1997 of H&H. Any other use of such proceeds of issuance of the 9.25% Notes, other than as set forth in this Section 6.27(a) hereof, shall be subject to the prior written consent of Lender. Once cash in the amounts sufficient to prepay, discharge or defease the Amended 8% Senior Subordinated Notes of THC and the 14% Senior Subordinated Debentures of H&H is deposited with the appropriate indenture trustee in respect of such debt securities, the cash so deposited and the liabilities under the Amended 8% Senior Subordinated Notes of THC and the 14% Senior Subordinated Debentures of H&H in the amount of the cash so deposited, will be excluded from the calculations required by the financial covenants under Sections 6.18 and 6.19 of this Agreement.

                 (b) Hanover has advised Lender that it intends, directly or through a newly-formed Subsidiary of Hanover, to use up to $6,000,000 of the proceeds of the issuance of the 9.25% Notes for the establishment or acquisition of, and improvements to, new Eligible Inventory Locations, first leased or acquired by Borrowers after May 5, 1993, and that, with respect to Indebtedness of Hanover or any such Subsidiary of Hanover in connection with the 9.25% Notes and such use, including intercompany Indebtedness, Hanover will and will cause such Subsidiary to comply with the provisions of clauses (i) and
(ii) of the proviso contained in Section 6.3(h) of this Agreement. Any other use of the proceeds of issuance of the 9.25% Notes, other than as set forth in
Section 6.27(a) and (b) hereof, shall be subject to the prior written consent of Lender.

                 (c) Anything contained in this Agreement to the contrary notwithstanding, if any existing or future member of the Affiliated Borrower Group shall at any time guarantee, assume or otherwise become liable for all or any part of the obligations under the 9.25% Notes, such member shall execute and deliver to Lender all of the instruments and documents required under
Section 6.2 hereunder and shall be treated as a Guarantor hereunder.

                 (d) Anything set forth in the 9.25% Subordination Agreement to the contrary notwithstanding, Lender shall not cure any default or event of default claimed to exist by the "Junior Creditor" under the 9.25% Notes or the other "Junior Creditor Agreements" (as such quoted terms are defined in the 9.25% Subordination Agreement), without the prior written consent of Hanover if and so long as the claimed default or event of default is being contested in good faith by appropriate proceedings by Hanover or any other obligor against whom a claim is made by reason of such claimed default or event of default, Lender has been notified in writing of such contest, adequate reserves have been set aside on the books of Hanover or such other obligor, as appropriate, in accordance with generally accepted accounting principles consistently applied and no judgment or other enforcement action against any property of any member of the Affiliated Borrower Group has been or is about to be obtained, enforced or taken.


SECTION 7.  EVENTS OF DEFAULT AND REMEDIES

         7.1     Events of Default

         The occurrence of any one or more of the following events shall constitute an "Event of Default" hereunder:

                 (a) Any Borrower shall fail to pay to Lender when due any amounts owing to Lender under any Obligation; or

                 (b) Any Borrower shall breach any of the terms, covenants, conditions or provisions of this Agreement, any supplement hereto or any other agreement between Lender and Borrowers, including any of the other Financing Agreements or any other default or Event of Default occurs or exists under any of the foregoing; or

                 (c) Any of the Guarantors or other endorser or other Person liable on the Obligations of Borrowers shall terminate or breach any of the terms, covenants, conditions or provisions of any guarantee, endorsement or other agreement of such Person with, or in favor of, Lender; or

                 (d) Any representation, warranty or statement of fact made to Lender at any time by any Borrower or any Guarantor or on behalf of any Borrower or any Guarantor is false or misleading in any material respect; or

                 (e) Any Borrower, any Guarantor (other than IMR) or any other Person at any time liable on or in respect of the Obligations shall default in the payment of an amount greater than Two Hundred Fifty Thousand Dollars ($250,000), individually or in the aggregate, at any time due or any Indebtedness at any time owing to any Person other than Lender or in the performance of any other terms or covenants or any evidence of same or other agreement relating thereto or securing same, or with respect to any material contract, lease (other than leases under which H&H is the sole obligor relating to property not used in the business of Borrowers), license or other obligation owed to any Person other than Lender, which default continues for more than the applicable cure period, if any, with respect thereto, but in no event more than thirty (30) days after the occurrence of any such default; or

                 (f) The aggregate amount outstanding at any one time under the Third Party Credit Card Agreements collectively owed to Borrowers and not paid after the date such payment is due shall exceed Five Million Dollars ($5,000,000); or reserves or any other mechanism effecting a reduction of the amount actually paid to Borrowers pursuant to any such Third Party Credit Card Agreement have been implemented or imposed after the date hereof in an amount exceeding One Hundred Thousand Dollars ($100,000) in the aggregate; or Borrowers shall default in the performance of their obligations under any of the Credit Card Agreements; or any of the Credit Card Agreements shall be terminated or not renewed; or the Private Credit Card Purchaser shall suspend or cease purchasing Private Credit Card Receivables; or any party to the Third Party Credit Card Agreements shall cease purchasing and/or processing transactions involving Third Party Credit Card Receivables; or

                 (g) Any Borrower or any of Hanover, IMR or any other Guarantor having assets in excess of Two Hundred Fifty Thousand Dollars ($250,000), shall become insolvent, fail to meet its debts as they mature, call a meeting of creditors or have a creditors' committee appointed, make an assignment for the benefit of creditors, commence or have commenced against it any action or proceeding for relief under the Bankruptcy Code or any other bankruptcy law or similar statute or statutes providing for reorganization, adjustment of debts, liquidation or dissolution (except in the case of any such action or proceeding commenced against any Borrower, Hanover, IMR or any other Guarantor having assets in excess of Two Hundred Fifty Thousand Dollars ($250,000), such action or proceeding is dismissed within thirty (30) days from the date such action or proceeding was commenced, unless such Borrower, Hanover or IMR against whom such action was brought shall acquiesce to the relief sought or such relief sought is sooner granted; provided, however, that during such thirty (30) day period Lender shall have no obligation to make or provide any Revolving Inventory Loans, Additional Advances or Letter of Credit Accommodations), or if any Borrower or Hanover, IMR or any other Guarantor having assets in excess of Two Hundred Fifty Thousand Dollars ($250,000) suspends or discontinues doing business for any reason, (other than as permitted in Section 6.7 hereof), or if a receiver, custodian or trustee of any kind is appointed for any Borrower or Hanover, IMR or any other Guarantor having assets in excess of Two Hundred Fifty Thousand Dollars ($250,000) or any of their respective properties; or

                 (h) One (1) or more judgments, decrees or orders for the payment of damages in an amount greater than Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate at any time shall be issued by one or more courts, governmental agencies, administrative tribunals or other bodies having jurisdiction against any Borrower, Hanover, IMR or any other Guarantor with assets greater than Two Hundred Fifty Thousand Dollars ($250,000) and a stay of execution thereof shall not be procured within thirty (30) days after the date of entry thereof, or such judgment(s), decree(s) or order(s) shall not be fully bonded within such period of thirty (30) days, unless sooner enforced; or

                 (i) If there shall be a material adverse change in the business, assets, liabilities or condition of the Affiliated Borrower Group, taken as a whole, after December 26, 1992; or

                 (j) NAR shall cease, directly or through its Subsidiaries, to be the direct or indirect beneficial owner of a sufficient number of issued and outstanding shares of capital stock of Hanover and its Subsidiaries on a fully diluted basis, to elect a majority of the members of the respective Boards of Directors of Hanover and each member of the Affiliated Borrower Group;

provided, however, that the existence or occurrence of any one or more of the foregoing conditions or events with respect to one or both of GBM or Gump's other than an intentional default, shall not be deemed an Event of Default hereunder with respect to any Borrower or Guarantor other than GBM, Gump's and Gump's Holdings (whether or not only one of GBM or Gump's is the subject of such condition or event) (A) in the case of any such event or condition capable of being cured by the payment of money, if the same shall be cured within five
(5) business days after the first occurrence of such event or first existence of any such condition, without any notice from Lender being required, or, if not so capable of being cured, (B) if within five (5) days after the first occurrence of such event or first existence of such condition, without any notice from Lender being required, all non-contingent Obligations determined by Lender to be outstanding in respect of Revolving Inventory Loans and Letter of Credit Accommodations to GBM and Gump's (whether or not only one of GBM or Gump's is the subject of the occurrence or condition giving rise to the application of this clause (B)) are fully and indefeasibly paid to Lender, and cash Collateral is delivered to Lender, or a clean irrevocable letter of credit is issued in Lender's favor by a bank acceptable to Lender in its discretion and having documentary and other terms acceptable to Lender in its discretion, in order to secure and provide for payment in full of all contingent Obligations of GBM and Gump's to Lender, all such payments and the cash Collateral or letter of credit required under this Clause (B), to be funded either from loan availability of HDPI and/or Brawn hereunder or, if there is insufficient availability, then from sources outside of, and without liability to the funding source on the part of, any member of the Affiliated Borrower Group; provided further, that while any such event or condition is continuing and, thereafter, if clause (B) shall have been availed of, no further Revolving Inventory Loans or Letter of Credit Accommodations shall be made available to GBM or Gump's, except in Lender's sole and absolute discretion. In addition to the foregoing provisos, the existence or occurrence of any one or more of the foregoing conditions or events with respect to TCS Factory, by reason of or related to its failure to pay Indebtedness owed to the mortgagees of its premises, as to which Indebtedness no other member of the Affiliated Borrower Group is liable, shall not be deemed an Event of Default hereunder with respect to any Borrower or Guarantor other than to the extent necessary to permit Lender to exercise its rights of access to and use of the premises and equipment of TCS Factory and its Affiliates to protect Lender's interests in Collateral.

         7.2     Remedies

Subject in the case of IMR to the provisions of Section 7.2(j):

                 (a) Without limiting Lender's rights to demand payment sooner as provided in this Agreement, upon or at any time after the occurrence or existence of any one or more of such Events of Default, upon termination of this Agreement or any of the other Financing Agreements, or if this Agreement and the other Financing Agreements are not renewed, in addition to any other rights Lender may have under the Financing Agreements or otherwise:

                          (i)     Lender may, at any time thereafter, at its
option, without presentment for payment, demand, notice of dishonor or notice of protest or any other or further notice, all of which are hereby expressly waived by Borrowers and Guarantors, declare any or all of the Obligations of Borrowers and/or Guarantors to be immediately due and payable, together with interest at the highest rate of interest hereunder until fully and indefeasibly paid;

                          (ii)    each Participant, to the fullest extent
permitted by applicable law, shall have the right to (A) set off against the Obligations of Borrowers and Guarantors any and all deposits (whether general or special, time or demand, provisional or final), credits, balances, accounts, monies or other assets which are the property of Borrowers or any Guarantor and held by such Participant or owed by such Participant to Borrowers or any Guarantor and (B) remit the same to Lender for application to the Obligations of Borrowers and/or Guarantors;

                          (iii)  without further notice to Borrowers or
Guarantors, Lender may appropriate, set off and apply to the payment of any or all of the Obligations of Borrowers and/or

Guarantors, any or all Collateral, in such manner as Lender shall determine, enforce payment of any Collateral and/or Guarantor Collateral, settle, compromise or release in whole or in part, any amounts owing on the Collateral and/or Guarantor Collateral, make allowances and adjustments with respect thereto, issue credits in Lender's or Borrowers' name, sell, assign and deliver the Collateral and/or Guarantor Collateral (or any part thereof), at public or private sale, at broker's board, for cash, upon credit or otherwise, at Lender's option and discretion, and Lender may bid or become purchaser at any such sale, if public, free from any right of redemption which is hereby expressly waived;

                          (iv)    without limiting the generality of the
foregoing, Lender is hereby authorized at any time and from time to time, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by any Lender or any Affiliate of Lender to or for the credit or the account of Borrowers or any Guarantor against any and all of the Obligations of Borrowers and/or Guarantors, whether or not then due and payable; and

                          (v)     Lender shall have the right, without notice
to Borrowers or any Guarantor (except as otherwise expressly provided herein), at any time and from time to time in its discretion, with or without judicial process or the aid or assistance of others and without cost to Lender (A) to enter upon any premises on or in which any of the Inventory or Equipment of Borrowers and/or Guarantors may be located and, without resistance or interference by Borrowers or any Guarantor, take possession of such Inventory or Equipment; (B) to sell, foreclose or otherwise dispose of any part or all of such Inventory or Equipment on or in any premises of Borrowers, any Guarantor or premises of any other party; (C) to require Borrowers and/or Guarantors, at their expense, to assemble and make available to Lender any part or all of such Inventory or Equipment at any place and time designated by Lender; and (D) to remove any or all of such Inventory or Equipment from any premises on or in which the same may be located, for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose.

                 (b) Lender shall have all of the rights and remedies of a secured party under the UCC or applicable law of any other State in which any Collateral or Guarantor Collateral may be situated, in addition to all of the rights and remedies set forth in this Agreement and the other Financing Agreements, and in any instrument or document referred to herein or therein, and/or under any other applicable law relating to this Agreement, the other Financing Agreements, the Obligations of Borrowers and/or Guarantors, the Collateral or the Guarantor Collateral.

                 (c) Each Borrower and Guarantor agrees that in any case where the giving of notice of sale or other disposition of Collateral and/or Guarantor Collateral is required by law, the giving of ten (10) days notice to such Borrower or Guarantor by Lender at their addresses set forth below, designating the place and time of any public sale or of the time after which any private sale or other intended disposition of the Collateral and/or Guarantor Collateral, as the case may be, is to be made, shall be deemed to be reasonable notice thereof and each Borrower and Guarantor waives any other notice with respect thereto.

                 (d) The net cash proceeds resulting from the exercise of any of the foregoing rights or remedies shall be applied by Lender to the payment of the Obligations of Borrowers and/or Guarantors in such order as Lender may elect, and Borrowers and Guarantors shall remain liable to Lender for any deficiency. Without limiting the generality of the foregoing, if Lender enters into any credit transaction, directly or indirectly, in connection with the disposition of any Collateral and/or Guarantor Collateral, Lender shall have the option, at any time, in its discretion, to reduce the Obligations of Borrowers and/or Guarantors by the principal amount of such credit transaction or to defer the reduction thereof until actual receipt by Lender of cash or other immediately available funds in connection therewith.

                 (e) In the event Lender institutes an action to recover any Collateral and/or Guarantor Collateral or seeks recovery of any Collateral and/or Guarantor Collateral by way of prejudgment remedy or otherwise, Borrowers and Guarantors hereby irrevocably waive (i) the posting of any bond, surety or security with respect thereto which might otherwise be required, (ii) any demand for possession prior to the commencement of any suit or action to recover the Collateral and/or Guarantor Collateral, and (iii) any requirement that Lender retain possession and not dispose of any Collateral or Guarantor Collateral until after trial or final judgment.

                 (f) Lender may, at its option, cure any default by Borrowers under any agreement, law, regulation, permit, license or approval with, or issued or promulgated by, any Person, which constitutes an Event of Default or Incipient Default hereunder or under any of the other Financing Agreements, or pay or bond on appeal any judgment entered against Borrowers (irrespective of the amount of said judgment or the time elapsed since entry thereof), and charge each Borrower's loan account therefor, such amounts to be repayable by Borrowers on demand, together with interest thereon at the highest rate of interest hereunder; provided, however, Lender shall be under no obligation to effect such cure, payment or bonding and shall not, by making any payment for Borrowers' account, be deemed to have assumed any obligation or liability of Borrowers.

                 (g) The enumeration of the foregoing rights and remedies is not intended to be exclusive, and such rights and remedies are in addition to and not by way of limitation of any other rights or remedies Lender may have under the other Financing Agreements, the UCC or other applicable law. Lender shall have the right to determine which rights and remedies, and in which order any of the same, are to be exercised, and to determine which Collateral or Guarantor Collateral is to be proceeded against and in which order, and the exercise of any right or remedy shall not preclude the exercise of any others, all of which shall be cumulative.

                 (h) No act, failure or delay by Lender shall constitute a waiver of any of the rights and remedies of Lender. No single or partial waiver by Lender of any provision of this Agreement or any of the other Financing Agreements, or breach or default thereunder, or of any right or remedy which Lender may have, shall operate as a waiver of any other provision, breach, default, right or remedy or of the same provision, breach, default, right or remedy on a future occasion.

                 (i) Each Borrower and Guarantor waives presentment, notice of dishonor, protest and notice of protest of all instruments included in or evidencing any of the Obligations of Borrowers and/or Guarantors or the Collateral or Guarantor Collateral and any and all notices or demands whatsoever (except as expressly provided herein). Lender may, at all times, proceed directly against any of the Borrowers or any of the Guarantors to enforce payment of the Obligations of Borrowers and/or Guarantors and shall not be required to take any action of any kind to preserve, collect or protect any rights in the Collateral or Guarantor Collateral.

                 (j) Notwithstanding anything to the contrary contained in this Section 7.2, references in this Section 7.2 to "Guarantor" shall not, for purposes of this Agreement, include IMR and references in this Section 7.2 to Guarantor Collateral shall not include the IMR Collateral. All rights and remedies of Lender and the Participants against IMR and the IMR Collateral in respect of an Event of Default shall be as set forth in and subject to the terms of Section 4.6(g) hereof, the IMR Limited Guarantee, the IMR Pledge Agreement and as otherwise provided by law.


SECTION 8.  COLLECTION AND ADMINISTRATION

         8.1     Receipts

                 (a) Borrowers shall, at their expense and on behalf of Lender, receive, as the property of Lender and in trust for Lender, all proceeds from the sale of Borrowers' Inventory, in whatever form, including, without limitation, all cash, checks, credit or debit card transaction records, and all forms of retail store receipts (other than daily receipts of Brawn retail stores located in California used to fund the ordinary course of business operations of such retail stores of Brawn), as well as all other proceeds of Collateral, and Borrowers shall not commingle such proceeds with Borrowers' own funds. Borrowers shall on the day received deposit all such proceeds into blocked or other deposit accounts according to the provisions set forth below for the collection and transfer of proceeds to Lender. All proceeds of Collateral when received by Lender at such place as Lender may designate from time to time shall be credited to the loan accounts of Borrowers immediately upon Lender's receipt at its designated bank account for such purposes of federal funds wire transfers and one (1) business day for all other remittances, in each instance conditional upon final payment to Lender.

                 (b) Unless Borrowers shall, in fact, identify, at the time of receipt by Lender, the amounts of proceeds of Inventory or Accounts received by Lender which arise from sales of Inventory and collection of Accounts of each Borrower, in view of the impracticality and difficulty of identifying at the time of receipt the respective Borrower's Accounts or other Collateral to which proceeds relate, including, but not limited to, combined payments received under the Credit Card Agreements, Lender shall be entitled to apply such proceeds to the respective loan accounts of Borrowers based on the relative percentages of sales of Inventory made by the Borrowers during the week ending immediately preceding the week of receipt, as reported by Borrowers to Lender. Borrowers shall on a monthly basis reconcile such application of proceeds with the posting of payment to the proper Accounts and receipts, and adjust between themselves by intercompany transfers for any excess application of proceeds to the loan account of one or another Borrower as permitted in
Section 6.6(b) hereof; provided, however, that Lender shall not be required to adjust its loan accounts nor shall Lender be required to provide funds for such intercompany transfers, other than on the terms and subject to the conditions set forth herein.

         8.2     Depository Accounts; Blocked Accounts;
                 Customer Prepayment Accounts

                 (a) Borrowers shall, in a manner satisfactory to Lender from time to time, enter into deposit account arrangements and merchant payment arrangements with respect to all sales of Inventory, including sales at Borrowers' retail stores, such that all proceeds of the sale of Borrowers' Inventory in every form, subject to the sale and transfer of credit card transaction records pursuant to the Credit Card Agreements to the extent permitted hereunder, and all amounts payable upon Accounts, letters of credit, banker's acceptances and all other proceeds of Collateral, shall be deposited into a blocked account under the control of Lender or deposited into deposit accounts approved by Lender with respect to which irrevocable instructions from Borrowers have been accepted by the depository bank to transfer all collected funds to a blocked account under the control of Lender. In connection therewith Borrowers shall execute and shall cause the depository bank(s) to execute or accept such irrevocable instructions, blocked account and other agreements as Lender in its discretion shall specify.

                 (b) Without limiting any of the rights of Lender or obligations of Borrowers under this Section 8, Borrowers shall also establish separate deposit accounts subject to the lien and security interest of Lender, according to such agreements with the depository bank as Lender shall require, into which Borrowers shall deposit checks, gift certificate receipts, deposits and other customer prepayments in any other form representing customer prepayments, including prepayments for merchandise ordered but not yet delivered or received. Nothing set forth herein shall impair any right which Borrowers would otherwise have under applicable law to utilize amounts deposited in such accounts for expenditures, investments or other purposes in the ordinary course of business of Borrowers. Any balances remaining in such accounts on the last business day of each week, representing amounts of prior prepayments earned by performance or otherwise, shall be transferred to Borrowers' blocked account for transfer thereafter to Lender for credit to the respective loan accounts of each Borrower in accordance with Section 8.1 hereof.

         8.3     Right of Inspection; Access

         Lender and its representatives shall at any time have free access to and right of inspection of the Collateral and Guarantor Collateral and have full access to and the right to examine and make copies of Borrowers' and each Guarantor's (other than IMR's) books and records, to confirm and verify all purchases and sales of Borrowers' Inventory and proceeds thereof including Accounts, to perform general audits and to do whatever else Lender deems necessary to protect the interests of Lender. Without limiting any of Lender's rights under this Section 8.3 or elsewhere herein or in the other Financing Agreements, upon and after the occurrence of an Event of Default that is continuing, Lender may, if Lender reasonably believes such action is necessary to preserve the books and records or to protect or effect Lender's rights and remedies with respect thereto, remove from the premises of Borrowers or Guarantors (other than IMR) any books and records and Lender may, without cost or expense to it, use such of Borrowers' or any of the Guarantors' (other than IMR's) personnel, supplies, computer equipment (to the extent permitted by the lessor thereof, as to leased computer equipment or software) and space at their places of business as may be reasonably necessary for the handling of proceeds from the sale of Borrowers' Inventory or other proceeds of any Collateral or Guarantor Collateral.

         8.4     Specific Powers

                 (a) Each Borrower and Guarantor hereby constitutes Lender, and its designees, as its attorney-in-fact, at Borrowers' and Guarantors' own cost and expense, to exercise at any time all or any of the following powers which, being coupled with an interest, shall be irrevocable until all Obligations of Borrowers and Guarantors have been paid in full: (i) to receive, take, endorse, assign, deliver, accept and deposit, in the name of Lender, or such Borrower or Guarantor, as the case may be, any and all checks, notes, drafts, remittances and other instruments and documents relating to any Collateral and Guarantor Collateral as the case may be; (ii) after the occurrence and upon and during the continuance of an Event of Default or Incipient Default, to receive, open and dispose of all mail addressed to such Borrower or Guarantor, as the case may be, and to notify postal authorities to change the address for delivery thereof to such address as Lender may designate; (iii) to transmit to Account Debtors obligated in respect of any Collateral notice of Lender's interest therein and to request from such Account Debtors at any time, in the name of Lender, or such Borrower or Guarantor, as the case may be, or that of Lender's or designee, information concerning the Accounts that are part of any Collateral and the amounts owing thereon; (iv) after the occurrence and upon and during the continuance of an Event of Default or Incipient Default, to notify Account Debtors obligated in respect of the Collateral to make payment directly to Lender; (v) after the occurrence and upon and during the continuance of an Event of Default or Incipient Default, to take or bring, in the name of Lender, or such Borrower or Guarantor, as the case may be, all steps, actions, suits or proceedings deemed by Lender necessary or desirable to effect collection of the Collateral and Guarantor Collateral; and (vi) to execute in such Borrower's or such Guarantor's name and on its behalf any UCC financing statements or amendments thereto. Each Borrower and Guarantor hereby releases Lender, and its officers, employees, attorneys, agents and designees, from any liability arising from any act or acts under this Agreement or in furtherance thereof, whether of omission or commission, and whether based upon any error of judgment or mistake of law or fact, other than for Lender's own gross negligence or wilful misconduct.

                 (b) Notwithstanding anything to the contrary contained in this Section 8.4, references in this Section 8.4 to Guarantor shall not, for purposes of this Agreement, include IMR and references in this Section 8.4 to Guarantor Collateral shall not, for purposes of this Agreement, include the IMR Collateral. All rights and remedies of Lender and the Participants against IMR and the IMR Collateral in respect of an Event of Default shall be as set forth in the IMR Limited Guarantee, the IMR Pledge Agreement and as otherwise provided by law, subject to the terms of Section 4.6(g) hereof.


SECTION 9.       EFFECTIVE DATE; TERMINATION; COSTS; MISCELLANEOUS

         9.1     Term

                 (a) The Existing Loan Agreement and the other Financing Agreements became effective as of May 5, 1993 and this Agreement shall continue in full force and effect for a term ending on May 5, 1996 (the "Renewal Date"), and from year-to-year thereafter, unless sooner terminated pursuant to the terms hereof. (Such initial term together with all extensions and renewals thereof, the "Term".)

                 (b) Lender may, or all Borrowers (but not less than all Borrowers) may, terminate this Agreement and the other Financing Agreements effective on the Renewal Date or on the anniversary of the Renewal Date in any year by giving to the other parties at least sixty (60) days prior written notice; provided, that, this Agreement and all other Financing Agreements must be terminated simultaneously.

                 (c) In addition, Lender shall have the right to terminate this Agreement and the other Financing Agreements immediately at any time after the occurrence and during the continuance of an Event of Default. Lender shall have no obligation to make additional loans or provide additional credit accommodations hereunder at any time after and during the continuance of an Event of Default or Incipient Default.

                 (d) Upon the effective date of termination of the Financing Agreements, Borrowers shall pay to Lender in full, by wire transfer in federal funds to such bank account of Lender as Lender may, in its discretion, designate in writing to Borrowers for such purpose, all outstanding and unpaid non-contingent Obligations of Borrowers (including, but not limited to the Revolving Inventory Loans and Additional Advances and all interest, fees (including the Early Termination Fees, if any, provided herein), charges, expenses and other amounts provided for hereunder, under the other Financing Agreements or otherwise) and shall furnish cash Collateral to Lender, or a clean irrevocable letter of credit issued in Lender's favor by a bank acceptable to Lender in its discretion and having documentary requirements and other terms acceptable to Lender in its discretion, in order to secure and provide for payment in full of all contingent Obligations, including all undrawn amounts available pursuant to previously issued and outstanding Letter
of Credit Accommodations, and all other contingent Obligations.   Interest at
the Interest Rate shall be due until and including the next business day, if the amounts so paid by Borrowers to the bank account designated by Lender are received in such bank account later than 12:00 noon, New York, New York time.

                 (e) No termination of the Financing Agreements shall relieve or discharge Borrowers or any Guarantor of their respective duties, obligations and covenants under the Financing Agreements until all Obligations of Borrowers and Guarantors have been fully indefeasibly paid and discharged, and following such termination, Lender's continuing security interests in the Collateral and Guarantor Collateral shall remain in effect until all such Obligations have been fully indefeasibly paid and discharged. At Borrowers' written request, following termination of this Agreement as provided herein, and after all Obligations have been fully and indefeasibly paid and discharged, Lender shall execute and deliver to Borrowers and Guarantors any and all documents and instruments reasonably required to terminate all liens and security interests granted to Lender pursuant hereto and pursuant to the other Financing Agreements, all at Borrowers' and Guarantors' expense; provided, however, that, following termination of this Agreement as provided herein, upon Lender's receipt of full and final payment in immediately available funds of all unpaid non-contingent Obligations and Borrower's compliance with Section 9.1(d) as to all contingent Obligations, Lender shall notify the depository bank(s) with which blocked accounts have been established under Section 8 hereof, that Lender has relinquished its control over such blocked accounts and that such banks may follow the instructions of Borrowers with respect to the disposition of funds thereafter received in or deposited to such previously blocked accounts.

                 (f) If Lender terminates this Agreement or the other Financing Agreements after the occurrence and during the continuance of an Event of Default or at the request of Borrowers prior to the Termination Date, in view of the impracticality and extreme difficulty of ascertaining actual damages, and by mutual agreement of the parties as to a reasonable calculation of Lender's lost profits as a result thereof, Borrowers hereby agree to pay to Lender, upon the effective date of such termination, a fee (the "Early Termination Fee") in an amount equal to:

                          (i)     five percent (5%) of the Maximum Credit, if
such termination is effective on or prior to May 5, 1994;

                          (ii)    one percent (1%) of the Maximum Credit, if
such termination is effective after May 5, 1994, but on or prior to May 5, 1995; or

                          (iii)   one-half of one percent (.5%) of the Maximum
Credit, if such termination is effective after May 5, 1995 but prior to May 5, 1996.

The Early Termination Fee shall be presumed to be the amount of damages sustained by said early termination and each Borrower and Guarantor agrees that it is reasonable under the circumstances currently existing. The Early Termination Fee provided for in this Section 9.1 shall be deemed included in the Obligations of Borrowers.

                 (g)      Notwithstanding the foregoing provisions of this
Section 9.1, the Early Termination Fee otherwise payable by Borrowers to Lender in connection with the termination of this Agreement upon Borrowers' written request shall not be payable if such termination is effected and all of the Obligations of Borrowers are fully and indefeasibly paid and satisfied within ninety (90) days following Lender's receipt of written notice from Borrowers ("Voluntary Termination Notice") requesting voluntary termination of this Agreement by reason of the occurrence, not more than sixty (60) days prior to Lender's receipt of the Voluntary Termination Notice, of a Specified Action (as defined below); provided, however, that at the time of any such Specified Action (i) no Event of Default or Incipient Default had occurred and was continuing, and (ii) the Excess Availability, after adding back, for these purposes only, the aggregate amount of principal payments on direct Indebtedness for Borrowed Money of H&H (determined as if the reorganization described in Exhibit K to the Existing Loan Agreement had not occurred) subtracted under Section 1.35(ii)(D) hereof, was at least One Dollar ($1.00); provided, further, that Borrowers have obtained replacement financing upon termination under this Section 9.1(g) from an asset-based lender on terms affording Borrowers an aggregate amount of loans, advances and other financial accommodations greater by at least One Million Dollars ($1,000,000) than the aggregate amount of loans, advances and other financial accommodations available under the Credit Facility, based on the same items of Collateral and Guarantor Collateral as under the Credit Facility, after giving effect to the reduced Inventory Lending Formula. For purposes hereof, the term "Specified Action" shall mean the reduction by Lender of the Inventory Advance Formula to a percentage less than fifty percent (50%) based on the exercise of its discretionary rights to do so at any time and from time to time.

                 (h)      Notwithstanding the foregoing provisions of this
Section 9.1, if Borrowers shall propose to Lender, in writing, the terms of a Standalone Refinancing for GBM and Gump's acceptable to Borrowers, and Lender and Borrowers shall fail to agree within sixty (60) days following Lender's receipt of such proposal on such terms or any other terms under which Lender would, if at all, agree to provide such Standalone Refinancing (it being understood that Lender shall be under no obligation to accept any proposed Standalone Refinancing or terms thereof not fully acceptable to Lender in its sole discretion), then GBM and Gump's shall be free, within the sixty (60) day period following the expiration of the initial sixty (60) day period, to consummate a Standalone Refinancing with another lender, upon payment to Lender of all of the amounts referred to in Section 9.1(i) below in the definition of Standalone Refinancing, and, in addition thereto, payment of an Early Termination Fee to Lender in an amount equal to:

                          (A) $250,000 if such Standalone Refinancing is consummated on or prior to July 9, 1994;

                          (B) $50,000 if such Standalone Refinancing is consummated after July 9, 1994, but on or prior to July 9, 1995; or

                          (C) $25,000 if such Standalone Refinancing is consummated after July 9, 1995, but prior to May 5, 1996, or, if the Term is extended or renewed beyond May 5, 1996, prior to July 9, 1996.

                 (i) As used in this Agreement, "Standalone Refinancing" shall mean, as to GBM and Gump's, a refinancing of the Obligations of both GBM and Gump's to Lender and/or other Indebtedness of GBM, Gump's and/or other members of the Affiliated Borrower Group as provided below (whether such refinancing is provided by Lender or another lender) such that:

                          (A) all non-contingent Obligations of GBM and Gump's to Lender determined by Lender to be outstanding in respect of Revolving Inventory Loans and Letter of Credit Accommodations to GBM and Gump's are fully and indefeasibly paid to Lender;

                          (B) cash collateral is delivered to Lender or a clean irrevocable letter of credit is issued in Lender's favor by a bank acceptable to Lender in its discretion and having documentary and other terms acceptable to Lender in its discretion, in order to secure and provide for payment in full of all contingent Obligations of GBM and Gump's to Lender;

                          (C) all Indebtedness for cash or property lent or advanced or Inventory sold to GBM or Gump's by HDPI, Brawn, TCSA, SDSA or Tweeds or, to the extent funded directly or indirectly with the loans hereunder to HDPI, Brawn, TCSA, SDSA or Tweeds by other members of the Affiliated Borrower Group, shall be fully and indefeasibly repaid and paid by GBM and Gump's;

                          (D) the Credit Card Agreements shall not include, or shall be amended to eliminate, all cross-collateralization, guarantees, joint obligations or other credit support provided to the Private Credit Card Purchaser or any Third Party Credit Card Issuer or any servicer or processing agent or any factor or financial intermediary by any other Borrower or other member of the Affiliated Borrower Group with respect to obligations of GBM and Gump's to such Persons, or provided to any such Persons by GBM or Gump's with respect to obligations of any other Borrower or other member of the Affiliated Borrower Group to such Persons; and

                          (E) after giving effect to the terms of such refinancing and the transactions required under clauses (A),
                 (B), (C) and (D) above, and any related transactions, GBM and Gump's would and do, in fact, qualify as Non- Guarantor Subsidiaries hereunder as of the consummation of such refinancing and thereafter.

         9.2     Expenses and Additional Fees

                 (a) Borrowers and Guarantors shall pay to Lender on demand all costs and expenses that Lender pays or incurs in connection with the negotiation, preparation, consummation, administration, enforcement, and termination of this Agreement and the other Financing Agreements, including, without limitation: (i) reasonable attorneys' and paralegals' fees and disbursements of counsel to Lender and any Participant; (ii) costs and expenses (including reasonable attorneys' and paralegals' fees and disbursements) for any amendment, supplement, waiver, consent, or subsequent closing in connection with the Financing Agreements and the transactions contemplated thereby; (iii) costs and expenses of lien and title searches and title insurance including, without limitation title insurance premiums; (iv) taxes, fees and other charges for recording any agreements or documents with the United States Office of Patents and Trademarks, The United States Office of Copyrights or any other governmental authority, and the filing of UCC financing statements and continuations, and other actions to perfect, protect, and continue the security interests and liens of Lender in the Collateral and/or Guarantor Collateral;
(v) sums paid or incurred to take any action required of Borrowers and/or any Guarantors under the Financing Agreements that Borrowers and/or any Guarantors fail to pay or take; (vi) costs of appraisals, environmental audits, inspections, and verifications of the Collateral and/or Guarantor Collateral, including, without limitation, travel and lodging, plus a per diem charge at a rate of Five Hundred Dollars ($500) per person for periodic field examinations of the Collateral and/or Guarantor Collateral and Borrowers' and/or any Guarantor's operations by Lender, or its agents; (vii) costs and expenses of forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining blocked accounts including, without limitation, wire transfer fees and check dishonor fees; (viii) costs and expenses of preserving and protecting the Collateral and/or Guarantor Collateral; and (ix) costs and expenses (including reasonable attorneys' and paralegals' fees and disbursements) paid or incurred to obtain payment of the Obligations of Borrowers and/or Guarantors, enforce the security interests and liens of Lender, sell or otherwise realize upon the Collateral and/or Guarantor Collateral, and otherwise enforce the provisions of this Agreement and the other Financing Agreements (including, without limitation, premiums on bonds and undertakings, fees of marshals, sheriffs, custodians, auctioneers and others, travel expenses and all court costs and collection charges), or to defend any claims made or threatened against Lender arising out of the transactions contemplated hereby (including, without limitation, preparations for and consultations concerning any such matters); provided, however, IMR shall be responsible only for those such costs and expenses under and in connection with the IMR Guarantee, the IMR Collateral and the IMR Pledge Agreement. The foregoing shall not be construed to limit any other provisions of the Financing Agreements regarding costs and expenses to be paid by Borrowers and/or Guarantors.

                 (b) All sums provided for in this Section 9.2 shall be part of the Obligations of Borrowers and Guarantors, shall be payable on demand, and shall accrue interest after demand for payment thereof at the highest rate of interest then payable hereunder. Lender is hereby irrevocably authorized to charge any amounts payable hereunder directly to any of the account(s) maintained by Lender with respect to Borrowers and/or any Guarantors; provided, however, only such amounts as are payable under or in connection with the IMR Limited Guarantee, the IMR Collateral and the IMR Pledge Agreement may be charged to the custodial account established by Lender pursuant to the IMR Pledge Agreement.

         9.3     Survival of Agreement

         All agreements, representations and warranties contained herein or made in writing by the parties hereto in connection with the transactions contemplated hereby shall survive the execution and delivery of this Agreement, the other Financing Agreements and the consummation of the transactions contemplated herein or therein regardless of any investigation made by or on behalf of Lender.

         9.4     No Waiver; Remedies Cumulative

         No failure to exercise, and no delay in exercising on the part of Lender of, any right, power or privilege under this Agreement or under any of the other Financing Agreements or other documents referred to herein or therein shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, power and privilege. No notice to or demand on Borrowers or any Guarantor not required hereunder or any of the other Financing

Agreements shall entitle Borrowers or Guarantors to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Lender to any other or further action in any circumstances without notice or demand. The rights and remedies of Lender under this Agreement, the other Financing Agreements and any other present and future agreements between or among Lender, Borrowers and Guarantors, as the case may be, are cumulative and not exclusive of any rights or remedies provided by law or under any of the Financing Agreements or such other agreements and all such rights and remedies may be exercised successively or concurrently in whatever order and manner Lender shall elect.

         9.5     Notices

         All notices, requests and demands to or upon the respective parties hereto shall be in writing and shall be deemed to have been duly given or made: if by hand, immediately upon delivery; if by telex, telecopier or telegram, immediately upon sending; if by express mail or any other overnight delivery service, one (1) day after dispatch; and if by registered or certified mail, return receipt requested, five (5) days after mailing. All notices, requests and demands upon the parties are to be given to the following addresses and telecopier numbers (or to such other address or telecopier number as any party may designate by notice in accordance with this Section):


   If to HDPI:                    Hanover Direct Pennsylvania, Inc.
                                  1500 Harbor Boulevard
                                  Weehawken, New Jersey 07087
                                  Attention:  Michael P. Sherman, Esq.
                                  Telecopier:  201-319-3468

   If to any other
         Borrower:                c/o Hanover Direct Pennsylvania, Inc.
                                  1500 Harbor Boulevard
                                  Weehawken, New Jersey 07087
                                  Attention:  Michael P. Sherman, Esq.
                                  Telecopier:  201-319-3468

   If to any Guarantor:           c/o Hanover Direct, Inc.
     (other than IMR)             1500 Harbor Boulevard
                                  Weehawken, New Jersey 07087
                                  Attention:  Michael P. Sherman, Esq.
                                  Telecopier:  201-319-3468

   If to Lender:                  Congress Financial Corporation
                                  1133 Avenue of the Americas
                                  New York, New York 10036
                                  Attention:  Mr. Mark Fagnani
                                  Telecopier:  212-545-4555

         9.6     Entire Agreement

         This Agreement, the other Financing Agreements, any supplements and any other instruments or documents delivered or to be delivered in connection herewith or therewith represent the entire agreement and understanding concerning the subject matter hereof among the parties hereto, and supersede all prior proposals, agreements, understandings, negotiations and discussions, representations, warranties, commitments, offers and contracts concerning the subject matter hereof, whether oral or written. Without limiting the foregoing, the letter agreement dated May 5, 1993 among Lender, Brawn, HDPI and H&H concerning the Gump's Acquisition is superseded by the terms hereof.

         9.7     Amendments and Waivers

         Neither this Agreement, nor any of the other Financing Agreements or any other instrument or document referred to herein or therein may be changed, waived, discharged or terminated orally, except by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

         9.8     Applicable Law

         This Agreement and the other Financing Agreements and all other documents referred to herein or therein are being executed and delivered in New York, New York and together with all transactions and the obligations and rights thereunder, shall be governed by, construed and interpreted in accordance with the laws of the State of New York.

         9.9     Successors and Assigns

         This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon Borrowers and Guarantors and their respective successors or assigns and inure to the benefit of and be enforceable by Lender and its successors and assigns. None of the Borrowers or any Guarantor may assign its respective rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Lender. Lender may assign its rights and delegate its obligations under this Agreement and the other Financing Agreements and further may assign, or sell participations in, all or any part of the Revolving Inventory Loans, Additional Advances and Letter of Credit Accommodations or any other interest herein, in which event, the assignee or participant shall have, to the extent of such assignment or participation, the same rights and benefits as it would have if it were the Lender hereunder, except as otherwise provided by the terms of such assignment or participation. Lender may furnish any information concerning Borrowers or Guarantors in the possession of Lender from time to time to assignees and Participants (including prospective assignees and Participants).

         9.10    Severability

         If any provision of this Agreement or the other Financing Agreements is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement or the other Financing Agreements as a whole but this Agreement or the particular Financing Agreement, as the case may be, shall be construed as though it did not contain the particular provision or provisions held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by law.

         9.11    Headings

         The headings used herein are for convenience only and do not constitute matters to be considered in interpreting this Agreement.

         9.12    Security Interests of Participants

         If a Participant shall at any time participate with Lender in the Credit Facility or any portion thereof, Borrowers and Guarantors hereby grant to such Participant and Lender and such Participant shall have and is hereby given, a continuing lien on and security interest in any money, securities and other property of Borrowers and Guarantors in the custody or possession of the Participant, including the right of setoff, to the extent of the Participant's participation in the Obligations of Borrowers and Guarantors and such Participant shall be deemed to have the same right of setoff to the extent of its participation in the Obligations, as it would have if it were a direct lender; provided, however, that in the case of IMR, IMR shall only be required to grant to such Participant a security interest in, a continuing lien on, and right of setoff against the IMR Collateral to the same extent granted to Lender in the IMR Pledge Agreement and in and against no other assets or properties of IMR.


         9.13    WAIVER OF JURY TRIAL

         THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT, THE OTHER FINANCING AGREEMENTS, THE OBLIGATIONS OF BORROWERS AND GUARANTORS, THE COLLATERAL, THE GUARANTOR COLLATERAL, OR ANY INSTRUMENT, DOCUMENT OR GUARANTY DELIVERED PURSUANT HERETO OR TO ANY OF THE FOREGOING, OR THE VALIDITY, PROTECTION, INTERPRETATION, ADMINISTRATION, COLLECTION OR ENFORCEMENT HEREOF OR THEREOF, OR ANY OTHER CLAIM OR DISPUTE HEREUNDER OR THEREUNDER.

         9.14    Waiver of Counterclaims;
                 Jurisdiction; Service of Process

         Each Borrower and Guarantor hereby waives all rights of setoff and rights to impose counterclaims (other than compulsory counterclaims) in the event of any litigation with respect to any matter connected with this Agreement, the other Financing Agreements, the Obligations of Borrowers and Guarantors, the Collateral, the Guarantor Collateral or any transaction between the parties hereto, and irrevocably consents and submits to the non-exclusive jurisdiction of the Supreme Court of the State of New York in New York County, and of the United States District Court for the Southern District of New York and the courts of any State in which any of the Collateral and/or Guarantor Collateral is located and of any Federal Court located in such States in connection with any action, proceeding or claim arising out of or relating to this Agreement, the other Financing Agreements, the Obligations of Borrowers and Guarantors, the Collateral, the Guarantor Collateral or any document, instrument or guaranty delivered pursuant hereto or to any of the foregoing.
In any such litigation, each Borrower and Guarantor waives personal service of any summons, complaint or other process and agrees that the service thereof may be made by certified or registered mail, return receipt requested, directed to it at its chief executive office set forth herein, or designated in writing pursuant to this Agreement, or in any other manner permitted by the rules of said Courts. Within thirty (30) days after such mailing, Borrowers and any Guarantor named in any such summons, complaint or other process shall appear to answer such summons, complaint or other process, failing which Borrowers and such Guarantors shall be deemed in default and judgment may be entered by Lender against Borrowers and/or such Guarantors for the amount of the claim and other relief requested therein.

         9.15    Counterparts

         This Agreement may be executed in any number of counterparts, and by Lender and Borrowers and any of the Guarantors in separate counterparts, each of which shall be an original, but all of which shall together constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

                                        CONGRESS FINANCIAL CORPORATION

                                        By:_________________________

                                        Title:______________________

                    [SIGNATURES CONTINUE ON FOLLOWING PAGE]

                   [SIGNATURES CONTINUED FROM PREVIOUS PAGE]


                                        HANOVER DIRECT PENNSYLVANIA, INC.

                                        By:_________________________

                                        Title:______________________


                                        BRAWN OF CALIFORNIA, INC.

                                        By:_________________________

                                        Title:______________________


                                        GUMP'S BY MAIL, INC.

                                        By:_________________________

                                        Title:______________________


                                        GUMP'S CORP.

                                        By:_________________________

                                        Title:______________________

                                        TCSA, INC.,
                                          a Wisconsin corporation

                                        By:_________________________

                                        Title:______________________

                                        SDSA, INC.

                                        By:_________________________

                                        Title:______________________

                                        TWEEDS, INC.

                                        By:_________________________

                                        Title:______________________

By their signatures below, the
undersigned Guarantors acknowledge
and agree to be bound by the
applicable provisions of this
Agreement:

HANOVER DIRECT, INC.,
  a Delaware corporation

By:____________________________

Title:_________________________


RING RESPONSE LTD.

By:____________________________

Title:_________________________


LEAVITT ADVERTISING AGENCY, INC.

By:____________________________

Title:_________________________


D.M. ADVERTISING, INC.

By:____________________________

Title:_________________________


HANOVER SYNDICATION CORP.

By:____________________________

Title:_________________________


HANOVER DIRECT MAIL MARKETING, INC.

By:____________________________

Title:_________________________


                    [SIGNATURES CONTINUE ON FOLLOWING PAGE]

                   [SIGNATURES CONTINUED FROM PREVIOUS PAGE]


HANOVER LIST MANAGEMENT, INC.

By:____________________________

Title:_________________________


YORK FULFILLMENT COMPANY, INC.

By:____________________________

Title:_________________________


H.I.M. INC.

By:____________________________

Title:_________________________


GUMP'S HOLDINGS, INC.

By:____________________________

Title:_________________________


TCSA, INC.,
 a Delaware corporation

By:____________________________

Title:_________________________


THE COMPANY OFFICE, INC.

By:____________________________

Title:_________________________


                    [SIGNATURES CONTINUE ON FOLLOWING PAGE]

                   [SIGNATURES CONTINUED FROM PREVIOUS PAGE]


THE COMPANY MANUFACTURING, INC.

By:____________________________

Title:_________________________


THE COMPANY FACTORY, INC.

By:____________________________

Title:_________________________


SKANDIA DOWN, INC.

By:____________________________

Title:_________________________


SKANDIA DOWNSALES, INC.

By:____________________________

Title:_________________________


TW ACQUISITIONS, INC.

By:____________________________

Title:_________________________


HANOVER HOLDINGS, INC.

By:____________________________

Title:_________________________

                                   EXHIBIT A


                         JURISDICTIONS OF QUALIFICATION

                                  EXHIBIT B-1


                             EXISTING SUBSIDIARIES

                                  EXHIBIT B-2


                       EXISTING MAIL ORDER JOINT VENTURES

                                  EXHIBIT B-3


                   EXISTING RESTAURANT BUSINESS SUBSIDIARIES

                                   EXHIBIT C


                      PRINCIPAL PLACES OF BUSINESS, CHIEF
                        EXECUTIVE OFFICES AND LOCATIONS
                                 OF COLLATERAL

                                   EXHIBIT D


                                 EXISTING LIENS

                                   EXHIBIT E


                      LIST OF H&H AND THC DEBT INSTRUMENTS

                                   EXHIBIT F


                               PENDING LITIGATION

                                   EXHIBIT G


                                   TRADENAMES

                                  EXHIBIT H-1


               EXISTING INDEBTEDNESS OTHER THAN LETTERS OF CREDIT

                                  EXHIBIT H-2


                           EXISTING LETTERS OF CREDIT
                           UNDER QCC CREDIT AGREEMENT

                                  EXHIBIT H-3



                            [Intentionally Deleted]

                                  EXHIBIT H-4


                       EXISTING INTERCOMPANY INDEBTEDNESS

                                   EXHIBIT I


                           FORM OF MORTGAGEE/LANDLORD
                        WAIVER, ACCESS AND USE AGREEMENT

                                   EXHIBIT J


                             LIST OF LABOR DISPUTES

                                   EXHIBIT K


                            [INTENTIONALLY OMITTED]

                                   EXHIBIT L


                  LETTER OF CREDIT ACCOMMODATION ISSUER BANKS

BANK

Philadelphia National Bank (and Affiliated Banks)
Israel Discount Bank of New York
PNC International Bank
Credit Suisse Bank
Union Bank
Citibank N.A.
Atlantic Bank
La Salle Bank
Chemical Bank
Banco Popular de Puerto Rico
Bank of America International
Bank Leumi Trust Company of New York
Fidelity Bank
Provident Bank
American National Bank
                            as of December 31, 1993

TO:      The Borrowers and Guarantors signing below:

                 Re:      First Amendment to Second Amended and
                          Restated Loan and Security Agreement
                          dated as of October 27, 1993

Gentlemen:

         Reference is made to the Second Amended and Restated Loan and Security Agreement dated as of October 27, 1993 among Congress Financial Corporation, Hanover Direct Pennsylvania, Inc., Brawn of California, Inc., Gump's By Mail, Inc., Gump's Corp., TCSA, Inc., a Wisconsin corporation, SDSA, Inc. and Tweeds, Inc. (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the "Loan Agreement"). Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the Loan Agreement.

         The parties hereto hereby agree to amend the Loan Agreement, effective as of the date hereof, by deleting Section 6.4(h) of the Loan Agreement in its entirety and the following substituted therefor:

                          "(h)    the liens or security interests granted by
                 Tweeds in favor of R.R. Donnelley & sons Company ("Donnelley & Sons") and R.R. Donnelley Receivables, Inc. ("DRI") in all of the personal property of Tweeds to secure the Indebtedness of Tweeds to Donnelley & Sons and DRI evidenced by the Installment Note dated as of March 29, 1993, by Tweeds in favor of DRI in the original principal amount of $2,850,801.85 (as in effect on the date thereof) and subject to the Subordination and Intercreditor Agreement, dated as of March 29, 1993, among Lender, Donnelley & Sons and DRI; provided, that, by no later than January 31, 1994, all such liens and security interests granted by Tweeds in favor of Donnelley & Sons and DRI shall be released, and all such Indebtedness satisfied, in each case by the issuance of HDI common stock to Donnelley & Sons and/or DRI in accordance with the agreement among HDI, Donnelley & Sons and/or DRI entered into in connection with the Tweeds Acquisition."

         Except as set forth herein, the Loan Agreement and the other

Financing Agreements shall remain in full force and effect.

         If the foregoing correctly states our agreement, kindly execute this letter or a counterpart hereof in the spaces provided below.

                                        Very truly yours,

                                        CONGRESS FINANCIAL CORPORATION

                                        By:___________________________
                                        Title:________________________
AGREED AND ACCEPTED:

HANOVER DIRECT PENNSYLVANIA, INC.
BRAWN OF CALIFORNIA, INC.
GUMP'S BY MAIL, INC.
GUMP'S CORP.
TCSA, INC. (a Wisconsin corporation)
SDSA, INC.
TWEEDS, INC.

By:___________________________
Title:________________________

HANOVER DIRECT, INC.

By:___________________________
Title:________________________

RING RESPONSE LTD.
LEAVITT ADVERTISING AGENCY, INC.
D.M. ADVERTISING, INC.
HANOVER SYNDICATION CORP.
HANOVER DIRECT MAIL MARKETING, INC.
HANOVER LIST MANAGEMENT INC.
YORK FULFILLMENT COMPANY
H.I.M. INC.
GUMP'S HOLDINGS, INC.
TCSA, INC. (a Delaware corporation)
THE COMPANY OFFICE, INC.
THE COMPANY MANUFACTURING, INC.
THE COMPANY FACTORY, INC.
SKANDIA DOWN, INC.
SKANDIA DOWNSALES, INC.
TW ACQUISITIONS INC.
HANOVER HOLDINGS, INC.

By:___________________________
Title:________________________

                      [SIGNATURES CONTINUED ON NEXT PAGE]

                   [SIGNATURES CONTINUED FROM PREVIOUS PAGE]


INTERCONTINENTAL MINING & RESOURCES,
         INCORPORATED

By:___________________________

Title:________________________

                                                               February 25, 1994



Congress Financial Corporation
1133 Avenue of the Americas
New York, New York  10036

         Re: Second Amendment to Second Amended and Restated Loan and Security Agreement, dated as of October 27, 1993

Gentlemen:

     Reference is made to the Second Amended and Restated Loan and Security Agreement, dated as of October 27, 1993, among Congress Financial Corporation, Hanover Direct Pennsylvania, Inc., Brawn of California, Inc., Gump's By Mail, Inc., Gump's Corp., TCSA, a Wisconsin corporation, SDSA, Inc. and Tweeds, Inc., as amended by the First Amendment to Second Amended and Restated Loan and Security Agreement, dated as of December 31, 1993 (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the "Loan Agreement"). Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings set forth in the Loan Agreement.

     Hanover Holdings, Inc., a wholly-owned subsidiary of Hanover ("Hanover Holdings"), is about to make an equity investment in and/or loans to Boston Publishing Company, Inc., a Massachusetts corporation ("Boston Publishing"). In addition, Hanover Finance Corporation, a newly formed wholly-owned Delaware Subsidiary of HDPI ("Hanover Finance") intends to enter into financing arrangements with Boston Publishing pursuant to which Hanover Finance may make secured loans and advances to Boston Publishing.

     In connection with the purchase by Hanover Holdings of an equity investment in and/or the making of loans to Boston Publishing, the formation of Hanover Finance as a wholly-owned Subsidiary of HDPI and the financing arrangements which Hanover Finance intends to enter into with Boston Publishing, Borrowers and Guarantors have requested Lender's agreement to certain amendments to the Loan Agreement, all as set forth herein. Borrowers and Guarantors have further requested an increase to $15,000,000 of the sublimit applicable to Letter of Credit Accommodations.

     Lender is willing to so amend the Loan Agreement, on the terms and conditions and to the extent set forth below.

     1.     Definitions.

            (a)   Amendments to Definitions.

                  (i) All references to the term "Additional Advances" in the Loan Agreement shall be deemed, and each such reference is hereby amended, to mean, individually and collectively, the IMR Collateral Advances and the Boston Publishing Collateral Advances.

                  (ii) All references to the term "Additional Advances Lending Formula" in the Loan Agreement shall be deemed, and each such reference is hereby amended to mean, individually and collectively, the IMR Collateral Lending Formula and the Boston Publishing Lending Formula.

            (b) Additional Definitions. As used herein, the following terms shall have the respective meanings given to them below and the Financing Agreements shall be deemed, and are hereby amended, to include, in addition and not in limitation of the existing definitions, each of the following definitions:

                  (i) "Boston Publishing" shall mean Boston Publishing Company, Inc., a Massachusetts corporation, and its successors and assigns.

                  (ii) "Boston Publishing Collateral Advances" shall mean the Additional Advances to HDPI from time to time made available by Lender to HDPI pursuant to the Boston Publishing Lending Formula.

                  (iii) "Boston Publishing Financing Agreements" shall mean the Loan and Security Agreement dated as of February 25, 1994 between Hanover Finance and Boston Publishing, the Promissory Note made by Boston Publishing in favor of Hanover Finance and the other "Financing Agreements" referred to therein or delivered thereunder or in connection therewith, as the same may now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, in each case, in form and substance satisfactory to Lender.

                  (iv) "Boston Publishing Lending Formula" shall have the meaning set forth in Section 2.1(b) of the Loan Agreement as amended by this Second Amendment.

                  (v) "Eligible Boston Publishing Collateral" shall mean, at any time, all non-retail store inventory of finished goods owned by Boston Publishing, whether now owned or hereafter acquired, which (i) would be considered by Lender to be Eligible Inventory under the Loan Agreement if such inventory were owned by HDPI, as determined by Lender according to the standards of eligibility from time to time fixed and revised by Lender for purposes of the Loan Agreement; (ii) is located at an "Eligible Inventory Location" as determined under the Boston Publishing Financing Agreements, except that all landlord's and mortgagee's waiver and access agreements and warehouse notification and acknowledgments shall be executed by such third parties expressly in favor of Lender in addition to Hanover Finance; and (iii) is subject to a first priority security interest in favor of Hanover Finance subject only to such liens and encumbrances as would be permitted under the terms of the Loan Agreement if such inventory were owned by HDPI, which security interest, together with all present and future "Obligations" (as defined in the Boston Publishing Financing Agreements) secured thereby, and all other rights and remedies of Hanover Finance under the Boston Publishing Financing Agreements (but not any obligations or liabilities of Hanover Finance), have been pledged and assigned to Lender by Hanover Finance to secure all present and future obligations, liabilities and indebtedness of Hanover Finance to Lender.

                  (vi) "Hanover Finance" shall mean Hanover Finance Corporation, a Delaware corporation and a wholly-owned subsidiary of HDPI, and its successors and assigns.

                  (vii) "Hanover Holdings" shall mean Hanover Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of Hanover, and its successors and assigns.

                  (viii) "IMR Collateral Advances" shall mean the Additional Advances from time to time made available by Lender to HDPI pursuant to the IMR Collateral Lending Formula.

                  (ix) "IMR Collateral Lending Formula" shall have the meaning set forth in Section 2.1(b) of the Loan Agreement as amended by this Second Amendment.

                  (x) "Loan Value" shall mean, for purposes of Lender's determination of Boston Publishing Collateral Advances available at any time under the Boston Publishing Lending Formula, the lesser of (i) forty-five (45%) percent of the Value of Eligible Boston Publishing Inventory as determined by Lender, or (ii) the outstanding principal balance of loans made by Hanover Finance to Boston Publishing pursuant to the Boston Publishing Financing Agreements and secured by Eligible Boston Publishing Inventory, as evidenced to Lender's satisfaction. The percentage advance rate set forth in clause (i) is subject to Lender's satisfactory review of an Orderly Liquidation Value appraisal report from the Appraiser and Lender's right to make downward adjustments of such percentage based on any adverse change, individually or in the aggregate, in the Orderly Liquidation Values or mix of Eligible Boston Publishing Collateral in any categories thereof, and any such downward adjustment made for such reason(s) shall not be considered solely discretionary for purposes of Sections 1.76 and 2.6(b) of the Loan Agreement. If a material Event of Default has occurred and is continuing under the Boston Publishing Financing Agreements (determined without regard to any waiver, amendment or consent given or entered into thereunder by Hanover Finance without Lender's prior written consent) or Hanover Finance has ceased making loans thereunder by reason of any event of default, incipient default, termination, non-renewal or otherwise, the Loan Value may, at Lender's option, be reduced to zero or such other amount as Lender shall determine.

     2. Additional Advances. Section 2.1(b) of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

            "(b) Subject to, and upon the terms and conditions contained herein, Lender shall, from time to time, make Additional Advances to HDPI, at HDPI's request (i) of up to one hundred percent (100%) of the Market Value, not greater than Ten Million Dollars ($10,000,000), of the IMR Collateral then pledged to Lender pursuant to the IMR Pledge Agreement (the "IMR Collateral Lending Formula"), plus (ii) up to the lesser of (A) Five Hundred Thousand Dollars ($500,000), or (B) the Loan Value of the Eligible Boston Publishing Collateral (the "Boston Publishing Lending Formula"). Without limiting the foregoing, the IMR Collateral Additional Advances outstanding at any time shall not exceed the balance of the IMR Collateral pledged to Lender, less the aggregate amounts reduced or released pursuant to Sections 4.4, 4.5 or 4.6 hereof or otherwise (other than interest or any income released pursuant to the IMR Pledge Agreement)."

     3. Letter of Credit Accommodations. Section 2.3(h) of the Loan Agreement is hereby amended by replacing the reference to "Ten Million Dollars ($10,000,000)" with "Fifteen Million Dollars ($15,000,000)".

     4.     Amended Exhibits to the Loan Agreement.

            (a) Exhibit C attached to the Loan Agreement is hereby replaced in its entirety with Amended Exhibit C in the form annexed hereto.

            (b) Exhibit B-1 to the Loan Agreement is hereby replaced in its entirety with Amended Exhibit B-1 in the form annexed hereto.

            (c) Exhibit B-2 to Loan Agreement is hereby replaced in its entirety with Amended Exhibit B-2 in the form annexed hereto.

     5. Treatment as Mail Order Joint Venture. Boston Publishing will be considered a Mail Order Joint Venture for purposes of the Loan Agreement, including Section 6.26 thereof. Without limiting the foregoing, all loans by Hanover Finance to Boston Publishing shall be aggregated and subject to the limitations for loans, investments and other specified transactions with all Mail Order Joint Ventures, as provided in Section 6.26(a) of the Loan Agreement.

     6. Permitted Loans and Investments. Section 6.5 of the Loan Agreement is hereby amended by deleting the word "and" appearing at the end of subsection
(e) thereof, replacing the period at the end of subsection (f) thereof with a semicolon, and by adding at the end of Section 6.5 the following:

            "(g) Provided no Event of Default or Incipient Default has occurred and is continuing, and subject to the limitations set forth in
     Section 6.26(a), loans or advances of money by HDPI to Hanover Finance in an amount not to exceed $3,000,000 in the aggregate at any one time outstanding, provided, that (A) Hanover Finance simultaneously lends such funds directly to Boston Publishing pursuant to the Boston Publishing Financing Agreements, and (B) the Boston Publishing Financing Agreements, together with the "Obligations" of Boston Publishing to Hanover Finance thereunder and all security interests, liens and other rights and remedies of Hanover Finance thereunder (but not any obligations or liabilities of Hanover Finance) have been pledged and assigned to Lender to secure all present and future obligations, liabilities and indebtedness of Hanover Finance to Lender; and

            (h) Provided no Event of Default or Incipient Default has occurred and is continuing, loans or advances of money by HDPI to Hanover Holdings in an amount not to exceed $1,250,000 in the aggregate at any one time outstanding, provided, that (A) Hanover Holdings simultaneously lends such funds directly to or uses such funds to make equity investments directly in Boston Publishing, (B) all indebtedness of Boston Publishing to Hanover Holdings and all notes and other instruments evidencing the same, all security interests, liens and other rights and remedies of Hanover Holdings thereunder (but not any obligations or liabilities of Hanover Holdings) and all equity interests of Hanover Holdings in Boston Publishing and rights to acquire any such equity interests, have, if so requested by Lender, been pledged and assigned to Lender to secure all present and future obligations, liabilities and indebtedness of Hanover Holdings to Lender, and (C) the aggregate amount of such loans by HDPS to Hanover Holdings shall be considered a loan or investment in Boston Publishing for purposes of the limitations on loans, investments and other specified transactions with Boston Publishing, notwithstanding that Hanover Holdings is not a Subsidiary of Borrower."

     7. Representations, Warranties and Covenants. In addition to the continuing representations, warranties and covenants heretofore or hereafter made by Borrowers and Guarantors to Lender, pursuant to the Financing Agreements, Borrowers and Guarantors hereby represent, warrant and covenant with and to Lender as follows (which representations, warranties and covenants are continuing and shall survive the execution and delivery hereof and shall be deemed incorporated into and made a part of the Financing Agreements):

            (a) No Event of Default exists on the date of this Amendment (after giving effect to the amendments to the Loan Agreement made by this Amendment).

            (b) This Amendment has been duly executed and delivered by Borrowers and Guarantors and is in full force and effect as of the date hereof and the agreements and obligations of Borrowers and Guarantors contained herein constitute the legal, valid and binding obligations of Borrowers and Guarantors enforceable against Borrowers and Guarantors in accordance with its terms.

     8. Conditions Precedent to Effectiveness of this Amendment. As conditions precedent to the effectiveness of this Second Amendment, Borrowers and Guarantors, as applicable, shall cause the following documents and instruments to be executed and delivered to Lender:

            (a) Hanover Finance shall execute and deliver to Lender the documents and instruments required by Lender pursuant to Section 6.2 of the Loan Agreement;

            (b) Hanover Holdings shall deliver to Lender true and complete copies of all of the agreements, documents and instruments evidencing the equity investment and/or loans by Hanover Holdings in and to Boston Publishing, and all other arrangements between any member of the Affiliated Borrower Group and Boston Publishing, which shall be in form and substance satisfactory to Lender;

            (c) Hanover Finance shall deliver to Lender, true and complete copies of all of the Boston Publishing Financing Agreements, which shall be in form and substance satisfactory to Lender;

            (d) Hanover Finance shall deliver to Lender the original executed Promissory Note, as executed and delivered by Boston Publishing to the order of Hanover Finance pursuant to the Boston Publishing Financing Agreements, duly endorsed to the order of Lender, as part of the Guarantor Collateral under the Loan Agreement; and

            (e) an original of this Amendment, duly authorized, executed and delivered by Borrowers and Guarantors.

     9.     Conditions Precedent to Boston Publishing Collateral Advances.
Each of the following is an additional condition precedent to Lender making the initial and any subsequent Boston Publishing Collateral Advances:

            (a) Hanover Finance shall have delivered evidence of the filing of UCC-1 financing statements in all applicable jurisdictions and proper filing offices thereof naming Boston Publishing, as debtor, Hanover Finance, as secured party, and Lender, as assignee, describing the collateral granted under the Boston Publishing Financing Agreements and, in any event, including as part of the collateral described therein, all present and future inventory of Boston Publishing and the products and proceeds thereof, and otherwise in form and substance satisfactory to Lender;

            (b) Hanover Finance shall have delivered to Lender a Guarantee and Waiver, a General Security Agreement, a Confirmatory Assignment Agreement with respect to the Boston Publishing Financing Agreements and related matters and UCC-1 financing statements with respect to the foregoing, in form and substance satisfactory to Lender, each duly authorized, executed and delivered by Hanover Finance;

            (c) Lender shall have received, in form and substance satisfactory to Lender, all consents, waivers, acknowledgements and other agreements from third Persons which Lender may deem necessary or desirable to permit, protect and perfect its security interest in liens upon the Guarantor Collateral granted by Hanover Finance, including, but not limited to, a Landlord/Mortgagee Waiver with respect to each Eligible Boston Publishing Collateral location;

            (d) Lender shall have received from Boston Publishing a duly executed Acknowledgement of Assignment and Waiver, in form and substance satisfactory to Lender; and

            (e) if Lender shall so require, Lender shall have conducted an initial field examination of Boston Publishing, its assets and operations and/or Lender shall have received an initial appraisal report by the Appraiser with respect to the Orderly Liquidation Value of each category of inventory of Boston Publishing.

     10. Further Assurances. Borrowers and Guarantors shall execute and deliver such additional documents and take such additional action as may be requested by Lender to effectuate the provisions and purposes of this Amendment.

     11. Effect of this Agreement. This Amendment contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all correspondence, memoranda, communications, discussions or negotiations with respect thereto. No Incipient Defaults or Events of Defaults and no rights or remedies of Congress have been or are being waived hereby (except for the waiver expressly set forth in paragraph 7 above) and no changes or modifications to the Financing Agreements have been or are being made or are intended hereby, except as expressly set forth herein, and in all other respects the Financing Agreements are hereby specifically ratified, restated and confirmed by all parties hereto as of the date hereof. In the event that any term or provision of this Amendment conflicts with any term or provision of the Financing Agreements, the term or provision of this Amendment shall control.

     12. Counterparts. This Amendment may be executed and delivered in any number of counterparts, and by Lender and Borrowers and any of the Guarantors in separate counterparts, each of which shall be an original, but all of which shall together constitute one and the same agreement.

     If the foregoing correctly states our agreement, kindly execute this letter or a counterpart hereof in the spaces provided below.

                                     Very truly yours,
                                     HANOVER DIRECT PENNSYLVANIA, INC.
                                     BRAWN OF CALIFORNIA, INC.
                                     GUMP'S BY MAIL, INC.
                                     GUMP'S CORP.
                                     TCSA, INC.,
                                       a Wisconsin corporation
                                     SDSA, INC.
                                     TWEEDS, INC.

                                     By:_________________________

                                     Title:______________________

AGREED AND ACCEPTED:

CONGRESS FINANCIAL CORPORATION

By:___________________________

Title:________________________

                    [SIGNATURES CONTINUED ON FOLLOWING PAGE]

                   [SIGNATURES CONTINUED FROM PREVIOUS PAGE]


HANOVER DIRECT, INC.

By:____________________________

Title:_________________________


RING RESPONSE LTD.
LEAVITT ADVERTISING AGENCY, INC.
D.M. ADVERTISING, INC.
HANOVER SYNDICATION CORP.
HANOVER DIRECT MAIL MARKETING, INC.
HANOVER LIST MANAGEMENT, INC.
YORK FULFILLMENT COMPANY, INC.
H.I.M. INC.
GUMP'S HOLDINGS, INC.
TCSA, INC.,
  a Delaware corporation
THE COMPANY OFFICE, INC.
THE COMPANY MANUFACTURING, INC.
THE COMPANY FACTORY, INC.
SKANDIA DOWN, INC.
SKANDIA DOWNSALES, INC.
TW ACQUISITIONS, INC.
HANOVER HOLDINGS, INC.

By:____________________________

Title:_________________________


HANOVER FINANCE CORPORATION

By:____________________________

Title:_________________________






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